  As filed with the Securities and Exchange Commission on June 18, 1999
                                                     Registration No. 333-77269
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 3
                                      To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                          RAVISENT TECHNOLOGIES INC.
            (Exact name of registrant as specified in its charter)


           Delaware                              7372                               23-2763854
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)         Classification Code Number)           Identification Number)

     One Great Valley Parkway, Malvern, Pennsylvania 19355, (800) 700-0362 (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                                ---------------

                          Mr. Francis E.J. Wilde III
                     Chief Executive Officer and President
                          RAVISENT Technologies Inc.
     One Great Valley Parkway, Malvern, Pennsylvania 19355, (800) 700-0362 (Name address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:

    Warren T. Lazarow, Esq.
  David A. Makarechian, Esq.
   Jonathan G. Shapiro, Esq.                   Gregory C. Smith, Esq.
       Alan K. Tse, Esq.                      Michael J. Cordero, Esq.
    Brian E. Covotta, Esq.                     Spencer G. Park, Esq.
BROBECK, PHLEGER & HARRISON LLP       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
     Two Embarcadero Place                      525 University Ave.
        2200 Geng Road                               Suite 220
  Palo Alto, California 94303               Palo Alto, California 94301
        (650) 424-0160                             (650) 470-4500

                                ---------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                ---------------

   If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 18, 1999

PROSPECTUS

                                5,000,000 Shares

                       [RAVISENT TECHNOLOGIES INC. LOGO]

                                  Common Stock

                                  -----------

We are offering 5,000,000 shares of our common stock. This is our initial public offering.

We have applied to list our common stock on the Nasdaq National Market under the symbol "RVST." We estimate that the initial public offering price will be between $11.00 and $13.00 per share.

See "Risk Factors" beginning on page 9 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                   Per
                                                                  Share  Total
                                                                  ------ ------
Public offering price............................................ $      $
Underwriting discounts and commissions........................... $      $
Proceeds, before expenses, to us................................. $      $

                                  -----------

The underwriters may purchase up to an additional 750,000 shares of common stock from us at the initial public offering price less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the shares in New York, New York on or about
      , 1999.

                                  -----------

Bear, Stearns & Co. Inc.
          SG Cowen
                                                    Volpe Brown Whelan & Company

               The date of this prospectus is       , 1999.

(Inside Front Cover)

   An enlarged copy of the RAVISENT logo centered on the page, which consists of the word "RAVISEnT(TM)" in capital letters except for the letter "n," with a wave running through the lower half of each of the letters and below and towards the right of which appears the word "TECHNOLOGIES" in capital letters. Underneath the logo are the words "What the digital world watches." On the bottom of the page is the address and telephone number of RAVISENT's headquarters.

(Gatefold)

   A two page graphic across both pages of the gatefold. Across the top is the statement "RAVISENT(TM) Brings It All Home." Underneath is a picture of a two story house with shuttered windows surrounded by trees and a lawn. On the left side of the house are the words "What do we do? We develop the digital audio and video technologies inside the products you use every day. Whether it's playing a new DVD, watching HDTV, recording your favorite TV program, or sending a video of Sally's dance recital over the Internet. Our customers are the manufacturers of your favorite name-brand personal computer and consumer electronics products." On the right side of the picture are the words "Compaq, Dell, Fountain, Fujitsu, Gateway, Hewlett-Packard, Micron, Packard-Bell NEC, Tottori-Sanyo, Yamaha and others rely on us to make sure you can just sit back and enjoy. Who are we? We're the people who bring the digital world home." Centered below this text is the word "RAVISENT.(TM)" Lines are drawn from five of the windows and the roof to pictures appearing below the house and blocks of text appearing below these pictures.

   The first window shows a line to a television set, below which appears the text "Turning the average PC into a state-of-the-art digital VCR can become a reality with our emerging digital video and audio encoding software technologies." The second window shows a line to a camcorder, below which appears the text "With our CineMaster(TM) RT Encoder software, camcorder video can be digitized, viewed, stored and copied on a PC; and sent over the Internet to family and friends." The third window shows a line to a personal computer, below which appears the text "Award-winning CineMaster(TM) products bring the theater-quality experience of DVD technology to millions of homes on personal computers from the world's leading manufacturers." The fourth window shows a line to a DVD player, below which appears the text "Our state-of-the-art digital audio and video software powers brand name DVD players and other consumer electronics appliances driving the digital home theater revolution." The fifth window shows a line to a projection television set, below which appears the text "Already demonstrating High Definition Television on personal computers, we are developing the technologies that will make HDTV a cost-effective reality in 1999." A line also runs from the roof to a satellite dish, below which appears the text "We are demonstrating live satellite TV on a personal computer, and we are adding full DBS viewing and recording capabilities to our CineMaster(TM) family of software solutions."

                               PROSPECTUS SUMMARY

   This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the notes thereto before making an investment decision.

                           RAVISENT Technologies Inc.

   We design, develop, license and market innovative modular software solutions that enable digital video and audio stream management in personal computer systems and consumer electronics devices. We also license supporting hardware designs to selected customers and provide customization services and customer support. "Stream management" includes recording, playback and other manipulation of a video or audio input or "stream." Our solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk, or DVD; direct broadcast satellite, or DBS, or its European counterpart, digital video broadcasting or DVB; and high definition television, or HDTV, on existing personal computer and consumer electronics platforms. Our digital solutions incorporate industry standards such as MPEG-1 MPEG-2 and Dolby Digital, for video and audio compression, the process of storing video or audio content in digital form, while using the same powerful, easily customizable and modular software architecture and remaining independent of operating systems and silicon components. As digital technology continues to evolve and standards change, we can add new modules to our software to provide additional functionality without needing to alter existing core components of our digital solution. Moreover, our modular approach provides our customers with enhanced flexibility and adaptability that enables the rapid introduction of new products to market. We intend to leverage the flexibility of our products to capitalize on the shift from analog to digital content across the media and entertainment industries.

   Our products focus on two important markets, the personal computer market and the consumer electronics market. Our products incorporate a common or "core" high-performance software code across multiple applications in each market. This allows personal computer and consumer electronics manufacturers to achieve faster time-to-market, to cross-market their product offerings, to develop a customizable, consistent look and feel across product lines and to reduce technical support costs. Personal computer and peripherals manufacturers currently shipping products that incorporate our technology include ATI Technologies Inc., Compaq Computer Corporation, Dell Computer Corporation, Fountain Technologies, Inc., Fujitsu Microelectronics, Inc., Gateway
2000, Inc., Hewlett-Packard Company, Micron Electronics, Inc. and Packard Bell NEC Europe. Consumer electronics manufacturers that have agreed to incorporate our technology include Tottori-Sanyo Electric Co., Ltd. (a subsidiary of Sanyo Electronics Corporation, Inc.) and Yamaha Corporation of America. We also have strategic relationships with ATI Technologies, Dolby Laboratories, Inc., Intel Corporation and STMicroelectronics (formerly SGS-Thomson Microelectronics).

   Consumers are increasingly demanding capabilities that analog technology cannot provide. Meanwhile, digital formats have emerged that provide higher image resolution and quality, the opportunity to deliver a wide range of new services and content, more efficient use of limited transmission spectrum and the ability to deliver customized and interactive services. As a result, a growing number of consumer electronics manufacturers are using digital technologies in their video and audio devices. Government regulation and the expanding digital content market have accelerated this trend. As a result, all existing television sets, video cassette recorders, stereos, set-top boxes and personal computers are now candidates for upgrade to digital technologies. In order to capitalize on upgrade cycles for existing products and enter new markets, personal computer and consumer electronics manufacturers are seeking digital product solutions that permit rapid time-to-market and incorporate the latest features and functionality.

   Our strategy is to be the leading global provider of digital video and audio solutions to personal computer and consumer electronics manufacturers. We believe that the most effective way to achieve our strategy is to license our technology to manufacturers that will in turn use our solutions to penetrate very large personal computer and consumer electronics markets. The key elements of our strategy include growing our licensing business model among top tier personal computer and consumer electronics manufacturers, extending our technological leadership, leveraging our technology and expertise into new markets and focusing on our strategic relationships.

   We currently offer two complete solutions for DVD playback on personal computers. These solutions are incorporated into the products of seven of the top ten personal computer manufacturers, based on total unit sales. These include Software CineMaster 98, a software-only solution, and Hardware CineMaster 98, a software solution with a supporting hardware platform design. We also offer CineMaster CE, a software solution with multiple supporting hardware platform designs that enables DVD playback across a variety of consumer electronics products. CineMaster CE was introduced in late 1998 and we have already signed agreements with Sanyo Electronics and Yamaha to license this solution. In addition, we are developing a software-only DVD encoding solution that enables the recording of video and audio streams in the DVD format, a software solution that enables digital television viewing on a consumer electronics device and a software solution that enables the viewing of digital cable television streams using a personal computer or digital cable set-top device. We receive a per unit license fee from personal computer and consumer electronics devices manufacturers that incorporate our technology in addition to any license fees we may receive from manufacturers of semiconductors used in these devices.

                                ----------------

   We were incorporated in Pennsylvania in April 1994 as Quadrant Sales International, Inc. and changed our name to Quadrant International, Inc. in May 1994 and to Divicore Inc. in May 1999. Effective in June 1999, we will change our name to RAVISENT Technologies Inc. We are planning to reincorporate in Delaware prior to the consummation of the offering.

                                ----------------

                                  THE OFFERING

 Common stock offered............................... 5,000,000 shares
 Common stock to be outstanding after the offering.. 15,488,322 shares
 Use of proceeds.................................... For general corporate purposes, including
                                                     working capital, product
                                                     development, capital
                                                     expenditures and possible
                                                     acquisitions. See "Use of
                                                     Proceeds."
 Proposed Nasdaq National Market symbol............. RVST

   The common stock outstanding after this offering is based on the number of shares outstanding at March 31, 1999 and includes:

  . 920,006 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.66 per share to be exercised upon consummation of the offering;

  . 1,659,251 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $0.36 per share which will remain outstanding following this offering; and

  . 675,152 shares of common stock issuable upon conversion of preferred stock issued subsequent to March 31, 1999.

   The common stock outstanding after this offering excludes:

  . 2,252,528 shares of common stock issuable upon exercise of stock options outstanding on March 31, 1999 at a weighted average exercise price of $1.86 per share;

  . 481,555 shares of common stock issuable upon exercise of stock options granted subsequent to March 31, 1999 at an exercise price of $10.20 per share;

  . 2,725,000 shares of common stock reserved for issuance under our 1999 Stock Incentive Plan which incorporates our 1995 Stock Option Plan; and

  . 500,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan.

   See "Capitalization," "Management--Benefit Plans," "Description of Capital Stock" and Notes 12 and 19 of the notes to our consolidated financial statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The consolidated statement of operations data for the year ended December 31, 1998 include the operations of Viona Development Hard & Software Engineering GmbH from April 1998, the date of acquisition by RAVISENT.

                                                           Three Months Ended
                             Year Ended December 31,            March 31,
                          -------------------------------  --------------------
                            1996       1997       1998       1998       1999
                          ---------  ---------  ---------  ---------  ---------
                                                               (unaudited)
                           (In thousands, except share and per share data)
Consolidated Statement
of Operations Data:
Revenues:
  License and services
   .....................  $     825  $   1,445  $   3,447  $      10  $   2,290
  Hardware .............      3,370      5,376     26,841      3,133      8,522
                          ---------  ---------  ---------  ---------  ---------
Total revenues..........      4,195      6,821     30,288      3,143     10,812
Cost of revenues:
  License and services..        472        331        354         15        135
  Hardware..............      2,664      8,072     24,192      3,062      7,264
                          ---------  ---------  ---------  ---------  ---------
Total cost of revenues..      3,136      8,403     24,546      3,077      7,399
                          ---------  ---------  ---------  ---------  ---------
Gross profit............      1,059     (1,582)     5,742         66      3,413
Operating loss..........     (1,950)    (7,772)   (12,961)    (1,417)      (265)
                          ---------  ---------  ---------  ---------  ---------
  Net loss..............  $  (2,055) $  (7,253) $ (13,683) $  (1,544) $    (310)
                          =========  =========  =========  =========  =========
  Basic and diluted net
   loss per common
   share................  $   (1.19) $   (3.52) $   (4.94) $   (0.73) $   (0.18)
                          =========  =========  =========  =========  =========
Weighted average shares
 outstanding used in per
 common share
 calculation............  1,720,922  2,060,668  2,920,677  2,103,654  3,320,851
Pro forma basic and
 diluted net loss per
 common share...........  $   (1.19) $   (3.52) $   (2.60) $   (0.73) $   (0.08)
                          =========  =========  =========  =========  =========
Weighted average shares
 outstanding used in
 pro forma per common
 share calculation......  1,720,922  2,060,668  5,547,260  2,103,654  7,233,923

   The weighted average shares outstanding used in the pro forma per common share calculation reflects the conversion of all outstanding preferred stock into common stock as though it occurred on the date of issuance and excludes:

  . 920,006 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.66 per share to be exercised upon consummation of the offering;

  . 1,659,251 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $0.36 per share which will remain outstanding following this offering; and

  . 675,152 shares of common stock issuable upon conversion of preferred stock issued subsequent to March 31, 1999.

                                                       March 31, 1999
                                               -------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
                                                       (In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $  2,175   $ 5,898    $60,198
Working capital (deficit).....................     (489)    3,234     57,534
Total assets..................................   14,511    19,950     74,250
Debt and capital lease obligations, less
 current portion..............................      977       352        352
Mandatory redeemable convertible preferred
 stock........................................   14,871       --         --
Total stockholders' equity (deficit)..........  (12,779)    8,156     62,456

   The balance sheet data set forth above is shown:

  . on an actual basis;

  . on a pro forma basis to give effect to:

    . the conversion of all outstanding shares of preferred stock into common stock;

    . the exercise of outstanding warrants to purchase 920,006 shares of common stock at an exercise price of $0.66 per share upon the consummation of this offering;

    . the exercise of outstanding warrants to purchase 1,659,251 shares of common stock at a weighted average exercise price of $0.36 per share; and

    . the issuance of 675,152 shares of preferred stock subsequent to March 31, 1999 and the conversion of such shares into common stock; and

  . on a pro forma, as adjusted basis to give effect to the sale of the shares of common stock by us at an assumed initial public offering price of $12.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

                                ----------------

   Except as set forth in the consolidated financial statements or as otherwise specified in this prospectus, all information in this prospectus assumes:

  . a one-for-six reverse split of the outstanding shares of common stock;

  . the conversion of all of our outstanding preferred stock into common stock;

  . the exercise of all of our outstanding warrants to purchase common stock and preferred stock;

  . our reincorporation in Delaware; and

  . no exercise of the underwriters' over-allotment option.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

    .  implementing our business strategy;

    .  obtaining and expanding market acceptance of the products we offer;

    .  meeting our requirements with our customers;

    . forecasts of digital video penetration in the personal computer and consumer electronics industries;

    .  competition in the digital video and audio stream management market;
       and

    . the existence and timing of any consumer shift from analog-based to digital-based products and the corresponding development of the digital media market.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements. A description of certain risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update them or to explain the reasons why actual results may differ. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

                                  RISK FACTORS

   An investment in our shares is extremely risky. You should consider carefully the following risks, in addition to the other information presented in this prospectus, in evaluating us and our business.

                           Risks Related to RAVISENT

We are in the process of changing our business model from selling hardware to licensing software and supporting hardware designs, and our revenues are expected to decline as a result

   RAVISENT was founded in April 1994 as a provider of hardware-based digital video solutions. In November 1997 we changed our strategic focus from selling hardware-based digital solutions to licensing software-based digital solutions, and in early 1999 we began to discontinue direct sales of hardware-based solutions altogether to focus exclusively on licensing software-based solutions and supporting hardware platform designs. This change required us to adjust our business processes and make additions to our engineering and marketing teams. In addition, we expect to recognize lower revenues in 1999 than in 1998 in part because we will no longer be selling hardware solutions. Before investing, you should consider the risks and challenges we may face as a result of our change in business model, which include, among others:

     .  increasing demand for our products and services;

     . maintaining and increasing our base of personal computer and consumer electronics manufacturers;

     .  competing effectively with existing and potential competitors; and

     .  developing further our new and unproven business model.

   We cannot be certain that our change in business strategy will be successful or that we will successfully address these risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our transition to a software and hardware design licensing model depends on our ability to enter into new contractual arrangements with our customers, which we have not concluded

   We may not be able to enter into agreements with our customers that are necessary in order to transition to a business model based on licensing software and hardware designs from our traditional product sales model. We have agreements with several of our customers that require us to supply them with hardware. Under our old business model, we would contract with third party manufacturers which would produce hardware for us, which we in turn would ship to customers. Under our new business model, we will license the hardware design to our customers, and we will not contract with third party manufacturers. Instead, our customers will be directly responsible for the manufacture of the design licensed from us and will either manufacture the design internally or contract directly with a third-party manufacturer. However, we have not yet concluded a contract implementing this arrangement with Dell Computer to which we license our hardware. For the year ended December 31, 1998 and for the three months ended March 31, 1999, 88.7% and 78.8% of our total revenues, respectively, resulted from hardware sales rather than licenses of our hardware design. We may not be successful in concluding this contract. Accordingly, we will remain responsible for securing hardware for Dell until a contractual arrangement is reached. This may be for a potentially indefinite period of time. The completion of our transformation from a sales revenue model to a licensing revenue model will be delayed until we reach an agreement with Dell.

We have a limited history operating under our current business model, and our historical financial information is of limited value in projecting our future operating results or evaluating our operating history

   As a result of our relatively brief operating history as a licensor of digital software solutions and supporting hardware designs, our historical financial information is of limited value in projecting future operating results. We believe that comparing different periods of our operating results is not meaningful and you should not rely on the results for any period as an indication of our future performance. In addition at some point in the future, these fluctuations may cause us to perform below the expectations of public market analysts and investors. If our results were to fall below market expectations, the price of our common stock may fall significantly. Our limited operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter-to-quarter as we attempt to establish our products in the market.

You should expect our quarterly operating results to fluctuate in future periods and they may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline

   Our revenues and operating results will vary significantly from quarter-to-quarter due to a number of factors, including:

    . variations in demand for our products and services, which are relatively few in number;

    . the timing of sales of our products and services and the timing of new releases of personal computer systems, consumer electronics devices and semiconductors that incorporate our products;

    .  delays in introducing our products and services;

    . changes in our pricing policies or the pricing policies of our competitors;

    . the timing and accuracy of royalty reports received from our customers, which we have to date not audited;

    . the timing of large contracts that materially affect our operating results in a given quarter;

    .  changes in the usage of digital media;

    . our ability to develop and attain market acceptance of enhancements to our CineMaster products;

    .  new product introductions by competitors;

    .  the mix of license, service and hardware revenues;

    .  the mix of domestic and international sales;

    .  costs related to acquisitions of technologies or businesses;

    . our ability to attract, integrate, train, retain and motivate a substantial number of sales and marketing, research and development, administrative and product management personnel;

    .  our ability to expand our operations; and

    . global economic conditions as well as those specific to personal computer, consumer electronics, peripherals and semiconductor manufacturers and other providers of digital video and audio stream management solutions.

   We plan to significantly increase our operating expenses to expand our sales and marketing operations, including opening new sales offices and adding additional sales professionals, broaden our product management and customer support capabilities and fund greater levels of research and development, particularly in the consumer electronics markets. We determine our operating expenses largely on the basis of anticipated revenue trends and a high percentage of our expenses are fixed in the short term and are significant. As a result, any delay in generating or recognizing revenue could cause significant variations in our operating results from quarter-to-quarter and could result in substantial operating losses.

   Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall significantly. See "--Since our license revenue is based upon customer sales reports and we have never audited our customers, we may be required to restate our recognized revenues or adjust our revenues for subsequent periods, which could cause our stock price to drop" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have a history of losses and we may not be able to achieve profitability in the future

   We incurred net losses of approximately $0.3 million for the three months ended March 31, 1999, $13.7 million for the year ended December 31, 1998, $7.3 million for the year ended December 31, 1997 and $2.1 million for the year ended December 31, 1996. As of March 31, 1999, we had an accumulated deficit of approximately $24.2 million. To date, we have not achieved profitability on a quarterly or annual basis, and revenues from our software solutions and supporting hardware designs may not result in sufficient revenues to generate profitability in any future period. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis, particularly to the extent that we face price competition. In addition, we expect to significantly increase our sales and marketing, product development, engineering and administrative expenses to grow. As a result, we will need to generate significant revenues to achieve and maintain profitability.

Increasing competition may cause our prices to decline, which would harm our operating results

   We expect our prices for our CineMaster products to decline over the next few years. Most of our current revenues are derived from license fees originating from sales of personal computer systems which use our Software CineMaster product as their DVD solution. We expect to face increased competition in this market, which will make it more difficult to maintain our revenues and profit margins even if our sales volumes increase. If anticipated increases in sales volume did not keep pace with anticipated pricing pressures, our revenues would decline and our business could be harmed. Despite our efforts to introduce enhancements to our products, we may not be successful in maintaining our pricing. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our business currently depends upon our CineMaster products, and it is uncertain whether the market will continue to accept these products

   During 1997 and 1998, we derived virtually all of our license revenues from the sale of personal computers and peripherals incorporating our CineMaster products. We expect that license revenues from our CineMaster products will continue to account for a significant portion of our revenues for the foreseeable future. In particular, our business will be harmed if our existing manufacturing customers do not continue to incorporate our CineMaster products or if we are unable to obtain new customers for our CineMaster products. In seeking market acceptance, it may be difficult for our digital solutions to displace incumbent solutions employed by manufacturers not currently licensing our CineMaster products. Manufacturers that are using other solutions would need to invest in additional training and development tools and convert software for existing hardware solutions in order to change to a new digital solution. Accordingly, potential customers may not accept our digital solutions, which could limit our growth opportunities and harm our prospects. See "Business--Products and Services."

The loss of a single customer could significantly harm our business because a majority of our revenues is derived from a small number of customers

   A substantial portion of our license revenues come from three customers, Dell Computer Corporation, ATI Technologies Inc. and Gateway 2000, Inc. During 1998, Dell Computer accounted for 81% of our total revenues and 38% of our gross profit, while ATI Technologies accounted for 6% of total revenues and 33% of gross profit. In the quarter ending March 31, 1999, Dell Computer, ATI Technologies and Gateway accounted for 74%, 6% and 11% of our total revenues and 34%, 18% and 29% of our gross profit, respectively. We expect a relatively small number of customers to account for a majority of our revenues and gross profit, if any, for the foreseeable future. The loss of any of these or other primary customers, or a material decrease in revenue from these customers, would immediately harm our business.

Since most of our revenue is derived from a small number of customers, problems those customers experience will directly impact our business

   As a result of our concentrated customer base, problems that our customers experience could materially harm our business. These risks are beyond our control. For example, because we do not control the business practices of our customers, we do not influence the degree to which they promote our technology or set the prices at which the products incorporating our technology are sold to end users. Risks that may influence the success or failure of the personal computer or consumer electronics manufacturers that are our customers include:

    . the competition the manufacturer faces and the market acceptance of its products;

    . the engineering, marketing and management capabilities of the manufacturer and the technical challenges unrelated to our technology that it faces in developing its products;

    .  the financial and other resources of the manufacturer;

    . new governmental regulations or changes in taxes or tariffs applicable to the manufacturer; and

    . the failure of third parties to develop and introduce content for DVD and other digital media applications in a timely fashion.

The inability of us or our customers to successfully address any of these risks could harm our business. See "Business--Customers."

Since our customers have not executed long term contracts with us, our revenues could decline significantly with little or no notice

   We have received purchase orders and do not have a licensing agreement with one customer, Gateway, that accounted for 11.0% of our revenues in the quarter ending March 31, 1999. In addition, our agreements with our customers are typically of limited duration and do not contain minimum purchase commitments or are terminable with little or no notice. Rather than long term contracts, we typically enter into licensing agreements with one-year terms that automatically renew each subsequent year unless a written cancellation is received by either party. As a result, these customers could elect not to renew these agreements and we could have little warning of this election. Also, since our agreements with our customers do not include minimum purchase requirements, the demand for our products is unpredictable. As a result of competition or fluctuations in demand, we could be required to reach an accommodation with our customers with respect to contractual provisions such as price or delivery time in order to obtain additional business and maintain our customer relationships. Any termination, decrease in orders or election not to renew a contract by our principal customers would harm our business.

We depend upon technology licensed from third parties, and if we do not maintain these license arrangements, we will not be able to ship our DVD product and our business will be seriously harmed

   We license technology that is used in our CineMaster products from third parties under agreements with a limited duration and we may not be able to maintain these license arrangements. If we fail to maintain these license arrangements, we would not be able to ship our products for the DVD market, and our business would be seriously harmed. In 1998 all of our revenue was derived from DVD-related products. We have a license agreement with Dolby Laboratories for the audio format that is used in all of our DVD-related products. Without this technology, we could not ship product for DVD markets. In addition, we license encryption and decryption software technology from Matsushita Electric, which must also be included in any DVD products we ship. The license for the Dolby Digital technology is for a term expiring at the expiration of the patent covered thereby with the furthest expiration date from the date of the license. The license for the encryption and decryption technology may be terminated by Matsushita at any time after the giving of notice. We may not be able to renew either license. If we failed to renew either of these licenses, we would not be able to ship products for the DVD market, and we would accordingly lose a substantial amount of our revenue.

The loss of any of our strategic relationships would make it more difficult to keep pace with evolving industry standards and to design products that appeal to the marketplace

   We rely on strategic relationships, such as those with Intel Corporation, STMicroelectronics, Inc., Dolby Laboratories Licensing Corporation and ATI Technologies to provide us with state of the art technology, assist us in integrating our products with leading industry applications and help us make use of economies of scale in manufacturing and distribution. Through our interaction with our strategic partners, we gain valuable insights on evolving industry standards and trends. For example, we may be able to learn about future product lines in advance so that we can more efficiently design products that our customers find valuable. However, we do not have written agreements with any of our strategic partners that can ensure these relationships will continue for a significant period of time. All of our agreements with these partners are informal, and may be terminated by them at any time. The loss of any one of these relationships could harm our business. See "Business--Sales and Marketing."

Delays in providing our products to our customers may affect how much business we receive

   Our product development efforts may not be successful and we may encounter significant delays in bringing our products to market. Since the product life cycle in the personal computer and consumer electronics industries can be as short as six to twelve months or less, if our product development efforts are not successful or are significantly delayed, our business will be harmed. In the past, we have failed to deliver new products, upgrades or customizations on time, including customization projects for DVD products that are requested from time to time by our customers. In the future, our efforts to remedy this situation may not be successful and we may lose customers as a result. Delays in bringing to market new products, enhancements to old products or interfaces between existing products and new models of personal computers or consumer electronics devices could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would be harmed.

Our business model depends upon licensing our intellectual property, and if we fail to protect our proprietary rights, our business could be harmed

   Our ability to compete depends substantially upon our internally developed technology. We have a comprehensive program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. If we are not successful in protecting our intellectual property, our business could be substantially harmed.

 Our pending patents may never be issued, and even if issued, may provide us with little protection.

   We regard the protection of patentable inventions as important to our future opportunities. We currently have four U.S. patent applications pending relating to our digital video and audio stream management technology. However, none of our technology is patented outside of the United States nor do we currently have any international patent applications pending. It is possible that:

    . our pending patent applications may not result in the issuance of patents;

    . our patents may not be broad enough to protect our proprietary rights;

    . any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

    . current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

    . effective patent protection may not be available in every country in which we do business.

 We rely upon trademarks, copyrights and trade secrets to protect our proprietary rights, which are only of limited value.

   We rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. We currently have a pending trademark application for the mark "RAVISENT" and a second pending trademark application for the mark "CineMaster" which has been approved for publication by the PTO. However, none of our trademarks are registered outside of the United States, nor do we have any trademark applications pending outside of the United States. Moreover, despite any precautions which we have taken:

    . laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

    . other companies may claim common law trademark rights based upon state or foreign law which precede our federal registration of such marks;

    . current federal laws that prohibit software copying provide only limited protection from software "pirates," and effective trademark, copyright and trade secret protection may be unavailable or limited in certain foreign countries;

    . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming and we are unable to determine the extent to which piracy of our products and trademarks may occur, particularly overseas;

    . we have provided our source code for Software CineMaster to one of our customers, ATI Technologies, as part of our licensing arrangements with it and the procedures and practices implemented under the terms of this license may not be sufficient to prevent it from exploiting the source code; and

    . the tamper-resistant copy protection codes in our software have been broken in the past and may not be successful in preventing unauthorized use of our software in the future.

See "Business--Intellectual Property and Proprietary Rights."

We may become involved in costly and time consuming litigation over proprietary rights

 Intellectual property litigation is typical in our industry.

   Substantial litigation regarding intellectual property rights exists in our industry. We expect that software and hardware in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents that would be infringed by our products or technology. We cannot be certain that any of these third parties will not make a claim of infringement against us with respect to our products and technology.

   Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement may cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any litigation were not to be resolved in our favor, we could become subject to substantial damage claims and be enjoined from the continued use of the technology at issue without a royalty or license agreement. These royalty or license agreements, if required, might not be available on acceptable terms, or at all, and could harm our business. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

 We have received notices of claims that may result in litigation.

   From time to time, we have received, and we expect to continue to receive, notice of claims of infringement of other parties' proprietary rights. For example:

    . Our digital video stream management solutions comply with industry DVD specifications, which incorporates technology known as MPEG-2 that governs the process of storing a video input in digital form. We have recently received notice from two of our largest customers which are personal computer manufacturers, that a third party with a history of litigating its proprietary rights and which has substantial financial resources has alleged that aspects of MPEG-2 technology infringe upon patents held by the third party. These customers may in the future seek compensation or indemnification from us arising out of the third-party claims and may be required to agree to indemnify them to secure future business or otherwise. We do not have written agreements with these customers that limit our liability to these customers should litigation ensue. Moreover, we may be required to pay license fees in connection with the use of the third party's technology in the future.

    . A group of companies mostly comprised of consumer electronics manufacturers has formed a consortium known as MPEG-LA to enforce the proprietary rights of other holders of patents covering essential aspects of MPEG-2 technology that are incorporated into our products. MPEG-LA has notified a number of personal computer manufacturers, including our customers, that patents owned by members of the consortium are infringed by the personal computer manufacturers in their distribution of products that incorporate the MPEG-2 technology. MPEG-LA has requested that these personal computer manufacturers pay license fees for use of the technology covered by MPEG-LA patents. These personal computer manufacturers may in the future seek compensation or indemnification from us arising out of the MPEG-LA claims, and we may be required to pay license fees in connection with the use of MPEG-2 technology in the future.

    . A third party has asserted that the parental control features of our CineMaster products infringe patents held by the third party. A court could determine that we did infringe these patents and we would be liable for resulting damages.

Any of these notices could result in litigation, which would include all of the risks discussed above. See "Business--Intellectual Property and Proprietary Rights."

We may not be able to profit from growth in our business if we are unable to effectively manage the growth

   Our ability to successfully offer our CineMaster products and other products and services in a rapidly evolving digital video and audio stream management market requires an effective planning and management process. We have limited experience in managing rapid growth. In the last several months, we have added engineering, sales, marketing, administrative and other management personnel. Our business will suffer dramatically if we fail to manage our growth. On March 31, 1999, we had a total of 106 employees compared to a total of 30 employees on March 31, 1998. Our growth so far has placed strains on our managerial, financial and personnel resources. We expect these strains to continue in the future. The pace of our expansion, together with the complexity of the technology involved in our products, demands an unusual amount of focus upon the operational needs of our customers for quality, reliability, timely delivery and post-installation field support. Our existing licenses rely heavily on our technical expertise in customizing our digital solutions to their new products. In addition, relationships with new manufacturing customers generally require significant engineering support. Therefore, any increases in adoption of our products by existing or new customers will increase the strain on our resources, especially our engineers. To reach our goals, we will need to continue hiring on a rapid basis while, at the same time, investing in our infrastructure. We will also need to increase the scale of our operations. We expect that we will also have to expand our facilities, and we may face difficulties identifying and moving into suitable office space. In addition, we will need to:

    .  successfully train, motivate and manage new employees;

    .  expand our sales and support organization;

    .  integrate new management and employees into our overall operations;

    .  implement a more effective cash management system;

    .  adopt and staff an investor relations program; and

    .  establish improved financial and accounting systems.

   We may not succeed in anticipating all of the changing demands that growth will impose on our systems, procedures and structure. If we fail to effectively manage our expansion, our results of operations will suffer.

We may not be able to successfully make acquisitions of or investments in other companies

   We have very limited experience in acquiring or making investments in companies, technologies or services. From time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses, products or services. We have no present understanding or agreement relating to any acquisition or investment. In the future, from time to time, we may make acquisitions or investments in other companies, products or technologies. Acquisitions in our industry are particularly difficult to assess because of the rapidly changing technological standards in our industry. If we make any acquisitions, we will be required to assimilate the personnel, operations and products of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. However, the key personnel of the acquired company may decide not to work for us. Moreover, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in our efforts to assimilate acquired businesses which could make management of our business very difficult.

We are dependent upon our key management for our future success, and few of our managers are obligated to stay with us

   Our success depends on the efforts and abilities of our senior management and certain other key personnel, particularly technical personnel in our engineering subsidiary in Germany. Many of our officers and key employees are employed at will. In addition, Mr. Wilde and the principal engineers in our German subsidiary, Messrs. Sigmund, Horak and Ringelberg, are the only employees upon whom we have obtained key man life insurance and we do not expect to obtain life insurance on any of our other senior managers. If any of these or other key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, then our business could be harmed. We have recently hired new managers and intend to continue hiring key management personnel. We may not be able to successfully assimilate our recently hired managers or to hire qualified key management personnel to replace them. See "Management--Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements."

We may not be able to hire and retain qualified employees, which would impair our ability to grow

   We intend to hire a significant number of additional sales, support, marketing, engineering and product management personnel in 1999 and beyond. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. Hiring qualified personnel, particularly sales, marketing, engineering and product management personnel, is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the digital video and audio stream management industry. In addition, we are headquartered in Malvern, Pennsylvania and we have in the past and expect in the future to face difficulties locating qualified personnel in this location. We expect to face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company. See "Business--Employees."

We may encounter significant difficulties in integrating our newest subsidiary which could result in unexpected future expenses and difficulties in financial reporting

   In April 1998, we completed the acquisition of Viona. However, we may not be able to successfully integrate the two companies. Combining our companies requires, among other things, integrating our respective technologies, coordinating our research and development and financial reporting efforts, and continuously evaluating whether existing systems and procedures meet our growth requirements, especially our financial and internal control systems and management structure. Important aspects of the integration, such as improving financial controls and reporting, are still in process and may not be completed smoothly or successfully. If we fail to integrate these areas, we may be unable to maintain uniform standards, procedures, controls and policies. Integrating operations such as engineering, may require our management to dedicate resources which may temporarily distract them from our day-to-day business, including from the development of new products, which could result in delays in introducing these new products. Coordinating geographically separated organizations with distinct cultures may increase the difficulty of our integration. If we fail to successfully complete the integration of Viona's operations, our business could be harmed.

We may be subject to product returns, product liability claims and reduced sales because of defects in our products

   Products as complex as our CineMaster products frequently contain undetected errors. The likelihood of errors is higher when a new product is introduced or when new versions or enhancements are released. Errors may also arise as a result of defects in the products into which our products are incorporated. Despite our extensive quality assurance process, we have in the past shipped product releases with some defects, and have discovered other errors in our products after their commercial shipment. Despite our quality assurance process and that of our customers, defects and errors may be found in new products or in new versions or enhancements of existing products after commercial shipment has begun. We may be required to devote significant financial resources and personnel to correct any defects. Known or unknown errors or defects that affect the operation of our products could result in the following, any of which could harm our business:

    .  delay or loss of revenue;

    .  cancellation of customer contracts;

    .  diversion of development resources;

    .  damage to our reputation;

    .  failure of our products to achieve market acceptance;

    .  increased service and warranty costs; and

    .  litigation costs.

   Although some of our licenses with customers contain provisions designed to limit our exposure to potential product liability claims, these contractual limitations on liability may not be enforceable. In addition, our product liability insurance may not be adequate to cover our losses in the event of a product liability claim resulting from defects in our products and may not be available to us in the future. See "Business--Products and Services."

Since our license revenue is based upon customer sales reports and we have never audited our customers, we may be required to make an adjustment to our revenues for subsequent periods, which could cause our stock price to drop

   We receive a license royalty for each personal computer system, peripheral or consumer electronics product sold that contains our Software CineMaster product and a royalty for each silicon device sold by a semiconductor manufacturer that incorporates our technology. In collecting these fees, preparing our financial reports, projections and budgets and in directing our sales efforts and product development, we rely on our customers to accurately report the number of units sold. We have never undertaken an audit of any of our customers to verify that its reported sales unit numbers were accurate. These reports are subject to potential revision by these manufacturers. If any of our customers revised their product sales reports, we might be required to adjust our revenues for subsequent periods, which could harm our business and the price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

Our business is subject to risks from international operations such as legal uncertainty, tariffs and trade barriers and political and economic instability

   In 1998, we derived approximately 22% of our revenues from shipments to foreign subsidiaries of U.S. companies, and we expect to derive an increasing amount of our revenue from sales outside North America. We have limited experience in marketing and distributing our products internationally. In addition, there are many risks inherent in doing business on an international basis, including, among others:

    .  legal uncertainty regarding liability;

    .  tariffs, trade barriers and other regulatory barriers;

    .  problems in collecting accounts receivable;

    .  political and economic instability;

    .  changes in diplomatic and trade relationships;

    .  seasonal reductions in business activity;

    .  potentially adverse tax consequences;

    .  the impact of recessions in economies outside the United States; and

    .  variance and unexpected changes in local laws and regulations.

   Our licensees are subject to many of the risks described above with respect to their manufacturing or end-user customers. Currently, all of our international sales are denominated in U.S. dollars; therefore, a strengthening of the dollar could make our products less competitive in foreign markets. We do not use derivative instruments to hedge foreign exchange risk. In the future, we may conduct sales in local currencies, in which case, changes in exchange rates could adversely affect our operating results. In addition, if we conduct sales in local currencies, we may engage in hedging activities, which may not be successful and could expose us to additional risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Qualitative and Quantitative Disclosures About Market Risk."

It may be difficult to raise needed capital in the future, which could significantly harm our business

   We may require substantial additional capital to finance our future growth and fund our ongoing research and development activities beyond 1999. Our capital requirements will depend on many factors, including:

    .  acceptance of and demand for our products;

    .  the number and timing of acquisitions;

    .  the costs of developing new products;

    .  the costs associated with our expansion; and

    . the extent to which we invest in new technology and research and development projects.

   To the extent that the proceeds of this offering, our existing sources of cash and cash flow from operations, if any, are insufficient to fund our activities, we may need to raise additional funds. If we issue additional stock to raise capital, your percentage ownership in RAVISENT would be reduced. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources."

We recently changed our name

   In May 1999, we changed our name from Quadrant International, Inc. to Divicore Inc. Effective in June 1999, we will change our name again to RAVISENT Technologies Inc. It is likely that for a period of time after our name change occurs, potential customers and the market in general may not recognize our new name. If potential customers do not realize who we are, we may lose future business to competitors, which would harm our business.

Because of their significant stock ownership, our officers and directors will be able to exert significant control over our future direction

   Executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 33.3% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Stockholders."

Certain provisions of our certificate of incorporation and by-laws make changes of control difficult even if they would be beneficial to shareholders

   After this offering, the board of directors will have the authority to issue up to 5,000,000 shares of preferred stock. Further, without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

   Our certificate of incorporation and by-laws include provisions that may have the effect of deterring an unsolicited offer to purchase our stock. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving RAVISENT. Furthermore, upon reincorporation, our board of directors will be divided into three classes, only one of which is elected each year. Directors will only be capable of being removed by the affirmative vote of 66 2/3% or greater of all classes of voting stock. These factors may further delay or prevent a change of control of

RAVISENT. See "Description of Capital Stock--Antitakeover Effects of Provisions of the Certificate of Incorporation, By-laws and Delaware Law."

                         Risks Related to our Industry

Our revenues are dependent upon acceptance of products that incorporate our digital video technologies in the personal computer and consumer electronics industries, particularly DVD-related products

   We rely on the personal computer and consumer electronics industries, and these industries have risks and uncertainties that are beyond our control.

   The personal computer and consumer electronics industries are presently the only markets for our digital video and audio solutions. As a result, our results of operations will depend almost entirely on consumer acceptance of the products that incorporate our digital video technology. Our dependence on these industries involves several risks and uncertainties, including:

    . whether semiconductor manufacturers developing silicon devices for personal computer and consumer electronics manufacturers will design our digital solutions into their devices and successfully introduce these devices;

    .  changes in consumer requirements and preferences;

    . the small number of product manufacturers in these industries and the short product life cycles which can be six months or less;

    . the difficulty in predicting the level of consumer interest in and acceptance of many digital product applications, such as handheld personal computers and set-top boxes, which have only recently been introduced to the market; and

    . the current lack of open industry standards for software and hardware in the consumer electronics industry.

   We currently depend upon demand for DVD-related products, which may not be sustained.

   Our success currently depends upon continued demand for DVD-related products in the consumer electronics and personal computer markets. All of our revenues in 1998 resulted from sales of DVD-related products. In addition to the risks inherent in the personal computer and consumer electronics industries, the market for DVD-related products also contains risk and uncertainties, including:

    . the developing and marketing of content by third party content providers for end-user systems such as DVD players and desktop computers in a format compatible with our digital solutions;

    . the sustaining and developing of the demand for DVD players or other existing applications; and

    . the potential for declining demand for DVD solutions in lower price personal computers.

   Factors negatively affecting the consumer electronics or personal computer industries in general or the DVD market in particular could harm our business. Moreover, to the extent that the performance, functionality, price and power characteristics of our digital solutions fail to satisfy customers who have a critical need for specific digital applications, the use of our digital solutions could become confined to a limited segment of these industries. See "Business--Sales and Marketing" and "--Strategy."

Competition in our markets is likely to continue to increase and could harm our business

   We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing and which are characterized by short product life cycles and price erosion. Our principal competitors in the software-based digital solution market are Mediamatics, Inc. (a subsidiary of National Semiconductor, Inc.), Zoran

Corporation and Xing Technology Corporation (which has agreed to be acquired by RealNetworks, Inc.). Our principal competitor in the hardware-based digital solution market is Sigma Designs, Inc. and we also compete against several smaller companies. We also compete with the internal research and development departments of other software companies as well as those of personal computer, peripherals, consumer electronics and semiconductor manufacturers who are in the market for specific digital video or audio software applications. Numerous other major personal computer manufacturers, software developers and other companies are focusing significant resources on developing and marketing products and services that will compete with our CineMaster products. At least two semiconductor manufacturers, including C-Cube Microsystems and Zoran, are positioning their products as offering hardware-based digital video and audio management capabilities and marketing such products as equal or superior to our CineMaster products. In the future, operating system providers with a larger established customer base, such as Microsoft, may enter the digital video or audio stream management markets by building video or audio stream management applications into their operating systems. For example, Microsoft currently markets a very basic MPEG-1 compliant digital solution that is bundled into its operating system, which is used by a substantial number of personal computer users. If Microsoft were to successfully develop or license a more sophisticated DVD-compliant digital video solution and incorporate the solution into its operating system, our revenues could be substantially harmed.

   We anticipate continued growth and competition in the digital video industry and the entrance of new competitors into our markets, and that, accordingly, the market for our products will remain intensely competitive. We expect that competition will increase in the near term and that our primary long-term competitors may not yet have entered the market. Our future competitors may have significantly more personnel or greater financial, technical, marketing and other resources than either we or our current competitors do. Furthermore, our future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, future competitors may have greater name recognition and more extensive customer bases that they can leverage. Increased competition could result in price reductions, fewer customer orders, reduced gross profit margins and loss of market share, any of which could harm our business. See "Business--Competition."

If we fail to manage technological change, respond to evolving industry standards or enhance our products' interoperability with the products of our customers, demand for our products will drop and our business will suffer

   Future versions of software and hardware platforms embodying new technologies or the emergence of new industry standards could render our products obsolete or uncompetitive. The market for digital video and audio stream management hardware and software is characterized by rapid technological change, and evolving industry standards, such as standards for DVD audio, DVD random access memory and DTV in Europe. If we fail to respond to evolving industry standards, our products could rapidly become obsolete, which would harm our business. If the characteristics of our digital solutions are not compatible with the requirements of specific system or program applications, the likelihood that our customers will design our products into their systems and devices will decrease and our business will be harmed. See "Business-- Research and Development."

We may not be able to respond to rapidly changing consumer preferences

   Our results of operations will depend on the extent to which our CineMaster products are incorporated into the products of leading personal computer, consumer electronics, peripherals and semiconductor manufacturers. Their willingness to incorporate our products depends upon whether we succeed in developing enhancements and new generations of our software and hardware that satisfy consumer preferences in our markets and introduce these new technologies to the marketplace in a timely manner. We must constantly modify or improve our products to keep pace with changing consumer preferences. For example, DVD drives became widespread on new personal computers in the last two years. It is particularly difficult to keep pace with changing consumer preferences in the personal computer and consumer electronics industries as a result of a number of factors, including:

    . the difficulty of anticipating and timely responding to the latest consumer trends and requirements;

    . the introduction by our competitors of new products embodying popular new technologies or features that appeal to consumers; and

    . the significant investment that is often required before commercial viability is achieved to market a new feature or function.

   Any failure by us to adequately address these risks could render our existing digital solutions obsolete and could harm our business. In addition, we may not have the financial and other resources necessary to develop any enhancements or new generations of the technology that generate revenue in excess of the costs of development.

Year 2000 issues present technological risks to our business and could harm sales

   In order to save valuable memory, many existing computer systems and software programs were designed to calculate or refer to the year in any calendar date using the last two digits and presuming that the first two digits are "19." As a result, these systems and programs may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results known as Year 2000 failures. If the systems or programs look ahead of the current date for any reason, they may need to refer to dates occurring after December 31, 1999. As a result, Year 2000 failures may occur at any time, including prior to January 1, 2000.

   Neither our Hardware CineMaster nor our Software CineMaster products make use of calendar clocks in any way. However, our products are incorporated into software and hardware of personal computer, consumer electronics, computer peripheral and semiconductor manufacturers, some of which may make use of calendar clocks and may therefore experience Year 2000 failures. We have recently initiated a comprehensive assessment of the possibility of Year 2000 failures affecting us and we have replaced our internal computer systems and application software as a precaution. However, we cannot assure you that third-party software and hardware that is incorporated into our information systems will not need to be revised or replaced as well. If we were required to replace these third-party products, our business could be harmed. In addition, we have performed operational tests on our products as incorporated into those of our customers and these tests have not resulted in Year 2000 failures. Nonetheless, these tests may not be completely accurate and Year 2000 failures may occur. If our customers' hardware or software were to suffer Year 2000 failures, such failures might cause our CineMaster products to fail as well. Changes required to respond to Year 2000 failures caused by interoperability issues could be expensive and time consuming and lead to lost revenues, breach of contract claims, higher operating costs, loss of customers and other business interruptions, any of which could harm our business.

   In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control may suffer Year 2000 failures. If these entities were to suffer Year 2000 failures, a systemic failure might occur which is beyond our control, such as a prolonged Internet, telecommunications or electrical failure. A systemic failure could prevent us from delivering our services to our customers or cause other business disruptions, such as preventing our customers or potential customers from accessing our Internet web site. Any significant disruption in the infrastructure on which we rely could harm our business. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Year 2000 Compliance."

We face risks from the uncertainties of any future governmental regulation

   We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the digital delivery mediums, it is possible that future laws and regulations may be adopted that regulate DSS/DBS or other markets in which our products are sold. Future regulatory measures may include, among other things:

    .  pricing;

    .  content;

    .  copyrights;

    .  export controls (particularly regarding data encryption);

    .  distribution; and

    .  characteristics and quality of products and services.

   The growth and development of the digital media market may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business in this segment. The adoption of any additional laws or regulations may decrease the expansion of this market and harm our business. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the digital media market.

                         Risks Related to this Offering

Our management has broad discretion as to how to use the proceeds from this offering and the proceeds may not be appropriately used

   We expect to use the net proceeds of this offering primarily for working capital and other general corporate purposes. In particular, we intend to increase our spending on marketing, research and development and product management. We may also use some of the proceeds to acquire other businesses, products or technology which would complement our existing products, expand our market coverage or enhance our technological capabilities. We have no specific plan as to how we will spend the proceeds of this offering. As a result, our management will have discretion over how to use all of the funds provided by this offering. If our management uses poor judgment in spending the proceeds, our business will be adversely affected. We cannot assure you that investment of the proceeds will yield a favorable return or any return. See "Use of Proceeds."

The price of our common stock may be volatile

   The trading price of the shares being sold in this offering may fluctuate widely as a result of a number of factors, most of which are outside our control. Some of these factors include:

    .  quarter-to-quarter variations in our operating results;

    . our announcements about the performance of our products and our competitors' announcements about performance of their products;

    . changes in earnings estimates by, or failure to meet the expectations of, analysts;

    .  government regulatory action;

    .  increased price competition;

    .  developments or disputes concerning intellectual property rights;
       and

    .  general conditions in the computer industry.

   In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology and computer software companies and which have often been unrelated to the operating performance of these companies.

   We are negotiating the initial offering price of the common stock with the underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial public offering price. See "Underwriting."

There has been no prior public market for our common stock, and a public market may not develop

   Our common stock has never been sold in a public market. An active trading market for our common stock may not develop in the future. If an active trading market does develop, it may not last. The lack of an active trading market may impair your ability to dispose of your shares at the time you wish to sell them or at a price which you consider reasonable. Moreover, the lack of an active market may reduce the fair market value of our shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technology by using our shares as consideration.

As our currently outstanding stock becomes eligible for sale, the introduction of this stock into the market may cause our stock price to decline

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, including shares issued upon the exercise of outstanding options and warrants, the trading price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 15,488,332 shares of common stock (based upon shares outstanding as of March 31, 1999), assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after March 31, 1999. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable. Another 9,726,785 shares will be eligible for sale in the public market 180 days from the date of this prospectus, substantially all of which are subject to lock up agreements. Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. The remaining 761,547 shares will be restricted securities that have been held for less than one year and are not yet saleable under Rule
144. See "Shares Eligible for Future Sale."

   After this offering, if certain conditions are met, the holders of approximately 5,716,192 shares of common stock and the holders of warrants to purchase up to approximately 2,551,325 shares of common stock will be entitled to require us to register their shares under the Securities Act. These shareholders also have the right to participate in any registration of our shares which we undertake on our own. If these shareholders exercise their registration rights, a large number of our shares may be registered and sold in the public market. This could adversely affect the trading price for our shares. If we attempted to raise money through a registration and sale of our stock and these shareholders forced us to allow them to participate in the registration, our ability to raise the amount of money we need to execute our business plan could be adversely affected. See "Description of Capital Stock-- Registration Rights."

You will experience substantial dilution in the value of your shares immediately following this offering

   The price of the shares is substantially higher than the net tangible book value per share. If you buy any shares in the offering, you will incur immediate and substantial dilution in the pro forma net tangible book value of each share. If others exercise options to purchase our common stock, you will suffer further dilution. See "Dilution."

                                USE OF PROCEEDS

   The net proceeds to RAVISENT from the sale and issuance of the 5,000,000 shares of common stock offered hereby are estimated to be $54.3 million (approximately $62.7 million if the underwriters' over-allotment option is exercised in full), at the assumed initial public offering price of $12.00 per share after deducting the underwriting discount and estimated offering expenses. RAVISENT is conducting this offering primarily to increase its equity capital, create a public market for its common stock and to facilitate future access by RAVISENT to public equity markets. RAVISENT intends to use a portion of the net proceeds for general corporate purposes, including working capital, marketing, research and development, product management and capital expenditures. In addition, RAVISENT may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. RAVISENT has no commitments with respect to any acquisition or investment, and it is not involved in any negotiations with respect to any similar transaction. In addition, RAVISENT has not performed any studies or made any decisions with its financial advisors or otherwise regarding the use of proceeds from this offering. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities. See "Risk Factors--We have substantial discretion as to how to use proceeds from this offering" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                DIVIDEND POLICY

   RAVISENT has never declared or paid dividends on its capital stock and does not anticipate declaring or paying cash dividends in the foreseeable future. RAVISENT anticipates that it will retain all future earnings, if any, for use in its operations and the expansion of its business. Payments of future dividends, if any, will be at the discretion of RAVISENT's board of directors after taking into account various factors, including its financial condition, operating results, current and anticipated cash needs and plans for expansion. Moreover, pursuant to agreements with its lender, RAVISENT is prohibited from declaring or paying dividends without the prior written consent of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                             CORPORATE INFORMATION

   RAVISENT Technologies Inc. was incorporated in Pennsylvania in April 1994 as Quadrant Sales International, Inc. and changed its name to Quadrant International, Inc. in May 1994, to Divicore Inc. in May 1999 and will change its name again to RAVISENT Technologies Inc. effective in June 1999. RAVISENT Technologies Inc. plans to reincorporate in Delaware prior to the consummation of the offering. RAVISENT's assets are held by two Delaware corporations, Liuco, Inc., a finance subsidiary, and Divico, Inc., an operating subsidiary, each of which is a wholly-owned subsidiary of RAVISENT Technologies Inc., and a Nevada corporation, DVA, Inc., an intellectual property subsidiary, which is a wholly-owned subsidiary of Liuco, Inc. RAVISENT's assets in Germany are held by two German corporations, Erste Cinco Vermogensverwaltungs GmbH and Viona Vervatungs GmbH, each of which is a wholly-owned subsidiary of DVA, Inc., and a German limited partnership, Viona Development Hard and Software Engineering GmbH, which is a wholly-owned subsidiary of the two German corporations. References in this prospectus to "RAVISENT," "we," "our," and "us" collectively refer to RAVISENT Technologies Inc., a Delaware corporation, and all of its U.S. and German subsidiaries, and not to the underwriters. RAVISENT's principal executive offices are located at One Great Valley Parkway, Malvern, Pennsylvania, 19355 and its telephone number is (800) 700-0362.

   RAVISENT, the RAVISENT logo and CineMaster are trademarks of RAVISENT Technologies Inc. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                 CAPITALIZATION

   The following table sets forth the capitalization of RAVISENT as of March 31, 1999:

    .  on an actual basis;

    .  on a pro forma basis to give effect to:

       . the conversion of all outstanding shares of preferred stock into common stock;

       . the exercise of outstanding warrants to purchase 920,006 shares of common stock at an exercise price of $0.66 per share upon the consummation of this offering;

       . the exercise of outstanding warrants to purchase 1,659,251 shares of common stock at a weighted average exercise price of $0.36 per share; and

    . the issuance of 675,152 shares of preferred stock subsequent to March 31, 1999 and the conversion of such shares into common stock;

    . on a pro forma, as adjusted basis to give effect to the sale of the shares of common stock by us at an assumed initial public offering price of $12.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

This table should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this prospectus.

                                                         March 31, 1999
                                                   ----------------------------
                                                               Pro        As
                                                    Actual    Forma    Adjusted
                                                   --------  --------  --------
                                                     (In thousands, except
                                                          share data)
Current portion of long-term obligations.........  $  2,073  $  2,073  $  2,073
                                                   ========  ========  ========
Long-term obligations, excluding current
 portion.........................................       977       352       352
                                                   --------  --------  --------
Mandatory redeemable convertible preferred stock:
 31,523,684 shares, $.06 par value per share,
 authorized, actual and pro forma; 5,000,000
 shares, $.001 par value per share, authorized,
 as adjusted; 3,913,072 shares $.06 par value per
 share, issued and outstanding, actual net of
 subscription receivable of $625,000 for 125,502
 shares; no shares issued and outstanding,
 pro forma; no shares, $.001 par value per share,
 issued and outstanding, as adjusted.............    14,871       --        --

Stockholders' equity:
Common stock: 80,000,000 shares, $.06 par value
 per share, authorized, actual and pro forma;
 50,000,000 shares, $.001 par value per share,
 authorized, as adjusted; 3,520,851 shares, $.06
 par value per share, issued, actual; 10,488,332
 shares, $.06 par value per share, issued,
 pro forma; 15,488,322 shares, $.001 par value
 per share, issued and outstanding, as adjusted..       211       641        15
Additional paid-in capital.......................    13,110    34,115    89,041
Deferred stock compensation......................    (1,182)   (1,182)   (1,182)
Stockholders' equity (accumulated deficit).......   (24,152)  (24,152)  (24,152)
Cumulative foreign currency translation
 adjustment......................................       (46)      (46)      (46)
Subscription note receivable.....................       --       (500)     (500)
Treasury stock, at cost, 200,000 shares..........      (720)     (720)     (720)
                                                   --------  --------  --------
  Total stockholders' equity (deficit)...........   (12,779)    8,156    62,456
                                                   --------  --------  --------
  Total capitalization...........................  $  3,069  $  8,508  $ 62,808
                                                   ========  ========  ========

   The common stock outstanding after this offering excludes:

    . 2,252,528 shares of common stock issuable upon exercise of stock options outstanding on March 31, 1999 at a weighted average exercise price of $1.86 per share;

    . 481,555 shares of common stock issuable upon exercise of stock options granted subsequent to March 31, 1999 at an exercise price of $10.20 per share.

    . 2,725,000 shares of common stock reserved for issuance under the 1999 Stock Incentive Plan which incorporates our 1995 Stock Option Plan; and

    . 500,000 shares of common stock reserved for issuance under RAVISENT's 1999 Employee Stock Purchase Plan.

   See "Management--Benefit Plans," "Description of Capital Stock" and Notes 12 and 19 the of notes to the consolidated financial statements.

                                    DILUTION

   Dilution is the amount by which the initial public offering price paid by the purchasers of shares of common stock in the offering exceeds the net tangible book value per share of common stock after the offering. The pro forma net tangible book value per share of common stock is determined by subtracting RAVISENT's total liabilities from the total book value of its tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date as of which such book value is determined.

   The pro forma net tangible book value of RAVISENT at March 31, 1999, was approximately $3,781,000, or $0.36 per share. After giving effect to the sale of the shares of common stock offered by RAVISENT at the assumed initial public offering price of $12.00 per share, and after deducting underwriting discounts and estimated offering expenses, RAVISENT's pro forma net tangible book value at March 31, 1999, would have been $58,081,000, or $3.75 per share. This represents an immediate increase in net tangible book value of $3.39 per share to existing stockholders and an immediate dilution of $8.25 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share...................       $12.00
  Pro forma net tangible book value per share as of March 31,
   1999........................................................... $0.36
  Pro forma increase attributable to new investors................ $3.39
                                                                   -----
Pro forma net tangible book value per share after the offering....         3.75
                                                                         ------
Pro forma dilution per share to new investors.....................       $ 8.25
                                                                         ======

   The following table summarizes, as of March 31, 1999, on a pro forma basis, the total number of shares and consideration paid to RAVISENT and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $12.00 per share (before deducting the underwriting discount and estimated offering expenses):

                             Shares Purchased  Total Consideration
                            ------------------ -------------------  Average Price
                              Number   Percent   Amount    Percent    Per-Share
                            ---------- ------- ----------- -------  -------------
Existing stockholders...... 10,488,332   67.7% $34,757,000   36.7%     $ 3.31
New investors..............  5,000,000   32.3% $60,000,000   63.3%     $12.00
                            ----------  -----  ----------- ------      ------
  Totals................... 15,488,322  100.0% $94,757,000 $100.0%
                            ==========  =====  =========== ======

   The foregoing computations are based on the number of shares of common stock outstanding as of March 31, 1999 and includes:

    . 920,006 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.66 per share to be exercised upon consummation of the offering;

    . 1,659,251 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.36 per share which will remain outstanding following the offering; and

    . 675,152 shares of common stock issuable upon conversion of preferred stock issued subsequent to March 31, 1999.

   The common stock outstanding after the offering excludes:

    . 2,252,528 shares of common stock issuable upon exercise of stock options outstanding on March 31, 1999 at a weighted average exercise price of $1.86 per share;

    . 481,555 shares of common stock issuable upon exercise of stock options granted subsequent to March 31, 1999 at an exercise price of $10.20 per share;

    . 2,725,000 shares of common stock reserved for issuance under the 1999 Stock Incentive Plan which incorporates our 1995 Stock Option Plan; and

    . 500,000 shares of common stock reserved for issuance under the 1999 Employee Stock Purchase Plan.

   To the extent that any of these options or warrants are exercised, there could be further dilution to new investors. See "Capitalization," "Management-- Benefit Plans," "Description of Capital Stock" and Notes 12 and 19 of the notes to the consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The consolidated statement of operations data for each of the years in the three-year period ended December 31, 1998, and the consolidated balance sheet data at December 31, 1997 and 1998, are derived from the consolidated financial statements of RAVISENT which have been audited by KPMG LLP, independent accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1995, and the consolidated balance sheets at December 31, 1995 and 1996, are derived from the audited consolidated financial statements of RAVISENT not included in this prospectus. The consolidated statement of operations data for the period from April 1994 (inception) to December 31, 1994 and the consolidated balance sheet data at December 31, 1994, are derived from the unaudited consolidated financial statements of RAVISENT not included in this prospectus. The consolidated statement of operations data for the year ended December 31, 1998 include the operations of Viona Development Hard & Software Engineering GmbH from April 1998, the date of acquisition by RAVISENT. The 1998 pro forma consolidated statement of operations data is presented as if the acquisition occurred on January 1, 1998. The consolidated statement of operations data for each of the three-month periods ended March 31, 1998 and 1999, and the consolidated balance sheet data at March 31, 1999, are derived from unaudited interim consolidated financial statements of RAVISENT included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The historical results are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of RAVISENT and the notes thereto and the unaudited pro forma financial statements included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Result of Operations."

                          Period from
                           April 1994                                                          Three Months Ended
                          (inception)                Year Ended December 31,                        March 31,
                               to      ------------------------------------------------------- --------------------
                          December 31,                                                1998
                              1994       1995       1996       1997       1998      Pro Forma    1998       1999
                          ------------ ---------  ---------  ---------  ---------  ----------- ---------  ---------
                          (unaudited)                                              (unaudited)     (unaudited)
                                            (In thousands, except share and per share data)
Consolidated Statement
 of Operations Data:
Revenues:
 License and services...   $     --    $     229  $     825  $   1,445  $   3,447   $   3,447  $      10  $   2,290
 Hardware...............         127         972      3,370      5,376     26,841      26,841      3,133      8,522
                           ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
Total revenues..........         127       1,201      4,195      6,821     30,288      30,288      3,143     10,812
Cost of revenues:
 License and services...          --         115        472        331        354         354         15        135
 Hardware...............          62         661      2,664      8,072     24,192      24,192      3,062      7,264
                           ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
Total cost of revenues..          62         776      3,136      8,403     24,546      24,546      3,077      7,399
                           ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
Gross profit............          65         425      1,059     (1,582)     5,742       5,742         66      3,413
Research and
 development............          78         319      1,034      1,828      3,121       3,037        498      1,465
Sales and marketing.....          63         305        731      1,158      1,964       1,995        465      1,062
General and
 administrative.........          35         497      1,198      1,710      4,673       4,692        505        837
Depreciation and
 amortization...........           3          23         46         86        906       1,146         15        314
Compensation related to
 stock options..........         --          --         --       1,408        139         139        --         --
Acquired in-process
 research and
 development............         --          --         --         --       7,900         --         --         --
                           ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
Operating loss..........        (114)       (719)    (1,950)    (7,772)   (12,961)     (5,267)    (1,417)      (265)
Interest expense, net...           3          36        105        197        722         711        127         45
Other income............         --          --         --         716        --          --         --         --
                           ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
 Net loss...............   $    (117)  $    (755) $  (2,055) $  (7,253) $ (13,683)  $  (5,978) $  (1,544) $    (310)
                           =========   =========  =========  =========  =========   =========  =========  =========
Basic and diluted net
 loss per common
 share(1)...............   $   (0.08)  $   (0.49) $   (1.19) $   (3.52) $   (4.94)  $   (2.03) $   (0.73) $   (0.18)
                           =========   =========  =========  =========  =========   =========  =========  =========
Weighted average shares
 outstanding used in
 computing per common
 share calculation(1)...   1,491,069   1,545,856  1,720,922  2,060,668  2,920,677   3,316,782  2,103,654  3,320,851
Pro forma basic and
 diluted net loss per
 common share(1)........   $   (0.08)  $   (0.49) $   (1.19) $   (3.52) $   (2.60)  $   (1.01) $   (0.73) $   (0.08)
                           =========   =========  =========  =========  =========   =========  =========  =========
Weighted average shares
 outstanding used in
 pro forma per common
 share calculation(1)...   1,491,069   1,545,856  1,720,922  2,060,668  5,547,260   5,943,365  2,103,654  7,233,923

                                      December 31,
                         ------------------------------------------
                                                                      March 31,
                            1994     1995   1996    1997     1998       1999
                         ----------- ----  ------  ------  --------  -----------
                         (unaudited)                                 (unaudited)
                                               (In thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............     $61     $ 17  $   53  $  607  $  1,024   $  2,175
Total assets............      25      707   1,900   2,569    17,374     14,511
Debt and capital lease
 obligations, less
 current portion........     130      557     725     732     1,418        977
Mandatory redeemable
 convertible preferred
 stock..................     --       --      --      --     14,589     14,871
Total stockholders'
 equity (deficit).......     (66)    (774)   (922) (6,084)  (12,236)   (12,779)

   See Note 1 of the notes to the consolidated financial statements for a detailed explanation of the determination of the shares used to compute basic and diluted net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operations of RAVISENT should be read in conjunction with the consolidated financial statements and notes thereto and the unaudited pro forma financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. RAVISENT's actual results could differ from those anticipated in these forward-looking statements as a result of various factors including but not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

   RAVISENT designs, develops, licenses and markets innovative modular software solutions that enable digital video and audio stream management in personal computer systems and consumer electronics devices. RAVISENT also licenses supporting hardware designs to selected customers and provides customization services and customer support. RAVISENT's solutions enable decoding and encoding multimedia formats such as DVD, DBS/DVB and HDTV on existing personal computer and consumer electronics platforms. RAVISENT's digital solutions incorporate industry standards for video and audio compression and are independent of operating systems and silicon components.

   RAVISENT's customers consist primarily of personal computer and consumer electronics manufacturers. In addition, RAVISENT supplies its software solutions and hardware designs to selected peripherals providers and semiconductor manufacturers. In 1998 and the quarter ended March 31, 1999, RAVISENT generated substantially all of its total revenues, respectively, from personal computer and peripherals manufacturers. However, RAVISENT anticipates that an increasing percentage of revenues, beginning in the second half of 1999, will be derived from consumer electronics and semiconductor manufacturers.

   Prior to 1998, RAVISENT generated revenue primarily from direct sales of its hardware solutions to retail distributors and end users. In 1998, substantially all of RAVISENT's revenues were derived from Software CineMaster 98 and Hardware CineMaster 98. RAVISENT introduced the first in its line of digital video products in March 1997 with the launch of CineMaster, a hardware and software solution sold to personal computer manufacturers, which enabled DVD playback on a personal computer. In December 1997, RAVISENT introduced its second generation hardware and software solution called Hardware CineMaster 98. The first released version of this product, release 1.2, accounted for 100% of hardware sales or $26.8 million in the year ended December 31, 1998. In the quarter ended March 31, 1999, RAVISENT phased release 1.2 out of production in favor of a new release, version 3.0. For the quarter ended March 31, 1999 revenues from sales of release 1.2 were $4.6 million or approximately 54.5% of hardware revenues, and revenues from release 3.0 were $3.9 million or approximately 45.5% of hardware revenues. In August 1998, RAVISENT launched its software-only solution, Software CineMaster 98, and began to transition its business model from a direct product sales approach to a license approach. License revenues from Software CineMaster 98 are currently RAVISENT's sole source of license revenue. RAVISENT currently expects to release the successor product to Software CineMaster 98 during the summer of 1999. As part of its license approach, in February 1999, RAVISENT began entering into manufacturing and license agreements with third parties under which RAVISENT will no longer manufacture Hardware CineMaster 98. Instead, RAVISENT will receive a per unit license fee on all future sales of Hardware CineMaster 98. RAVISENT is currently in the process of completing its transition to a license model and, in the future, RAVISENT expects that most of its revenues will be derived from licenses of its software and its hardware designs. As a result of this change, RAVISENT will recognize lower revenues in 1999 than in 1998, which RAVISENT expects to be accompanied by a decrease in its cost of revenues.

   RAVISENT's revenues are comprised of hardware revenues, license revenues and services revenues. Hardware revenues, consisting of direct sales of hardware subsystems to personal computer and peripherals manufacturers, have represented most of RAVISENT's total revenues in the past but are expected to be nominal in the future. License revenues consist of fees paid on a per unit basis, or sometimes with new customers in advance, each time a manufacturer ships a product that incorporates RAVISENT's software solutions or software with supporting hardware designs. Service revenues consist of engineering fees from consumer electronics, personal computer, peripherals and semiconductor manufacturers for custom engineering services. Services are generally billed on either a time and material basis or on a project or contract basis.

   License revenues are recognized when earned, which is generally based on receiving notification from a licensee detailing the shipments of products incorporating RAVISENT technology. In a number of cases, this occurs in the quarter following the sale of the licensee's product to its customers. RAVISENT's license agreements generally have a term of one year or less, and typically require payment within 45 or 60 days after the end of the calendar quarter in which the product is shipped. Some of RAVISENT's contracts may also require payment of an up-front license fee. License fees paid in advance, with no further future commitment, are recognized in the period that the license agreement is signed, the technology is delivered and collectibility is probable. The amount and timing of prepaid fees could cause RAVISENT's operating results to vary significantly from period to period. Services revenues are recognized upon delivery of the service in the case of time and material contracts or on a percentage completion basis in the case of project-based contracts. Hardware product sales are recognized upon shipment of the product to the manufacturer or end user.

   RAVISENT's revenues are concentrated among a few customers. In 1998, Dell Computer accounted for approximately 81% of total revenues and 38% of gross profit. ATI Technologies accounted for approximately 6% of total revenues and 33% of gross profit. Revenues from ATI Technologies made a relatively larger contribution to gross profit because revenues from ATI Technologies consisted entirely of license fees. In the quarter ended March 31, 1999, Dell Computer, ATI Technologies and Gateway accounted for 74%, 6% and 11% of RAVISENT's revenues and 34%, 18% and 29% of its gross profit, respectively. While RAVISENT believes that the number of customers incorporating its technology into their products will grow, RAVISENT expects that a significant portion of revenue will continue to be concentrated among a relatively small number of customers for the foreseeable future. The revenues from particular customers may vary widely from period to period depending on the addition of new contracts and the volumes and prices at which licensees sell RAVISENT-enabled products to end users in any given period.

   RAVISENT sells its products directly to personal computer and consumer electronics manufacturers in the United States and Europe and through a sales representative in Japan. To date, companies based in the Pacific Rim and Europe have accounted for a small portion of RAVISENT's revenues. Sales outside of the United States have been primarily through U.S. manufacturers that distribute their products to end users overseas.

   In April 1998, RAVISENT acquired Viona, a German engineering services company. Prior to the acquisition, RAVISENT had contracted Viona to co-develop its products and a significant portion of its software and systems architecture. The purchase price was approximately $11.4 million, and the acquisition was recorded under the purchase method of accounting. The results of operations of Viona have been included in RAVISENT's operating results since the date of acquisition. In connection with the acquisition, RAVISENT expensed $7.9 million of the purchase price as acquired in-process research and development. The remaining portion of the purchase price was attributable to acquired assets, which were primarily fixed assets and accounts receivable, recorded at fair market value, in the amount of $0.5 million, and intangible assets totaling $3.5 million less, liabilities acquired of $0.6 million. The intangible assets consisted of goodwill valued at $3.5 million and workforce in place valued at $0.04 million. RAVISENT plans to amortize the remaining goodwill and other intangibles associated with the acquisition over the next four years. See "--Acquired In-Process Research and Development" and Note 4 of the notes to consolidated financial statements.

   In April 1999, RAVISENT completed a financing in which it issued convertible securities to an affiliate of Intel of $4.7 million and entered into a license agreement covering certain Intel technology.

   RAVISENT's future net income and cash flow will also be affected by its ability to apply its net operating losses, which totaled approximately $14.1 million for federal tax reporting purposes as of December 31, 1998, against taxable income in future periods. Due to the uncertainty of RAVISENT's ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance. Under the Tax Reform Act of 1986, the use of net operating losses may be impaired or limited in certain circumstances, including a cumulative ownership change of greater than 50% over a three-year period. The consummation of this offering, together with previous equity transactions, will most likely result in a cumulative ownership change of greater than 50%. Accordingly, RAVISENT's net operating losses incurred prior to this offering that can be used to reduce future taxable income for federal tax purposes will most likely be limited. Future changes of ownership, including this offering, could further limit RAVISENT's use of net operating losses and could have an adverse effect on its net income and cash flow. Changes in tax laws in the United States or in our status may limit RAVISENT's ability to use its net operating losses. Any limitation on RAVISENT's ability to use its net operating losses could harm its business. See Note 15 of the notes to consolidated financial statements.

Results of Operations

   The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items reflected in RAVISENT's consolidated statements of operations:

                                                                  Three
                                                                 Months
                                          Year Ended              Ended
                                         December 31,           March 31,
                                      ----------------------   -------------
                                      1996     1997    1998    1998    1999
                                      -----   ------   -----   -----   -----
                                                               (unaudited)
Revenues:
  License and services...............  19.7%    21.2%   11.3%    0.3%   21.2%
  Hardware...........................  80.3     78.8    88.7    99.7    78.8
                                      -----   ------   -----   -----   -----
Total revenues....................... 100.0    100.0   100.0   100.0   100.0
Cost of revenues:
  License and services...............  11.2      4.9     1.2      .5     1.2
  Hardware...........................  63.6    118.3    79.8    97.4    67.2
                                      -----   ------   -----   -----   -----
Total cost of revenues...............  74.8    123.2    81.0    97.9    68.4
                                      -----   ------   -----   -----   -----
Gross profit.........................  25.2    (23.2)   19.0     2.1    31.6
Research and development.............  24.6     26.8    10.3    15.8    13.6
Sales and marketing..................  17.4     17.0     6.5    14.8     9.8
General and administrative...........  28.6     25.0    15.4    16.1     7.7
Depreciation and amortization........   1.1      1.3     3.0     0.5     2.9
Compensation related to stock
 options.............................   --      20.6     0.5     --      --
Acquired in-process research and
 development.........................   --       --     26.1     --      --
                                      -----   ------   -----   -----   -----
Operating loss....................... (46.5)  (113.9)  (42.8)  (45.1)   (2.4)
Interest expense, net................   2.5      2.9     2.4     4.0     0.4
Other income.........................   --      10.5     --      --      --
                                      -----   ------   -----   -----   -----
    Net loss......................... (49.0)% (106.3)% (45.2)% (49.1)%  (2.8)%
                                      =====   ======   =====   =====   =====

Three Months Ended March 31, 1998 and 1999

   Revenues. Total revenues increased 244% from $3.1 million for the quarter ended March 31, 1998 to $10.8 million for the quarter ended March 31, 1999. License and services revenue increased to $2.3 million for the quarter ended March 31, 1999, due primarily to growth in license fees associated with RAVISENT's Software CineMaster 98 product and increased customization services related to RAVISENT's consumer electronics business. Software CineMaster 98 was introduced during the quarter ended June 30, 1998. Hardware revenues increased 172% from $3.1 million for the quarter ended March 31, 1998 to $8.5 million for the quarter ended March 31, 1999, due primarily to increased market acceptance of RAVISENT's Hardware Cinemaster 98 product. In the quarter ended March 31, 1999, CineMaster release 1.2 was phased out of production, in favor of a new release, CineMaster release 3.0. For the quarter ended March 31, 1999 revenues from sales of release 1.2 were $4.6 million or approximately 54.5% of hardware revenues, and revenues from release 3.0 were $3.9 million or approximately 45.5% of hardware revenues.

   Cost of Revenues. Cost of revenues consist primarily of manufacturing costs associated with Hardware CineMaster 98, costs associated with shipment of Software CineMaster 98 and license fees paid to third parties for technologies incorporated into RAVISENT's products, including Dolby Digital technology. Cost of revenues increased 140% from $3.1 million for the quarter ended March 31, 1998 to $7.4 million for the quarter ended March 31, 1999. The increase in cost of revenues was primarily due to increased product costs associated with the manufacturing of RAVISENT's Hardware CineMaster 98 product.

   Gross Profit. Gross profit increased from $0.07 million for the quarter ended March 31, 1998 to $3.4 million for the quarter ended March 31, 1999, primarily due to increased revenues. As a percentage of total revenues, gross profit increased from 2% for the quarter ended March 31, 1998 to 32% for the quarter ended March 31, 1999, primarily as a result of a higher proportion of license revenues associated with RAVISENT's transition during this quarter to a business model based on licensing its technology rather than direct sales of hardware products. For the quarter ended March 31, 1998, hardware revenue represented 99.7% of total revenues compared to 78.8% of total revenues for the quarter ended March 31, 1999.

   Research and Development Expenses. Research and development expenses consist primarily of engineering and related costs associated with the development of new products, customization of existing products for customers, quality assurance and testing. Research and development expenses increased 194%, from $0.5 million for the quarter ended March 31, 1998 to $1.5 million for the quarter ended March 31, 1999. As a percentage of total revenues, research and development expenses decreased from 16% to 14%. The increase in research and development expenses in absolute dollars was due primarily to supporting an expanded customer base. The decrease in research and development expenses as a percentage of total revenues resulted primarily from RAVISENT's increased revenue base. RAVISENT expects research and development expenses to continue to increase in absolute dollars in 1999 compared to 1998 as RAVISENT adds additional engineering staff and capabilities.

   Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, travel expenses and costs associated with trade shows, advertising and other marketing efforts, as well as technical support costs. Sales and marketing expenses increased 128% from $0.5 million for the quarter ended March 31, 1998 to $1.1 million for the quarter ended March 31, 1999. As a percentage of total revenues, sales and marketing expenses decreased from 15% to 10%. The increase in absolute dollars was primarily due to the building of the sales and marketing teams in the United States. The decrease in sales and marketing expenses as a percentage of total revenues resulted primarily from RAVISENT's increased revenue base. RAVISENT expects sales and marketing expenses to increase in absolute dollars in 1999 compared to 1998.

   General and Administrative Expenses. General and administrative expenses consist primarily of personnel and support costs for RAVISENT's finance, human resources, information systems and other management departments. General and administrative expenses increased 66% from $0.5 million for the quarter ended March 31, 1998 to $0.8 million for the quarter ended March 31, 1999. As a percentage of total revenues, general and administrative expenses decreased from 16% to 8%. The increase in absolute dollars was primarily due to expenditures on administrative infrastructure to support RAVISENT's growing business operations. General and administrative expenses decreased as a percentage of total revenues primarily due to RAVISENT's increased revenue base. RAVISENT expects general and administrative expenses to increase in absolute dollars in 1999 compared to 1998 as it continues to build the necessary infrastructure to support its business operations and incurs greater legal and accounting expenses as a public company.

   Deferred Stock Compensation. In September 1998 and February 1999, RAVISENT recorded $0.8 million and $0.5 million, respectively, of deferred stock compensation in connection with grants of stock options. RAVISENT will amortize this amount as compensation expense over the four year vesting period of the options which will approximate $0.08 million per quarter.

   Depreciation and Amortization Expense. RAVISENT recorded depreciation and amortization expense of $0.3 million for the quarter ended March 31, 1999 primarily related to the goodwill recorded as part of the Viona acquisition. See "--Acquired In-Process Research and Development Expense."

Years Ended December 31, 1997 and 1998

   Revenues. Total revenues increased 344% from $6.8 million in 1997 to $30.3 million in 1998. License and services revenue increased 139% from $1.4 million in 1997 to $3.4 million in 1998, primarily due to RAVISENT's launch of its first software solution, Software CineMaster 98. Hardware revenues increased 399% from $5.4 million in 1997 to $26.8 million in 1998, primarily due to sales to Dell Computer which incorporated RAVISENT's solution into a particular line of personal computers.

   Cost of Revenues. Cost of revenues increased 192%, from $8.4 million in 1997 to $24.5 million in 1998. The increase in cost of revenues was due to increased product costs associated with the manufacturing of RAVISENT's hardware related products.

   Gross Profit. Gross profit increased from a negative $1.6 million in 1997 to $5.7 million in 1998. As a percentage of total revenues, gross profit increased from a negative 23% to 19% in 1998. The increase in gross profit both in absolute dollars and as a percentage of total revenues in 1998 was primarily due to growth in RAVISENT's license and services business, which contributed $3.1 million or 54% of gross profit, and growth in sales of hardware subsystems, which contributed $2.6 million or 46% of gross profit.

   Research and Development Expenses. Research and development expenses increased 71% from $1.8 million in 1997 to $3.1 million in 1998. As a percentage of total revenues, research and development expenses decreased from 27% in 1997 to 10% in 1998. The increase in research and development expenses in absolute dollars was due to increased headcount associated with research and development. The decrease in research and development expenses as a percentage of total revenues resulted primarily from RAVISENT's increased revenue base.

   Sales and Marketing Expenses. Sales and marketing expenses increased 70% from $1.2 million in 1997 to $2.0 million in 1998. As a percentage of total revenues, sales and marketing expenses decreased from 17% to 6%. The increase in absolute dollars was primarily due to the building of the sales and marketing teams in the United States with increased emphasis on enhancing market awareness. The decrease in sales and marketing expenses as a percentage of total revenues resulted primarily from RAVISENT's shift from a retail-oriented distribution model, which required greater advertising expenses.

   General and Administrative Expenses. General and administrative expenses increased 173% from $1.7 million in 1997 to $4.7 million in 1998. As a percentage of total revenues, general and administrative expenses decreased from 25% to 15%. The increase in absolute dollars was primarily due to expenditures on administrative infrastructure to support RAVISENT's growing business operations. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to RAVISENT's increased revenue base.

   Depreciation and Amortization Expense. RAVISENT recorded depreciation and amortization expense in 1998 of $0.9 million primarily related to the goodwill recorded as part of the Viona acquisition. Additionally RAVISENT wrote off $7.9 million of acquired in-process research and development. See "--Acquired In-Process Research and Development."

Years Ended December 31, 1996 and 1997

   Revenues. Total revenues increased 63% from $4.2 million in 1996 to $6.8 million in 1997. License and services revenue increased 75% from $0.8 million in 1996 to $1.4 million in 1997. The increase in license and services revenue was primarily due to the addition of a licensing customer, Digital Processing Systems, Inc.

Hardware revenues increased 60% from $3.4 million in 1996 to $5.4 million in 1997. The increase in hardware revenues was primarily due to increased market acceptance of RAVISENT's software solutions with supporting hardware platform designs.

   Cost of Revenues. Cost of revenues increased 168% from $3.1 million in 1996 to $8.4 million in 1997. The increase in cost of revenues was primarily due to increased product costs associated with the manufacturing of RAVISENT's hardware related products.

   Gross Profit. Gross profit decreased from $1.1 million in 1996 to a negative $1.6 million in 1997. Gross profit decreased both in absolute dollars and as a percentage of total revenues in 1997. This decrease was primarily due to expenses associated with obsolete inventory, which reduced gross profit by approximately $0.7 million, price protection charges, which reduced gross profit by approximately $0.4 million, a $0.5 million decrease in higher margin services revenue and a greater portion of 1997 revenue was attributable to lower margin hardware sales.

   Research and Development Expenses. Research and development expenses increased 77% from $1.0 million in 1996 to $1.8 million in 1997. As a percentage of total revenues, research and development expenses increased from 25% in 1996 to 27% in 1997. The increase in research and development expenses in absolute dollars and as a percentage of total revenues was due primarily to increased headcount associated with new product development.

   Sales and Marketing Expenses. Sales and marketing expenses increased from $0.7 million in 1996 to $1.2 million in 1997. As a percentage of total revenues, sales and marketing expenses remained constant at 17% in 1996 and 1997.

   General and Administrative Expenses. General and administrative expenses increased 43% from $1.2 million in 1996 to $1.7 million in 1997. As a percentage of total revenues, general and administrative expenses decreased from 29% to 25%. The increase in absolute dollars was primarily due to expenditures on administrative infrastructure to support RAVISENT's growing business operations. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to RAVISENT's increased revenue base.

Quarterly Results of Operations

   The following tables present certain unaudited quarterly consolidated statements of operations data, both in absolute dollars and as a percentage of revenues, for the eight quarters ended March 31, 1999. In the opinion of management, this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of RAVISENT. Results of operations for any quarter are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

                                                        Quarter Ended
                          -------------------------------------------------------------------------------------
                          June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,
                            1997       1997       1997       1998       1998       1998       1998       1999
                          --------   ---------  --------   --------   --------   ---------  --------   --------
                                                       (In thousands)
Consolidated Statement
 of Operations Data:
Revenues:
 License and services...  $   461     $   139   $     6    $    10    $    987    $1,717    $   733     $2,290
 Hardware...............    2,834       1,398       612      3,133       3,867     8,091     11,750      8,522
                          -------     -------   -------    -------    --------    ------    -------     ------
Total revenues..........    3,295       1,537       618      3,143       4,854     9,808     12,483     10,812
Cost of revenues........    4,347         808     1,811      3,077       3,713     7,413     10,343      7,399
                          -------     -------   -------    -------    --------    ------    -------     ------
Gross profit............   (1,052)        729    (1,193)        66       1,141     2,395      2,140      3,413
Research and
 development............      432         497       513        498         944       697        982      1,465
Sales and marketing.....      289         262       259        465         476       478        545      1,062
General and
 administrative.........      384         378       765        505       1,201     1,318      1,649        837
Depreciation and
 amortization...........       12          13        13         15         281       297        313        314
Compensation related to
 stock options..........      --        1,408       --         --          --        --         139        --
Acquired in-process
 research and
 development............      --          --        --         --        7,900       --         --         --
                          -------     -------   -------    -------    --------    ------    -------     ------
Operating loss..........   (2,169)     (1,829)   (2,743)    (1,417)     (9,661)     (395)    (1,488)      (265)
Interest expense, net...       31          38       101        127         350        95        150         45
Other income............      716         --        --         --          --        --         --         --
                          -------     -------   -------    -------    --------    ------    -------     ------
   Net loss.............  $(1,484)    $(1,867)  $(2,844)   $(1,544)   $(10,011)   $ (490)   $(1,638)    $ (310)
                          =======     =======   =======    =======    ========    ======    =======     ======
As a Percentage of Total
 Revenues:
Revenues:
 License and services...     14.0 %       9.0 %     1.0 %      0.3 %      20.3 %    17.5 %      5.9 %     21.2 %
 Hardware ..............     86.0        91.0      99.0       99.7        79.7      82.5       94.1       78.8
                          -------     -------   -------    -------    --------    ------    -------     ------
Total revenues..........    100.0       100.0     100.0      100.0       100.0     100.0      100.0      100.0
Cost of revenues........    131.9        52.6     293.0       97.9        76.5      75.6       82.9       68.4
                          -------     -------   -------    -------    --------    ------    -------     ------
Gross profit............    (31.9)       47.4    (193.0)       2.1        23.5      24.4       17.1       31.6
Research and
 development............     13.1        32.3      83.0       15.8        19.5       7.1        7.9       13.6
Sales and marketing.....      8.8        17.0      41.9       14.8         9.8       4.9        4.4        9.8
General and
 administrative.........     11.7        24.6     123.8       16.0        24.8      13.4       13.2        7.7
Depreciation and
 amortization...........      0.3         0.8       2.1        0.5         5.8       3.0        2.5        2.9
Compensation related to
 stock options..........      --         91.6       --         --          --        --         1.1        --
Acquired in-process
 research and
 development............      --          --        --         --        162.7       --         --         --
                          -------     -------   -------    -------    --------    ------    -------     ------
Operating loss..........    (65.8)     (118.9)   (443.8)     (45.0)     (199.1)     (4.0)     (12.0)      (2.4)
Interest expense, net...      0.9         2.5      16.3        4.1         7.2       1.0        1.2        0.4
Other income............     21.7         --        --         --          --        --         --         --
                          -------     -------   -------    -------    --------    ------    -------     ------
   Net loss.............    (45.0)%    (121.4)%  (460.1)%    (49.1)%    (206.3)%    (5.0)%    (13.2)%     (2.8)%
                          =======     =======   =======    =======    ========    ======    =======     ======

   Hardware revenues decreased in the quarters ending September 30, 1997 and December 31, 1997 from prior periods due to RAVISENT'S transition away from distributors and retail customers towards top tier personal computer manufacturer customers. License and services revenue increased $1.6 million in the quarter ending March 31, 1999 from the immediately preceding quarter due to the Company's transition towards a licensing model. License and services revenue increased $0.7 million in the quarter ending September 30, 1998 primarily due to revenues from an up-front license fee. Hardware revenues decreased $3.2 million in the quarter ending March 31, 1999 from the immediately preceding quarter primarily due to RAVISENT's transition away from a hardware sales model towards a licensing model. Cost of revenues increased $1.0 million in the quarter ending December 31, 1997 from the immediately preceding quarter due to the write-off of inventory of approximately $0.7 million, with the balance of the increase attributable to price protection associated with RAVISENT's transition away from the retail distribution channel. Gross profit decreased by $0.3 million in the quarter ending December 31, 1998 from the immediately preceding quarter. The decline, both in absolute dollars and as a percentage of revenues, was primarily due to upfront license fees received in the preceding quarter. In April 1998, RAVISENT expensed $7.9 million of the purchase price as acquired in-process research and development in connection with the acquisition of Viona. The increase in general and administrative expense beginning in the quarter ending June 30, 1998 is primarily the result of increased personnel costs of $0.2 million, and increased professional fees of approximately $0.2 million to support the growth of RAVISENT's infrastructure. General and administrative expenses declined by $0.8 million for the quarter ended March 31, 1999 as compared to the immediately preceding quarter primarily due to reclassification of overhead costs in order to more accurately reflect departmental reporting and one-time fees for professional services, which decreased by $0.1 million. The increase in depreciation and amortization expense beginning in the quarter ending June 30, 1998 is the result of the amortization of goodwill and other intangible assets in connection with the acquisition of Viona in April 1998. Compensation expense related to stock options in the quarters ending September 30, 1997 and December 31, 1998 relates to stock options granted to certain employees of RAVISENT at less than the estimated fair market value of RAVISENT's common stock on the date of grant and other grants to non-employees.

   RAVISENT's business is subject to a variety of risks, many of which are outside of RAVISENT's control, including those discussed elsewhere in this prospectus. See "Risk Factors--You should expect our quarterly operating results to fluctuate in future periods and they may fail to meet expectations of securities analysts or investors, which could cause our stock price to decline."

Acquired In-Process Research and Development

   In April 1998, RAVISENT completed the acquisition of Viona, a company specializing in the development of digital video technology. RAVISENT paid $6.1 million in cash, of which $2.6 million was paid at closing, $2.1 million will be paid during 1999, and $1.4 million will be paid in equal installments at the end of each of the next three fiscal years, issued 1,204,820 shares of RAVISENT's common stock valued at $4.8 million and incurred transaction costs of $0.8 million. For accounting purposes, payments due in future periods have been discounted.

   The acquisition of Viona was recorded under the purchase method of accounting. A portion of the purchase price was allocated to in-process research and development technology, which resulted in a charge of approximately $7.9 million to RAVISENT's operations in April 1998. The in-process research and development technology was valued using a cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted using a 30%-35% discount rate for risks, probabilities and uncertainties, including the stage of development of the technology, viability of target markets, and other factors.

   As of the acquisition date, Viona was conducting significant ongoing research and development into five new software and hardware products including enhancements to the existing digital video and audio system solutions previously developed by RAVISENT. At the date of acquisition, these projects had not reached technological feasibility and there was no alternative future use for them. The five research and development projects included:

    . CineMaster LC Hardware DVD Decoder, a single circuit board or card that can be added to a personal computer to allow the personal computer to process digital video signals. At the time of the acquisition, Viona was conducting research and development to integrate this product into a single chip-based design in an effort to reduce manufacturing costs and to improve playback performance quality. This research and development project had completed only alpha testing and was approximately 80% complete at the date of acquisition. Viona had incurred approximately $117,000 of research and development expense and estimated that $35,000 would be required to complete the development of the project. Development was completed during 1998.

    . CE DVD Set-top Player/Portable Player, a DVD playback set-top reference design for equipment manufacturers which was expected to provide full DVD playback capabilities such as fast forward, rewinding, multi-language and surround sound audio. At the time of the acquisition, this project had not yet completed alpha testing and there was significant uncertainty of completion. RAVISENT estimated that the project was approximately 5% complete. Viona had incurred approximately $30,000 of research and development expense and estimated that $500,000 would be required to complete the development of the project. Development is expected to be completed within the next twelve months.

    . DVD Software Encoder, a software solution to enable the processing of digital video signals which is designed to eliminate the need for a DVD encoder chip or circuit board by utilizing software to record DVD and video streams on a personal computer. At the time of the acquisition, this project had not yet completed alpha testing and there was significant uncertainty of completion. RAVISENT estimated that the project was approximately 40% complete. Viona had incurred approximately $121,000 of research and development expense and estimated that $203,000 would be required to complete the development of the project. Development is expected to be completed within the next twelve months.

    . HDTV Hardware Decoder, a circuit board or card that could enable personal computers to process HDTV signals. At the time of the acquisition, this project had not yet completed alpha testing and there was significant uncertainty of completion. RAVISENT estimated that the project was approximately 35% complete. Viona had incurred approximately $63,000 of research and development expense and estimated that $111,000 would be required to complete the development of the project. Development is expected to be completed within the next twelve months.

    . HDTV Software Decoder, a software solution designed to allow a personal computer to process HDTV signals without the need for a hardware solution. At the time of the acquisition, this project had not yet completed alpha testing and there was significant uncertainty of completion. RAVISENT estimated that the project was approximately 15% complete. Viona had incurred approximately $15,000 of research and development expense and estimated that $150,000 would be required to complete the development of the project. Development is expected to be completed within the next twelve months.

   The efforts required to develop the acquired in-process technology into commercially viable products principally relate to the completion of all planning, designing and testing activities that are necessary to establish that the products can meet their design requirements, including function, features and technical performance requirements.

   RAVISENT based its determination of the acquired in-process technology allocation on recently issued guidance by the Securities and Exchange Commission and considered such factors as degree of completion, technological uncertainties, costs incurred and projected costs to complete. Acquired in-process technology projects continue to progress, in all material respects, consistent with management's original assumptions used to value the acquired in-process technology. See Note 4 of Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

   Since inception, RAVISENT has financed its operations primarily through the issuance and sale of debt and equity securities to investors. As of March 31, 1999 RAVISENT had approximately $2.2 million in cash and cash equivalents.

   Net cash provided by operating activities for the three months ended March 31, 1999 was $0.9 million. Net cash used by operating activities for the three months ended March 31, 1998 and the years ended 1996, 1997 and 1998 was $2.1 million, $2.0 million, $2.5 million and $9.7 million, respectively. Cash used in operating activities in each of these periods was primarily the result of net losses, adjusted for non-cash items, including in 1997 and 1998 compensation expense; in 1998, acquired in-process research and development expense; and in 1998 and the three months ending March 31, 1999, depreciation and amortization expense primarily related to the goodwill recorded with the acquisition of Viona, offset by increases in accounts receivable and increases in inventory associated with the increase in hardware sales.

   Net cash provided by investing activities for the three months ended March 31, 1999 was $8,000. Net cash used by investing activities for the three months ended March 31, 1998 and the years ended 1996, 1997 and 1998 was $0.06 million, $0.1 million, $0.03 million and $4.0 million, respectively. Cash used in investing activities in each period consisted primarily of net purchases of furniture and equipment. In 1998, cash used in investing activities also included the costs associated with the Viona acquisition.

   Net cash provided by financing activities for the three months ended March 31, 1998 and 1999 and the years ended 1996, 1997 and 1998 was $4.2 million, $0.3 million, $2.1 million, $3.0 million and $14.2 million, respectively. Cash provided by financing activities was primarily attributable to net proceeds from the issuance of debt and equity securities to investors.

   As of March 31, 1999, RAVISENT's principal commitments consisted of obligations outstanding under equipment leases and notes payable to partially fund its operations and capital purchases. The equipment leasing arrangements consist primarily of RAVISENT paying rental fees to third party leasing providers at interest rates between 15% to 18%, that maintain title to the leased equipment. In most cases, there are no obligations for RAVISENT to purchase the equipment at the end of the term. Although RAVISENT has no material commitments for capital expenditures, it anticipates a substantial increase in its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. In addition, RAVISENT has approximately $2.5 million at March 31, 1999 of payments due over the next two years to the former owners of Viona.

   As of March 31, 1999, RAVISENT had a $5 million line of credit with Silicon Valley Bank. Under the terms of the line of credit, borrowings are subject to a percentage of "eligible" accounts receivable and inventory, as defined in the credit documentation, and bear interest at a rate of prime plus 1% per annum (8.75% at March 31, 1999). In addition, RAVISENT must:

  . maintain a tangible net worth of an amount equal to $1.8 million plus 75% of RAVISENT's net profits for the previously completed fiscal quarter;

  . supply Silicon Valley Bank within ten days after the end of each month, monthly receivables, payables reconciliations and perpetual inventory reports; and

  . supply Silicon Valley Bank within 30 days after the end of each month, monthly unaudited financial statements and compliance certificates.

   At March 31, 1999 approximately $1.3 million was outstanding and $1.7 million was available under the line of credit. At March 31, 1999, RAVISENT was not in compliance with the tangible net worth covenant but had received a waiver from Silicon Valley Bank for this violation. In addition, Silicon Valley Bank agreed to lower the tangible net worth requirement to $1.0 million. This line of credit expires in July 2000. Silicon Valley Bank has senior security interest in substantially all of the assets of RAVISENT.

   Although it has not conducted any studies or had discussions with advisors, RAVISENT presently anticipates that the net proceeds from this offering, together with existing sources of liquidity and cash anticipated to be provided by operations, if any, together with borrowings available under its line of credit, will be adequate to meet its cash needs for at least the next twelve months.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   In February 1999, RAVISENT initiated a Year 2000 compliance program. The program is directed by RAVISENT's quality assurance manager and includes an intra-company task force with members from each of RAVISENT's principal internal divisions, including finance and administration, systems, engineering and marketing. The task force is charged with identifying areas of potential risk within each department, and making the appropriate evaluation, modification, upgrade or replacement, as appropriate.

 Scope of Year 2000 Assessment

   RAVISENT's Year 2000 compliance program is in the process of investigating Year 2000 compliance in each of RAVISENT's offices, in Malvern and Lancaster, Pennsylvania, San Jose California and Karksruhe, Germany. The departments under investigation include:

  . product management;

  . program management;

  . marketing;

  . sales;

  . human resources;

  . engineering;

  . quality assurance;

  . development analysis;

  . production;

  . procurement;

  . certification;

  . administration;

  . finance;

  . operations;

  . management information systems; and

  . internet.

   In addition, RAVISENT is examining its operations for Year 2000 impact and compliance. The operational areas under investigation include:

  . products;

  . software applications;

  . facilities;

  . suppliers and vendors; and

  . computer systems.

 Budget and Schedule

   RAVISENT has allocated a total of approximately $50,000 for completing its Year 2000 compliance plan. RAVISENT has budgeted approximately $30,000 for cash outlays for software and hardware replacement. In addition, under the compliance plan designated RAVISENT employees are required to spend a portion of their time in support of the compliance program. RAVISENT currently estimates personnel costs associated with the Year 2000 task force to be approximately $20,000. RAVISENT estimates that it has expended approximately 20% of its budget for Year 2000 compliance.

   Phase 1 of RAVISENT's compliance plan commenced in February 1999. The last phase of the compliance plan is expected to conclude in October 1999. The major milestones for each phase, and their expected dates of completion, are as set forth below:

   Task                                             Anticipated Completion Date
   ----                                             ---------------------------
   Identify risk areas                                      March 1999
   Evaluation of potential risks                      June through July 1999
   Modify, upgrade or replace affected
    systems                                                  July 1999
   Test high risk areas                                    October 1999
   Make additional changes as necessary                    October 1999
   Re-testing                                              November 1999
   Implement back-up plan                                  October 1999

   RAVISENT is currently in the process of identify its potential risk areas. This process includes contacting third parties that provide services used in RAVISENT's operations. The result of this inquiry is discussed below.

 Products

   RAVISENT's products have no inherent time or date function. RAVISENT reviewed the engineering specifications for its products, and made the determination that because there is no inherent time or date function, no testing of the products was necessary.

 Third Party Hardware and Software Systems and Services

   RAVISENT is in the process of evaluating all of the third party systems and software that it uses in its business. RAVISENT has been informed by its payroll and commercial banker that their systems are Year 2000 compliant. RAVISENT has not yet received its response to its request for Year 2000 certification from its manufacturing subcontractors, raw materials providers, office suppliers and benefits providers.

   RAVISENT has identified approximately 150 commercial software packages (including multiple releases of the packages) and an additional approximately 50 hardware and software systems that are used in RAVISENT's business. RAVISENT has received assurances satisfactory to it from a majority of the providers of these hardware and software systems that the systems are Year 2000 complaint. RAVISENT has further determined that Year 2000 "patch kits" are available for a majority of the commercial software applications it uses in its business for which it has not received assurances of Year 2000 compliance. RAVISENT has not yet received assurances as to Year 2000 compliance from those parties from which it licenses in material technology, including Dolby audio technology and encryption and decryption software. Should raw materials used in RAVISENT's Hardware CineMaster product, such as semiconductors, or the software RAVISENT licenses related to audio technology or encryption and decryption, not be Year 2000 compliant, RAVISENT would not be able to ship its product, it would not be able to fulfil its contractual obligations and its business would be severely harmed.

   RAVISENT's Year 2000 compliance program has to date revealed that its telephone system is the only third party system that is not compliant and will need to be replaced. The cost of replacing the hardware and software associated with this system is estimated to be approximately $3,000.

 Contingency Plan

   As noted above, RAVISENT's Year 2000 compliance plan currently is expected to be substantially complete by November 1999. This includes re-testing non-compliant areas and developing a back-up plan by no later than October 1999.

   Moreover, RAVISENT may discover Year 2000 compliance problems in its systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into RAVISENT's information systems may need to be revised or replaced, all of which could be time-consuming and expensive and result in the following, any of which could adversely affect RAVISENT's business, financial condition and results of operations:

  . delay or loss of revenue;

  . cancellation of customer contracts;

  . diversion of development resources;

  . damage to RAVISENT's reputation;

  . increased service and warranty costs; and

  . litigation costs.

  The failure of RAVISENT to fix or replace its third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Positions, or SOP, No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. The adoption of SOP No. 98-1 did not have a material effect on RAVISENT's capitalization policy.

   In April 1998, the AICPA issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. RAVISENT has expensed these costs historically, therefore, the adoption of SOP No. 98-5 did not have a material impact on RAVISENT's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because RAVISENT does not currently hold any derivative instruments and does not engage in hedging activities, RAVISENT expects that the adoption of SFAS No. 133 will not have a material impact on its financial position or results of operations. RAVISENT will be required to implement SFAS No. 133 for the year ending December 31, 1999.

   In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions. SOP 98-9 amends SOP 97-2 and SOP 98-4 extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. RAVISENT does not expect the adoption of SOP 98-9 to have a material effect on its results of operations or financial condition.

Qualitative and Quantitative Disclosures About Market Risk

   RAVISENT develops products in the United States and sells such products in North America, Asia and Europe. As a result, RAVISENT's financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make RAVISENT's products less competitive in foreign markets. RAVISENT does not use derivative instruments to hedge its foreign exchange risk. RAVISENT's interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of its investments are in short-term instruments. Due to the nature of RAVISENT's short-term investments, RAVISENT has concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS

   RAVISENT designs, develops, licenses and markets innovative modular software solutions that enable digital video and audio stream management in personal computer systems and consumer electronics devices. RAVISENT also licenses supporting hardware designs to selected customers and provides customization services and customer support. "Stream management" includes recording, playback and other manipulation of a video or audio input or "stream" in a useful way. RAVISENT's solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk, or DVD; direct broadcast satellite, or DBS, or its European counterpart, digital video broadcasting, or DVB; and high definition television, or HDTV, on existing personal computer and consumer electronics platforms. RAVISENT's digital solutions incorporate industry standards, such as MPEG-1, MPEG-2 and Dolby Digital, for video and audio compression, the process of storing video or audio content in digital form, using the same powerful, easily customizable and modular software architecture and remaining independent of operating systems and silicon components. As digital technology continues to evolve and standards change, RAVISENT can add new modules to its software to provide additional functionality without requiring the altering of existing core components of its digital solution. Moreover, RAVISENT's modular approach provides its customers with enhanced flexibility and adaptability that enables the rapid introduction of new products to market. RAVISENT intends to leverage the flexibility of its products to capitalize on the shift from analog to digital content across the media and entertainment industries.

   RAVISENT's products focus on two important markets, the personal computer market and the consumer electronics market. RAVISENT's products incorporate a common, or "core," high-performance software code across multiple applications in each market. This allows personal computer and consumer electronics manufacturers to achieve faster time-to-market, to cross-market their product offerings, to develop a customizable, consistent look and feel across product lines and to reduce technical support costs. In the personal computer market, RAVISENT's current products consist of high-performance digital video and audio decoding and encoding solutions. In the consumer electronics market, RAVISENT's current product is a high-performance software solution with multiple supporting hardware platform designs that provides digital audio and video stream management. RAVISENT's digital solutions provide personal computer and consumer electronics manufacturers with a foundation to support future components, operating systems and functionalities in a rapid and cost effective manner.

   RAVISENT's DVD solutions are incorporated into the products of seven of the top ten personal computer manufacturers, based on total unit sales. Personal computer and peripherals manufacturers currently shipping RAVISENT's products include ATI Technologies Inc., Compaq Computer Corporation, Dell Computer Corporation, Fountain Technologies, Inc., Fujitsu Microelectronics, Inc., Gateway 2000, Inc., Hewlett-Packard Company, Micron Electronics, Inc. and Packard Bell NEC Europe. Consumer electronics manufacturers that have agreed to incorporate RAVISENT's technology include Tottori-Sanyo Electric Co., Ltd. (a subsidiary of Sanyo Electronics Corporation, Inc.) and Yamaha Corporation of America. RAVISENT also has strategic relationships with ATI Technologies, Dolby Laboratories, Inc., Intel Corporation and STMicroelectronics.

Industry Background

   Historically, the personal computer and consumer electronics industries addressed video and audio content using different technologies. The personal computer developed around digital technology using the central processing unit, or CPU, which was initially expensive and unable to simultaneously run the operating system and manipulate video and audio inputs at satisfactory performance levels. As a result, digital video content was managed by a stand-alone semiconductor device or module. In contrast, the consumer electronics industry evolved using lower cost analog solutions that were able to provide acceptable performance, but were typically passive and did not permit the users to edit or enhance the content. Advances in semiconductor technology have dramatically lowered the price of high performance microprocessors, allowing personal computers and consumer electronics devices to employ software solutions to manage video and audio streams in a digital format without overburdening their CPUs. Moreover, today, when evaluating a digital personal computer or consumer electronics device, consumers are increasingly demanding digital video and audio capabilities such as

3-D graphics, editing and compression. Analog formatted devices cannot provide these capabilities. Meanwhile, digital formats have emerged that provide higher image resolution and quality, the opportunity to deliver a wide range of new services and content, more efficient use of limited transmission spectrums and the ability to deliver customized and interactive services. As a result, a growing number of personal computer and consumer electronics manufacturers are storing, accessing and playing video and audio streams in a digital format.

   A number of trends are accelerating the migration of manufacturers from analog to digital technology, including advances in technology, the evolution of standards, government and private initiatives and the increasing availability of content.

    . Advances in Technology. In the past, multiple silicon devices were needed to process digital video and audio streams. As silicon technology progressed, in many instances one such device was needed. Today, as microprocessor computing speeds continue to increase, software-only solutions are capable of providing video and audio stream management at a lower cost and at a performance level indistinguishable from dedicated silicon approaches.

    . Evolution of Standards. Historically, a significant barrier to the growth of digital video and audio technology was the lack of widely accepted technological standards. Today, industry participants have adopted a video compression standard known as MPEG-2 that enables video and audio compression for digital transmission and storage. MPEG-2 is currently deployed as the DVD solution in personal computers and DVD players and has been adopted as the standard for digital television, or DTV, and HDTV. In addition, Dolby Digital, formerly known as AC-3, designed by Dolby Laboratories, has emerged as an industry standard for audio compression.

    . Government and Private Initiatives. A number of government and private initiatives have also emerged to fuel the shift from analog to digital technology. For example, the cable television industry has adopted the "OpenCable" standard under which digital cable boxes will be manufactured and sold through retail channels similar to personal computers and television sets, thereby creating a new product market. Also, under the Telecommunications Act of 1996, all broadcasters are required to change their broadcasting formats to digital and to cease carrying analog broadcasts by 2006. This will require every owner of an analog television set to purchase either a new digital television set or a digital converter box in the next seven years.

    . Increasing Availability of Content. The introduction of many forms of stand-alone content for digital media will lead consumers to shop for devices, such as DVD players and recorders, digital cable set-top devices and digital television sets, on which stand-alone content can be seen, heard, edited and stored. Already, there are over 2,300 movie titles available in DVD format. The recording industry has adopted the DVD format to be used in next-generation audio devices. Cable television providers have adopted content strategies intended to capitalize on the trend toward digital technology through increased channel capacity and higher-resolution, interactive digital programming.

   Advances in microprocessor speed and capacity coupled with the shift to digital technology are leading the personal computer and consumer electronics markets to converge at an accelerating pace. As the personal computer and consumer electronics industries converge, two major trends have emerged. First, the integration of video and audio streams with digital technology is increasing the complexity of product design. Second, products have shorter life cycles as a result of rising digital processing capabilities, falling prices of semiconductors and rapidly improving software. In the past, consumer electronics products relied on multiple special-purpose silicon devices to provide the necessary system performance, with each device performing a particular function such as video or audio decoding. Similarly, the personal computer industry has historically been driven by the latest in semiconductor innovation and has timed product introductions around microprocessor advances, which typically have occurred twice a year. The strategy of relying upon a special-purpose silicon device carried two major risks: high product development cost and premature product obsolescence. The risk of high product development cost came from the time and effort required to adapt a silicon-based solution to address each new feature or product platform. The risk of product obsolescence resulted from the fixed-function nature of the special-purpose silicon device and the inability of manufacturers

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

to rapidly change product offerings in light of changes in consumer preferences for applications or functionality. As the speed of microprocessors increased, the ability to shift more and more complex tasks from a special-purpose silicon device to software increased. As a result, personal computer and consumer electronics manufacturers are now able to use digital solutions with a more-adaptable and inexpensive software-only format, giving them the flexibility to innovate without the risk of quick obsolescence.

   RAVISENT believes that personal computer and consumer electronics manufacturers are seeking to leverage their expertise and brand recognition in order to deliver digital products that provide a new set of choices for consumers in new markets. For example, all existing television sets, video cassette recorders, stereos, set-top boxes and personal computers are candidates for upgrade to digital technologies. To enter into these new markets and capitalize on upgrade cycles for these products, personal computer and consumer electronics manufacturers are seeking new digital product solutions that permit rapid time-to-market with the latest features and functionality. RAVISENT believes that these product solutions must be extensible and have a customizable architecture that allows product differentiation and facilitates migration across product lines and markets. In particular, in order to keep pace with the rapidly-changing product cycles of personal computer and consumer electronics manufacturers and be cost effective, these product solutions must rely on software that is independent of operating system platforms and not on the design of a special-purpose silicon device and its associated operating systems.

The RAVISENT Solution

   RAVISENT designs, develops, licenses and markets innovative modular software solutions and supporting hardware designs that enable digital video and audio stream management in personal computer systems and consumer electronics devices. RAVISENT's solution is based upon a common, or "core," software code and contains high-performance digital video and audio decoding and encoding engines that implement complex algorithms, which optimize the performance of the solution within a particular system or device. These engines, in turn, enable decoding and encoding of media formats such as DVD, DBS/DVB and HDTV on existing personal computer and consumer electronics platforms. RAVISENT's digital solutions incorporate industry standards for video and audio compression and are independent of operating systems and silicon components. By using RAVISENT's solution, its customers can provide various video and audio processes normally completed by special-purpose silicon devices with software modules at a fraction of the cost.

   RAVISENT believes that its digital solutions provide a number of significant advantages for personal computer and consumer electronics manufacturers. RAVISENT's personal computer and consumer electronics products are built using the same powerful, easily customizable and modular software architecture. This modular approach provides RAVISENT's customers with enhanced flexibility, enabling them to rapidly introduce products to market. In addition, using RAVISENT's software solutions frees these customers from semiconductor design cycles. As digital technology evolves and standards change, RAVISENT can add new modules to its software to address the changes without needing to alter existing components of its digital solution.

   Examples of how RAVISENT's digital solutions are being implemented include:

    . In the personal computer market, Dell Computer uses RAVISENT's DVD decoding solutions in all of its DVD-enabled desktop personal computers. Dell Computer has migrated RAVISENT's solution across multiple product cycles through RAVISENT's customization and optimization services, even when the different cycles involve changing graphics requirements and different microprocessors. The RAVISENT digital solution allows Dell Computer to use the same user interface in each of these DVD-enabled product lines while maintaining high quality video and audio performance and rapid time-to-market delivery.

    . In the consumer electronics market, Sanyo Electronics, by using RAVISENT's software solution and supporting hardware platform design, can now offer high quality video and audio performance together with significant cost savings in its DVD players. RAVISENT's technology is designed to enable Sanyo Electronics to migrate this platform to accommodate additional technologies such as DBS/DVB, DTV and HDTV.

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

Strategy

   RAVISENT's strategy is to be the leading global provider of digital video and audio solutions to personal computer and consumer electronics manufacturers. RAVISENT believes that the most effective way to achieve its strategy is to become an intellectual property company that licenses its technology to manufacturers that will, in turn, use RAVISENT's solutions to penetrate very large personal computer and consumer electronics markets. Key elements of RAVISENT's strategy include:

   Grow License Business Model Among Top Tier Personal Computer and Consumer Electronics Manufacturers. RAVISENT's strategy is to license its software solutions and supporting hardware designs to leading personal computer and consumer electronics manufacturers. RAVISENT believes that the success of its manufacturing customers in the digital video and audio markets will continue to validate its technology. RAVISENT intends to leverage its existing customer relationships into additional product lines and to seek out additional personal computer and consumer electronics manufacturers as customers. RAVISENT believes that its license model avoids the pitfalls of manufacturing, storing and distributing hardware-based digital solutions while simultaneously increases profitability. RAVISENT also believes that by developing customized solutions in partnership with its customers, it will avoid commoditization of its products.

   Extend Technological Leadership. RAVISENT has established its line of CineMaster products as a leading DVD solution for the personal computer market. RAVISENT's experience in providing digital video and audio technologies has enabled it to stay at the forefront of the transition to digital technologies. For example, RAVISENT believes it was the first company to display a working DVD decode solution on a personal computer, the first company to demonstrate an HDTV decode solution on a personal computer and the first company to display an all-software HDTV decode solution. RAVISENT intends to continue to invest in research and development both internally and in conjunction with its customers and strategic partners to maintain its technological leadership, improve its current product offerings and leverage its proprietary technologies.

   Leverage Technology and Expertise into New Markets. RAVISENT intends to leverage its modular software solutions and DVD expertise into multiple consumer electronics markets, such as the emerging DTV, HDTV, DBS/DVB and digital cable markets. RAVISENT believes that these markets will undergo dramatic growth in the next few years and that the extensibility of its products across multiple digital markets will provide it with an advantage over competitors focused on a single product, technology or market. In the future, RAVISENT plans to supplement its distribution channel by establishing an Internet presence to maximize direct contact with its customers, facilitate electronic sales of its products and sell associated products directly to end users. In May 1999, RAVISENT launched the web site Cinemazing.com, through which it currently provides access to DVD rentals and sales through a "click through" arrangement with on-line DVD distributors, such as DVDExpress, NetFlix and Barnesandnoble.com.

   Focus on Strategic Relationships. RAVISENT's solutions are incorporated into the products of seven of the top ten personal computer manufacturers and two leading consumer electronics manufacturers. In addition, RAVISENT has established strategic relationships with leading technology companies, such as ATI Technologies, Dolby Laboratories, Intel and STMicroelectronics. RAVISENT believes these industry relationships better position it to stay abreast of industry trends, respond to the needs of its customers, provide input into industry standards and improve its product planning process. RAVISENT intends to continue to develop its existing strategic relationships and develop new strategic relationships in targeted areas.

Technology

   RAVISENT has designed its digital video and audio stream management solutions to be independent of the hardware platform on which they run. RAVISENT's designs are based on a modular software architecture, whereby each of the technical standards that are used for various digital media is addressed through an independent self-contained module of RAVISENT's software. For example, compliance with MPEG-2 and Dolby Digital has been achieved through completely discrete components of RAVISENT's software that can be "plugged in" to each other or to other modules addressing other standards or features of RAVISENT's

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products. Furthermore, each of these modules can address particular semiconductors or central processing units (CPUs) as needed. As a result, RAVISENT's architecture allows personal computer and consumer electronics manufacturers to choose different combinations of software and hardware configurations for their products while maintaining a consistent look and feel.

   RAVISENT's module-based approach to its digital solutions is designed to provide flexibility and adaptability as relevant technologies evolve and standards change. For example, as new digital technology develops, whether hardware or software-based, RAVISENT can add new modules to address the new technology without altering other components of its digital solution. In addition, as the processing speeds and capabilities of personal computers and graphics cards improve, hardware-based modules can be replaced with software modules, again without requiring the alteration of other components of RAVISENT's overall architecture. The same flexibility also applies to the user interface and storage modules. For example, as new platforms and operating environments arrive, only the interface modules will need to be altered to adapt.

   RAVISENT identifies emerging technologies necessary for future platforms which address various media sources such as those shown below. RAVISENT then applies its high-performance modular software solution to manage these sources in a digital format, enabling manufacturers to support these technologies in various devices:

                             [Graphic appears here]

Description of graphic
The graphic consists of three columns of boxes with blocks of text inside of them. The first column has four small boxes, the second column has one large box and the third column has two medium-sized boxes. Arrows point from each box in the first column to the box in the middle column and from the box in the middle column to each of the two boxes in the third column.
Over the first column is the word "Sources." The words appearing in the first box in the first column are "Recorded Media" (in bold) and below the words "DVD, DVD-ROM, CD, CD-ROM, Video CD." The words appearing in the second box in the column are "Broadcast Media" (in bold), and below the words "Digital Satellite, DTV, HDTV, Digital Cable." The words appearing in the third box in the first column are "Legacy Media" and below the words "TV, Analog Cable, VCR, Analog Inputs." The words appearing in the fourth box in the first column are "Network Media" and below the words "Streaming MPEG Video and Digital Audio." Over the second column are the words "RAVISENT Solution." The words appearing in the single box in the second column are "Software Algorithms and IP Cores," "Software Drivers," "Hardware Designs," "Applications Programming Interfaces" and "End User Applications." All of these words are in large bold print and each phrase appears over the next.
Over the third column is the word "Devices." The words appearing in the first box in the third column are "PC Products," (in bold). Below are the words "Desktop and Laptop Systems Incorporating:" (in bold) and below this (not in bold) are the words "DVD, HDTV, Digital Satellite, Digital Cable, Digital VCR." The words appearing in the second box in the third column are "CE Products" (in bold) below which are the words "DVD Players, DVD portable players, DVD game consoles, HDTV decoder boxes, Digital Satellite set-tops, Digital Cable set-tops, Digital VCRs."

    .  Software Algorithms and IP Cores

      Software algorithms are designed to work with multiple microprocessors, operating environments or semiconductor devices. They exist in high level language forms but perform silicon level functions such as video decoding and encoding.

    .  Software Drivers

      Software drivers control the core software or hardware implementations. They are designed for specific operating systems and typically run in Microsoft operating environments; nonetheless, the core design allows for porting to other environments. Software drivers are the "middleware" that connects the algorithms of RAVISENT's solution to the operating environments.

    .  Hardware Designs

      Hardware designs are developed with a modular approach to allow for flexible silicon device selection and adaptation to industry standard interfaces. RAVISENT licenses its hardware designs to enable its software licensees to deliver a complete product.

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    .  Application Programming Interfaces

      Application programming interfaces, or APIs, allow for the use of RAVISENT software drivers or hardware components by third party applications as well as independent application development by RAVISENT teams. These tools are developed around multiple industry standards and interfaces to allow for full-feature access.

    .  End User Applications

      End user applications are delivered to RAVISENT customers as complete multi-language installations which provide customizable, full-featured graphical user interfaces.

   The diagram below represents the digital media flow through the RAVISENT solution:

                             [Graphic appears here]

Description of graphic
The graphic consists of a flowchart of boxes with arrows pointing from each box toward one or more boxes below or to the right. There is a column of four boxes on the left under the word "Sources." These boxes are the same as appear in the first column of boxes in the graphic on page 46 and the same words appear inside each of them, respectively. To the right of this column is a group of boxes encircled by a dotted rectangular line with the words "RAVISENT Solution" appearing above and outside of this dotted line. All of the boxes are inside the dotted line except the four boxes in the "sources" column
The four boxes in the "Sources" column on the left each point to a single long rectangular box inside of which are the words "Source Management." This box points to another long rectangular box inside of which are the words "Media Router." Below this box is a small square box inside of which are the words "Media Caching." An arrow points to and from this box and the "Media Router" box. Arrows point from the "Media Router" box to each of two small square boxes inside of which are the words "Media Decode" and "Convergence User Interface" respectively. Below the "Convergence User Interface" box is a small square box inside of which are the words "Intelligent Agent." An arrow points to and from this box and the "Convergence User Interface" box. Arrows also point from each of the "Media Decode" and "Convergence User Interface" boxes to a small square box inside of which are the words "User Presentation."

    .  Source Management

      RAVISENT's digital video and audio source management solution starts by controlling and decoding multiple video and audio streams from either digital or digitally converted analog sources.

    .  Media Router/Media Caching

      After the streams are received and converted, they are directed via the "Media Router" module to either store the streams for future playback using a temporary memory storage module called the "Media Caching" module, or deliver them to the "Media Decode" module for immediate presentation.

    .  Media Decode/Convergence User Interface/Intelligent Agent

      Upon delivery, the "Media Decode" module translates the compressed data into video and audio streams. At this point, RAVISENT's "Convergence User Interface" module allows users to

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

      control the final presentation of the stream as well as to provide a customized look and feel. RAVISENT plans to add intelligent agents that would enable user habit-based automatic programming and simultaneous playback and recording capabilities.

    . User Presentation

      As a final step, RAVISENT's "User Presentation" module converts the audio and video streams to the proper output format for presentation on multiple devices including computer monitors, television sets and speakers.

Products and Services

 Products

   RAVISENT licenses its high-performance, customizable, modular software solutions and supporting hardware designs to manufacturers to enable digital video and audio playback and recording within the personal computer and consumer electronics industries. Overall, RAVISENT has 22 individual licenses with its customers for technology incorporated into their products. RAVISENT currently licenses the following three products:

    . Hardware CineMaster 98, a software DVD solution with a supporting hardware platform design that is incorporated into the systems of three major personal computer manufacturers to enable DVD playback in their products. A Dell Computer system incorporating Hardware CineMaster 98 won the Editors' Choice Award for high-end personal computers in December 1998 in both PC World and PC Magazine. Both awards cited the quality of the DVD playback in general and RAVISENT's solution in particular. Historically, RAVISENT derived hardware revenue from, and was responsible for, the manufacture and delivery of this product. In early 1999, RAVISENT began to contract with third party manufacturers to manufacture and deliver this product directly to RAVISENT's customers. RAVISENT will receive a license fee for each unit sold. During the year ended December 31, 1998 and the quarter ended March 31, 1999, RAVISENT sold 0.3 million units and 0.1 million units, respectively, of Hardware
       CineMaster 98.

    . Software CineMaster 98, a software-only DVD solution that has been licensed to seven of the top ten personal computer manufacturers to enable DVD playback in their products. Software CineMaster 98 is incorporated into the operating system of personal computers or sold separately as part of an after-market solution bundled with a graphics card. Compaq Computer and Gateway systems incorporating Software CineMaster 98 won the PC Magazine Editors' Choice Award in March 1999 and December 1998, respectively. These awards cited both the quality of the DVD playback in these systems and RAVISENT's Software CineMaster 98 product as responsible for DVD decoding in these systems. RAVISENT receives a per unit license fee from manufacturers for each system or device sold by them which incorporates this product. During the year ended December 31, 1998 and the quarter ended March 31, 1999, RAVISENT received license fees for 5.1 million units sold and 1.8 million units sold, respectively, that incorporated Software CineMaster 98.

    . CineMaster CE, a software solution with multiple supporting hardware platform designs that enables DVD playback across a variety of consumer electronic products. CineMaster CE was developed through RAVISENT's strategic relationship with STMicroelectronics to which RAVISENT has licensed the product on a nonexclusive basis. CineMaster CE includes a complete DVD set-top reference design, including lower level software, a complete hardware design and a front-end graphical user interface. CineMaster CE was introduced in late 1998 and Sanyo Electronics and Yamaha have already signed agreements to license this solution. RAVISENT receives a per unit license fee for each microprocessor that incorporates its technology in addition to the license fee it receives on a per unit basis from the consumer electronics device manufacturer.

 Services

   Although RAVISENT's solutions fall into certain basic product formulations such as its Software CineMaster or Hardware CineMaster solutions, RAVISENT works with each of its customers to customize elements of its solutions (such as the graphical user interface) to their products and to mutually agreed upon specifications. In addition, RAVISENT typically adds specific features that a customer requests which may be different from those installed in the product of another customer, even where the solutions installed in both customers' products are the same basic product (e.g., Software CineMaster 98). RAVISENT also modifies its software drivers to ensure compatibility with hardware components (such as different graphics cards) which differ among its customers and among the various models of a single customer. Finally, RAVISENT assists its customers in managing Microsoft's "WHQL" process, under which Microsoft certifies that a particular computer system is compatible with the Microsoft Windows operating system.

Markets and Applications

   Over the next ten years, RAVISENT expects the consumer electronics market to experience a significant upgrade cycle as analog devices such as VCRs, set-top cable boxes, audio players and televisions are replaced with digital devices. RAVISENT believes its digital video and audio solutions will enable personal computer and consumer electronics manufacturers to provide the next generation of digital devices required in this upgrade cycle. A few of the current and future applications for these devices are the following:

   Digital Versatile Disk. DVD is the next generation of five-inch optical disc technology. A DVD is the same size as a compact disc but holds up to twenty-five times more data and is up to nine times faster. DVD drives are also "backward-compatible" with compact disc drives. This increased capacity allows a DVD to store both high-quality digital video and audio and positions DVD as the natural successor to compact discs, especially in home application segments such as personal computers, video entertainment and video game consoles. As this transition occurs and rental markets, software developers and hardware vendors embrace the new technology, the DVD market is expected to experience rapid growth. International Data Corporation predicts that the number of DVD ROM units sold worldwide will grow from 6.1 million units in 1998 to
19.2 million units in 1999 and 97.4 million units in 2002, representing a compound annual growth rate of 100%. These market projections are based upon assumptions regarding the level of growth in sales of personal computers, the desire of personal computer manufacturers to offer additional functionality by upgrading CD ROM drives to DVD-ROM, the current supply of necessary components and the speed with which the prices of DVD-ROM drives is expected to decline. There can be no assurance that these projections will be achieved. RAVISENT is currently shipping various products for the decoding and playback of DVD titles on a personal computer, including a software-only solution and a software solution with a supporting hardware platform design. RAVISENT also offers a software solution with multiple supporting hardware designs for DVD playback on consumer electronics platforms and is developing a software-only DVD encoding solution that enables the recording of video and audio streams in the DVD format.

   Digital Television. A key strategy of RAVISENT is to pursue the DTV market, which RAVISENT expects to be the next major technological advancement in home electronics. According to The Yankee Group, there is an installed base of 250 million analog television sets in the United States alone that will ultimately require a separate set-top box or upgrade to accommodate digital technologies. Digital broadcast television was first successfully launched in the United States in 1996 via DBS, with DBS now delivering direct broadcast television to over five million households today. DTV has also begun to move into the large over-the-air market and by the end of 1999, there is expected to be one digital broadcast station in each of the top ten U.S. markets. These market projections are based upon assumptions that competition, technological advances and economies of scale will lead prices to decline and sales volume to correspondingly increase, that digital programming will grow as sales increase, that consumers receiving broadcast channels will have the equipment to allow them to tune into digital programming and that major cable providers will be willing to add digital broadcast channels as digital programming increases and potential viewership grows. There can be no assurance that these projections will be achieved. Under the Telecommunications Act of 1996, all broadcasts must be in a digital format by 2006. RAVISENT is currently developing a software-only solution and a software solution with a supporting hardware platform design that enable the viewing of DTV streams on a personal computer. RAVISENT is also developing a software solution with multiple supporting hardware designs for DTV viewing on consumer electronics platforms.

   Digital Cable. In an effort to deliver more channels and services, including online and interactive services, cable providers are beginning to upgrade analog cable boxes with digital boxes. For example, Tele-Communications, Inc. and eight other multiple cable system operators announced in January 1999 the purchase of 15 million digital cable set-tops from General Instrument Corporation. RAVISENT has not shipped any digital cable products to date, but is developing a software-only solution and a software solution with a supporting hardware platform design that will enable the viewing of digital cable television streams using a personal computer or digital cable set-top device.

Sales and Marketing

   RAVISENT's sales and marketing activities are focused on establishing and maintaining license arrangements with personal computer, peripherals, consumer electronics and semiconductor manufacturers. RAVISENT licenses its digital solutions on a non-exclusive worldwide basis to personal computer, peripherals and consumer electronics manufacturers which sell products incorporating these technologies to end users. RAVISENT also licenses its digital solutions on a non-exclusive worldwide basis to semiconductor manufacturers which incorporate RAVISENT's technology in products for personal computers and consumer electronics devices.

   RAVISENT sells its digital solutions to personal computer manufacturers in the United States and Europe through its direct sales force, and to personal computer manufacturers in Japan through an independent sales representative. RAVISENT is beginning to market its digital solutions to consumer electronics manufacturers. Sales to these manufacturers will be managed domestically and in Europe through its direct sales force and in Japan through a strategic sales partner.

   RAVISENT establishes strategic relationships with peripherals and semiconductor manufacturers in order to establish RAVISENT's modular software solution as the standard of the digital video and audio stream management industry. In addition to its strategic relationships with semiconductor manufacturers such as STMicroelectronics, RAVISENT works closely with major software and hardware providers such as Advanced Micro Devices, Inc., ATI Technologies and Intel in designing its digital solutions so that its final product will interact smoothly with their software and hardware platforms. RAVISENT also maintains close relationships with a wide variety of graphics card vendors to maximize its product flexibility and support. RAVISENT works closely with its customers to anticipate market demand and user requirements and to maximize consumer acceptance and long-term viability of its solutions. RAVISENT intends to supplement its distribution channel in the future by establishing an Internet presence to maximize direct contact with its customers, facilitate electronic sales of its products and sell associated products directly to end users.

   RAVISENT participates in industry conferences to market and demonstrate its technology and distributes quarterly press kits to disseminate information regarding its latest advances.

Customers

   RAVISENT's typical customers are personal computer, consumer electronics, peripherals and semiconductor manufacturers that benefit from a software-only or combination software and hardware solution. As of March 31, 1999, computer and peripherals manufacturers shipping products that incorporate RAVISENT technology included: ATI Technologies, Compaq Computer, Dell Computer, ELSA, Fountain Technologies, Fujitsu Microelectronics, Gateway, Hewlett-Packard, Micron Electronics, Packard-Bell NEC Europe and Sony Electronics, Inc. In addition, consumer electronics manufacturers who have incorporated RAVISENT's technology include Sanyo Electronics, STMicroelectronics and Yamaha. In 1998, one customer, Dell Computer,

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

accounted for in excess of 10% of RAVISENT's revenues; in 1997, two customers, Hi-Val, Inc. and Pacific Digital Products, Inc., accounted for in excess of 10% of RAVISENT's revenues; and in 1996, one customer, UEP Systems, Inc. accounted for in excess of 10% of RAVISENT's revenues. With the exception of our arrangements with ATI Technologies and STMicroelectronics, which have terms in excess of one year, all of our agreements have a duration of a year or less or may be cancelled by the customer following notice at any time.

Research and Development

   RAVISENT believes that its future competitive position will depend in large part on its ability to develop new and enhanced digital video and audio solutions and its ability to meet the evolving and rapidly changing needs of personal computer, consumer electronics, peripherals and semiconductor manufacturers. In April 1998, RAVISENT acquired Viona Development Hard & Software Engineering, in order to bolster RAVISENT's research and development and engineering capabilities. RAVISENT has invested significant time and resources in creating a structured process for undertaking all product development. This process involves several functional groups within RAVISENT and is designed to provide a framework for defining and addressing the activities required to bring product concepts and development projects to market. RAVISENT has assembled a core team of experienced software architects, software engineers and system hardware engineers.

   As of March 31, 1999, RAVISENT employed a total of 63 research and development personnel in three offices. In the years ending December 31, 1996, 1997 and 1998, RAVISENT's research and development expenditures totaled $1.0 million, $1.8 million and $3.1 million, respectively. To date, RAVISENT has not capitalized any research and development expenses.

Intellectual Property and Proprietary Rights

   RAVISENT relies upon a combination of patent, copyright, trade secret and trademark laws to protect its intellectual property. RAVISENT currently has three pending U.S. patent applications related to its digital video and audio stream management technology. These patents are expected to cover future products, and do not relate directly to RAVISENT's current products. In addition, RAVISENT has a pending trademark application for the mark "RAVISENT" and a second pending trademark application for the mark "CineMaster" which has been approved for publication by the United States Patent and Trademark Office. Although RAVISENT relies on patent, copyright, trade secret and trademark laws to protect its technology, RAVISENT believes that factors such as the technological and creative skill of its personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining technology leadership position.

   RAVISENT generally enters into confidentiality or license agreements with its employees and consultants and corporations with whom it has strategic relationships, and generally controls access to and distribution of its software, documentation and other proprietary information. In addition, RAVISENT often incorporates the intellectual property of its strategic customers into its designs and has obligations with respect to the use and disclosure of such intellectual property.

   RAVISENT licenses technology from Dolby Laboratories for the audio format that is used in all DVD-related products. RAVISENT pays a royalty to Dolby on a per-unit shipped basis. The technology, called Dolby Digital, permits audio from a DVD to be routed to different speakers in a multi-speaker set up to permit "theatre quality" audio. The Dolby Digital technology is part of the industry standard DVD specification. In addition, RAVISENT licenses encryption and decryption software technology from Matsushita Electric. This technology is designed to prevent unauthorized persons from accessing DVD content such as movies. RAVISENT has a royalty-free license from Matsushita. The license for the Dolby Digital technology is for a term expiring at the expiration of the patent covered thereby with the furthest expiration date from the date of the license. The license for the encryption and description technology may be terminated at any time. If these license agreements were not renewed, RAVISENT's business would be severely harmed, and it would not be able to ship product for the DVD market. See "Risk Factors--We depend upon technology licensed from third parties, and if we do not maintain these license arrangements, are business will be seriously harmed."

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   The market for digital video and audio software and hardware solutions is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, RAVISENT has received, and it expects to continue to receive, notice of claims of infringement of other parties' proprietary rights. For example, RAVISENT has recently received notice from two of its largest customers which are personal computer manufacturers that a third party with a history of litigating its proprietary rights and that has substantial financial resources has alleged that aspects of MPEG-2 technology infringe upon patents held by the third party. The third party has invited these customers to license the technology covered by the patents. These customers have contacted RAVISENT for assistance in determining whether its technology falls within the scope of the asserted patent claims and may in the future seek compensation or indemnification from us arising out of the third-party claims. In addition, a consortium of companies known as MPEG-LA has notified a number of personal computer manufacturers, including our customers, that patents owned by members of the consortium are infringed by the personal computer manufacturers in their distribution of MPEG-2 technology. MPEG-LA has requested that these personal computer manufacturers pay license royalties for use of the technology covered by MPEG-LA patents. These personal computer manufacturers may in the future seek compensation or indemnification from RAVISENT arising out of the MPEG-LA claims. Also, a third party has asserted that the parental control features of RAVISENT's CineMaster products infringe certain patents held by the third party. RAVISENT believes these claims to be without merit. These and any other claims of infringement against RAVISENT, whether or not such claims have merit, could result in litigation which could severely harm our business. See "Risk Factors--Our business model depends upon licensing our intellectual property, and if we fail to protect our proprietary rights our business will fail" and "--We may become involved in costly and time consuming litigation over proprietary rights."

Competition

   RAVISENT competes in markets that are new, intensely competitive, highly fragmented and rapidly changing. RAVISENT competes on the basis of performance, functionality, feature sets and price in both the software-based and hardware-based video and audio stream management markets. RAVISENT's competitors in the software-based digital solution market include Mediamatics, Inc. (a division of National Semiconductor), Zoran Corporation and Xing Technology Corporation (which has agreed to be acquired by RealNetworks, Inc.). RAVISENT's competitors in the hardware-based digital solution market include Sigma Designs, Inc. and several smaller competitors. RAVISENT also competes with the research and development departments of other software companies, as well as those of personal computer, consumer electronics, peripherals and semiconductor manufacturers who are in the market for specific digital video or audio software applications. RAVISENT is aware of numerous other major personal computer manufacturers, software developers and other companies that are focusing significant resources on developing and marketing products and services that will compete with RAVISENT's CineMaster products. Currently, at least two semiconductor manufacturers, C-Cube Microsystems and Zoran Corporation, are positioning their products to compete with RAVISENT and, in the future, operating system providers with a larger established customer base, such as Microsoft, may enter the digital video or audio stream management markets by building video or audio stream management applications into their operating systems that competes with those of RAVISENT. For example, Microsoft currently markets a very basic MPEG-1 compliant digital solution that is bundled into its operating system, which is used by a substantial number of personal computer users. If Microsoft were to successfully develop or license a more sophisticated DVD-compliant digital video solution and incorporate the solution into its operating system, RAVISENT's revenues could be substantially harmed. See "Risk Factors--Competition in our markets is likely to continue to increase and could harm our business."

Employees

   As of March 31, 1999, RAVISENT had a total of 106 full-time employees, 63 of whom were engaged in research and development, 11 in operations, 14 in sales and marketing, 10 in program management and 8 in administration. RAVISENT's future performance depends in significant part upon the continued services of its key technical, sales and senior management personnel. The loss of the services of one or more of RAVISENT's key employees could harm its business. RAVISENT's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for highly qualified personnel is intense, particularly in the Philadelphia area, where RAVISENT is headquartered. RAVISENT may not be able to retain or attract key personnel in the future. None of RAVISENT's employees are represented by a labor union. RAVISENT has not experienced any work stoppages and considers its relations with employees to be good.

Facilities

   RAVISENT leases an aggregate of approximately 12,000 square feet in an office complex located in Malvern, Pennsylvania. RAVISENT occupies this space under a lease expiring in September 2003. In addition to its principal office space in Malvern, RAVISENT also leases office space in Lancaster, Pennsylvania, San Jose, California and Karlsruhe, Germany. These leases are for facilities ranging from 1,200 square feet to 8,600 square feet and have terms ranging from month-to-month to 10 years. As of March 31, 1999, 65 of RAVISENT's employees worked in its Malvern facility, 10 in its Lancaster facility, 14 in its San Jose facility and 17 in its Karlsruhe facility. RAVISENT expects that it will need to obtain additional office space in the next twelve months.

Legal Proceedings

   On May 25, 1999 Zoran Corporation filed a complaint against RAVISENT in the Superior Court of California, Santa Clara County alleging breach of oral and written contract and other claims totaling approximately $1.2 million. Zoran was formerly a supplier of semiconductors to RAVISENT used in its Hardware CineMaster 98 version 1.2 product. The particular semicondutor at issue was manufactured for Zoran by Motorola Corporation, which in turn had obtained the part from a third party contract manufacturer. RAVISENT refused to pay amounts Zoran claimed it was owed as a result of quality problems in the Zoran parts. RAVISENT is evaluating its options and response to this lawsuit, and intends to defend it vigorously. This litigation, should it continue, may be costly, may distract management's attention and be significantly time consuming. The resolution of this litigation could harm RAVISENT's financial condition.

   From time to time, RAVISENT has received, and expects to continue to receive, notices of claims of infringement of other parties' proprietary rights and other claims in the ordinary course of its business. See "Risk Factors--We may become involved in costly and time consuming litigation over proprietary rights."

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding the executive officers and directors of RAVISENT as of May 31, 1999:

  Name                    Age                            Position
  ----                    ---                            --------
Francis E.J. Wilde III..   48 Chief Executive Officer, President and Director

Jason C. Liu............   29 Chief Financial Officer, Vice President, Finance and Secretary

Michael R. Harris.......   30 Chief Technology Officer

Robert S. Russell.......   41 Vice President, Strategic Engineering Projects

Leonard D. Sharp........   40 Vice President, Internet Division

Sharon K. Taylor........   31 Vice President, Product Management

E. Joseph Vitetta,         42 Vice President, Worldwide Sales
 Jr. ...................

William H. Wagner.......   40 Vice President, Engineering

Frederick J. Beste         53 Director
 III(1).................

Peter X. Blumenwitz.....   31 Director

Walter L.                  53 Director
 Threadgill(2)..........

Paul A. Vais(1)(2)......   40 Director

----------
(1) Member of compensation committee

(2)  Member of audit committee

   Francis E.J. Wilde III. Mr. Wilde joined RAVISENT in August 1997 as a director and President. In April 1998, Mr. Wilde was appointed Chief Executive Officer. Prior to joining RAVISENT, from March 1995 to August 1997, Mr. Wilde served as Vice President of Academic Systems Corporation, an instructional software company. From January 1994 to March 1995, Mr. Wilde served as the Senior Vice President of Summa Graphics Corporation, a computer-aided design graphics peripherals company. From January 1993 to December 1993, Mr. Wilde served as the Chief Executive Officer of Collaborative Technology Corporation, an electronic meeting software company. Mr. Wilde holds a B.A. in Business Administration from Seton Hall University.

   Jason C. Liu. Mr. Liu joined RAVISENT in November 1994 as the Director of Operations. In June 1996, he became RAVISENT's Chief Financial Officer, Vice President of Finance and Secretary. Prior to joining RAVISENT, from July 1992 to August 1994, Mr. Liu was a management consultant with Deloitte & Touche Management Consulting, an international consulting company. Mr. Liu holds a B.A. in Finance and Accounting from Washington University and an M.B.A. from the Wharton School at the University of Pennsylvania.

   Michael R. Harris. Mr. Harris is a co-founder of RAVISENT. From May 1994 to September 1995, he served as its Vice President of Engineering. In September 1995, he became Vice President of Technology and in September 1998, he became the Chief Technology Officer. Prior to co-founding RAVISENT, from January 1993 to May 1994, Mr. Harris served as Chief Executive Officer and founder of Checkmate Technologies, a multimedia design consulting firm. Mr. Harris holds a B.S. in Computer and Electrical Engineering from Purdue University.

   Robert S. Russell. Mr. Russell joined RAVISENT in April 1995 as a senior Software Engineer. In June 1996, Mr. Russell became Director of Engineering and in November 1997, became Vice President of Engineering. Since March 1999, Mr. Russell has served as Vice President of Strategic Engineering Projects. Prior to joining RAVISENT, from July 1992 to April 1995, Mr. Russell served as the Vice President of Development for JFK Associates, Inc., an engineering services company. Mr. Russell holds a B.S. in Computer Engineering from Iowa State University.

   Leonard D. Sharp. Mr. Sharp joined RAVISENT in January 1998 as Vice President of Marketing & Sales. In September 1998, Mr. Sharp became Vice President of Marketing and in March 1999, he became Vice President of RAVISENT's Internet Division. Prior to joining RAVISENT, from August 1996 to December 1997, Mr. Sharp served as a principal of Sharp Marketing Group, a marketing and sales consulting company. From November 1995 to August 1996, Mr. Sharp served as Director of Marketing & Sales for the Paradise Multimedia Products Division of Philips Electronics, N.A., a consumer electronics company. From February 1993 to October 1995, Mr. Sharp served as the Vice President of Marketing for the Imaging Products division of Western Digital Corporation, an information storage products company.

   Sharon K. Taylor. Ms. Taylor joined RAVISENT in August 1998 as Product Line Director for Consumer Electronics. In February 1999, Ms. Taylor became Vice President of Product Management. Prior to joining RAVISENT, from September 1994 to July 1998, Ms. Taylor served at Toshiba America Consumer Products, Inc., first as Product Marketing Manager and later as Director of Product Marketing. From November 1993 to August 1994, Ms. Taylor served as Director of New Product Development at CIDCO, Inc., a telephone and telephony device company. From August 1990 to October 1993, Ms Taylor served as Production Manager and Quality Development Manager at AT&T Consumer Products. Ms. Taylor holds an A.A. in Computer Science from American University of Paris, a B.A. in Linguistics from the University of California at Davis and an M.B.A. from Columbia University.

   E. Joseph Vitetta, Jr. Mr. Vitetta joined RAVISENT in July 1998 as a Strategic Account Manager. He became Vice President of Worldwide Sales in December 1998. Prior to joining RAVISENT, from September 1996 to July 1998, Mr. Vitetta served as Director of Partnerships for Academic Systems Corporation, an instructional software company. From January 1995 to September 1996, Mr. Vitetta served as the Vice President of National Sales for C-Phone Corporation, a video communications company. From April 1994 to January 1995, Mr. Vitetta served as the Director of National Sales for Zig Ziglar Corporation, a motivational training company. From February 1993 to April 1994, Mr. Vitetta served as the Vice President of Sales and Marketing for Collaborative Technology Corporation, an electronic meeting software company. Mr. Vitetta holds a B.S. in Industrial Design Graphics from Arizona State University.

   William H. Wagner. Mr. Wagner joined RAVISENT in September 1998 as the Director of Product Development. He became the Vice President of Engineering in March 1999. Prior to joining RAVISENT, from June 1997 to August 1998, Mr. Wagner served as President of Eggplant Systems Corporation, a software consulting company for which he still serves as a director. From July 1992 to May 1997, Mr. Wagner served as Director of Software Engineering at Cirrus Logic, Inc., a precision linear circuit supplier. Mr. Wagner holds a B.S. in Electrical Engineering from Pennsylvania State University.

   Frederick J. Beste III. Mr. Beste has served as a director of RAVISENT since April 1999, and he previously served as a director of RAVISENT from May 1995 to April 1998. Mr. Beste has served as the President of the general partner of the NEPA/Mid-Atlantic family of venture capital partnerships since May 1985. From November 1981 to September 1984, Mr. Beste served as the chief executive officer of Kentucky Highlands Investment Corp. He also serves on a number of boards of directors, including: Allegheny Child Care Academy, Inc., Blue Rock Management Corporation, Delex Systems, Inc., Medtrex, Inc., Outdoor Venture Corporation, Form Design Corporation, Casecraft Corporation, NEPA II Management Corporation, MAVF III Management Corporation, Storeroom Solutions, Inc. and the NET Ben Franklin Technology Center. Mr. Beste holds a B.A. in Economics from Stetson University.

   Peter X. Blumenwitz. Mr. Blumenwitz has served as a Director of RAVISENT since April 1999. Since August 1997, Mr. Blumenwitz has served as Assistant Director of Apax Partners & Co. Beteilgungsberatung A.G., a European private equity firm. From June 1993 to August 1997, Mr. Blumenwitz served as an Investment Manager for Technologieholding VC GmbH, a German venture capital firm and KBG, a quasi- governmental investment firm. Prior to June 1993, he served as a credit analyst for Allgemeine Kredit, a credit insurer based in Germany. Mr. Blumenwitz also serves on the boards of directors of ENBA p.l.c., Dublin, Ireland and iMediation S.A., Paris, France. Mr. Blumenwitz holds a B.S. in business administration from the Fachhochschule Munich.

   Walter L. Threadgill. Mr. Threadgill has served as a director of RAVISENT since January 1998. Since February 1996, Mr. Threadgill has served as General Managing Partner of Atlantic Coastal Ventures, L.P., a venture capital firm. Since June 1979, Mr. Threadgill has also served as President and Chief Executive Officer of Multimedia Broadcast Investment Corporation (or MBIC), a venture capital company specializing in broadcast financing. Prior to forming MBIC, Mr. Threadgill was Divisional Vice President of Fiduciary Trust Company in New York and Senior Vice President, Chief Operating Officer of United National Bank in Washington, D.C. He also serves on several boards of directors including: ICG Communications, Inc., Citywide Broadcasting, Inc. and Unisource Network Services, Inc. Mr. Threadgill holds a B.A. in Business Administration from Bernard M. Baruch College, City University of New York, an M.B.A. from Long Island University and an M.A. in International and Telecommunications Law from Antioch School of Law.

   Paul A. Vais. Mr. Vais has served as a director of RAVISENT since April 1998. Mr. Vais has been a Managing Director of Patricof & Co. Ventures, Inc., a venture capital firm, since March 1997. From March 1995 to December 1996, Mr. Vais served as Vice President of Enterprise Partners V.C., a venture capital firm. From October 1994 to March 1995, Mr. Vais served as a consultant for International Business Machines and several early stage companies, providing expertise in strategic marketing and technology development. Mr. Vais also worked at NeXT Computer, Inc., from July 1988 to October 1994, where he served as the Executive Director of Worldwide Marketing, and with Apollo Computer, an engineering workstation company. Mr. Vais serves as a director of Icarian, Inc., Oblix, Inc. and InfoLibria, Inc. Mr. Vais holds an A.B. in Computer Science from the University of California at Berkeley.

Board of Directors and Committees

   RAVISENT currently has authorized five directors. Following this offering, the board will consist of five directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Mr. Beste is a Class I director whose term will expire in 2000, Messrs. Blumenwitz and Wilde are Class II directors whose terms will expire in 2001 and Messrs. Vais and Threadgill are Class III directors whose terms will expire in 2002. The officers serve at the discretion of the board. There are no familial relationships between any of RAVISENT's officers and directors.

   RAVISENT has established an audit committee composed of independent directors, which reviews and supervises RAVISENT's financial controls, including the selection of its auditors, reviews the books and accounts, meets with its officers regarding its financial controls, acts upon recommendations of auditors and takes further actions as the audit committee deems necessary to complete an audit of RAVISENT's books and accounts, as well as other matters which may come before it or as directed by the board. The audit committee currently consists of two directors, Messrs. Vais and Threadgill.

   RAVISENT has established a compensation committee, which reviews and approves the compensation and benefits for RAVISENT's executive officers, administers its stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of two directors, Messrs. Beste and Vais. None of RAVISENT's executive officers serve on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the board or compensation committee.

Director Compensation

   RAVISENT currently does not compensate any non-employee member of the board. Directors who are also employees of RAVISENT do not receive additional compensation for serving as directors. Non-employee directors will be eligible to receive discretionary option grants and stock issuances under the 1999 Stock Incentive Plan. Individuals who are serving as non-employee board members on the date of execution of the underwriting agreement for this offering will receive automatic option grants on such date. In addition, under the 1999 Stock Incentive Plan, non-employee directors will receive automatic option grants upon becoming directors and on the date of each annual meeting of stockholders. See "Management--Benefit Plans."

Executive Compensation

   The following table sets forth certain information concerning compensation during the year ended December 31, 1998 of each person who served as RAVISENT'S chief executive officer and each of the four other most highly compensated executive officers who earned more than $100,000 for the fiscal year ended December 31, 1998, who are referred to in this prospectus as the named executive officers. No individual who would otherwise have been includable in such table on the basis of salary and bonus earned during 1998 has resigned or otherwise terminated his employment during 1998. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or ten percent (10%) of the total annual salary and bonus of each of the named executive officers in 1998.

   On June 9, 1999, the Company granted options to Mr. Wilde and Mr. Liu to purchase 150,000 and 20,833 shares, respectively, at an exercise price of $10.20 per share. Twenty-five percent of the options granted to Mr. Wilde and Mr. Liu vest one year following the grant date and the remaining 75% vest in 36 equal monthly installments thereafter.

                           Summary Compensation Table

                                                     Long-Term
                                                    Compensation
                        Fiscal Annual Compensation   Securities
  Name and Principal     Year  --------------------  Underlying    All Other
       Position         Ended  Salary ($) Bonus ($)  Options(1)   Compensation
  ------------------    ------ ---------- --------- ------------  ------------
Francis E.J. Wilde
 III...................  1998   $123,000   $98,625    173,729            --
 Chief Executive
 Officer, President
 and Director

Jason C. Liu...........  1998    112,875    27,125     59,281            --
 Chief Financial
 Officer, Vice
 President,
 Finance and Secretary

Michael R. Harris......  1998    116,250    22,500     56,875            --
 Chief Technology
 Officer

Robert S. Russell......  1998    112,875    25,125     49,490            --
 Vice President,
 Strategic Engineering
 Projects

Leonard D. Sharp.......  1998    123,750    33,125    176,667(2)         --
 Vice President,
 Internet Division

Gregg W. Garnick(3)....  1998     64,437       --       5,927       $125,000
 Former Chief Executive
 Officer

----------
(1) Includes pre-existing options, originally granted from 1996 to 1998 but with a higher exercise price, that were repriced in 1998 as follows:

       Francis E.J. Wilde III......................................... 169,563
       Jason C. Liu...................................................  53,656
       Michael R. Harris..............................................  52,708
       Robert S. Russell..............................................  44,802
       Leonard D. Sharp...............................................  84,375
       Gregg W. Garnick...............................................   2,802
                                                                       -------
                                                                       407,906
                                                                       =======

(2) Includes 84,375 shares granted to Mr. Sharp in the last fiscal year, which were repriced in 1998 at a new exercise price.

(3) Mr. Garnick resigned as chief executive officer in April 1998 and as a director in April 1999. Mr. Garnick received a severance payment of $125,000, equal to one year's salary, in June 1998.

   The following table sets forth certain information with respect to stock options granted to each of the named executive officers in 1998, including the potential realizable value over the five-year term of the options, based on an assumed offering price of $12 per share and assumed rates of stock appreciation of 5% and 10%, compounded annually. The exercise price per share of each option was equal to the fair market value of common stock on the date of grant as determined by the board of directors. In determining the fair market value of the common stock on each grant date, the board of directors considered, among other things, RAVISENT's absolute and relative levels of revenues and operating results, the state of RAVISENT's technology development, increases in operating expenses, the absence of a public trading market for RAVISENT's securities, the intensely competitive nature of RAVISENT's market and the appreciation of stock values of a number of generally comparable companies. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent RAVISENT's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of RAVISENT's common stock. No stock appreciation rights were granted during 1998.

                                                                                         Potential
                                                                                     Realizable Value
                                                                                       Using Assumed
                                                                                      Initial Public
                                                                                     Offering Price of
                                              Individual Grants                             $12
                             ------------------------------------------------------ -------------------
                             Number of        Percent
                             Securities      of Total
                             Underlying   Options Granted
                              Options     to Employees in Exercise Price Expiration
           Name              Granted(#)   Fiscal 1998 (%) Per-Share ($)     Date       5%       10%
           ----              ----------   --------------- -------------- ---------- -------- ----------
Francis E.J. Wilde III(4)..     1,042(2)       0.06%          $6.00       02/26/03  $  3,455 $    7,634
                                1,042(2)       0.06            4.98       04/13/03     3,455      7,634
                              166,667(1)       9.30            2.52       09/22/02   552,561  1,221,022
                                1,042(3)       0.06            2.52       02/26/03     3,455      7,634
                                  813(1)       0.05            2.52       09/22/02     2,695      5,956
                                1,042(3)       0.06            2.52       04/13/03     3,455      7,634
                                1,042          0.06            2.52       10/20/03     3,455      7,634
                                1,042          0.06            2.52       10/20/03     3,455      7,634

                             Option Grants in 1998

Jason C. Liu(5)............     1,563(2)       0.09%          $6.00       02/26/03  $  5,182 $   11,451
                                1,563(2)       0.09            4.98       04/13/03     5,182     11,451
                                  417          0.02            2.52       09/22/03     1,383      3,055
                                1,563(3)       0.09            2.52       02/26/03     5,182     11,451
                                  531(1)       0.03            2.52       09/22/02     1,760      3,890
                                1,563(3)       0.09            2.52       04/13/03     5,182     11,451
                               50,000(1)       2.79            2.52       09/22/03   165,768    366,306
                                1,042          0.06            2.52       10/20/03     3,455      7,634
                                1,042          0.06            2.52       10/20/03     3,455      7,634

Michael R. Harris..........     1,042(2)       0.06%          $6.00       02/26/03  $  3,455 $    7,634
                                1,042(2)       0.06            4.98       04/13/03     3,455      7,634
                                1,042(3)       0.06            2.52       02/26/03     3,455      7,634
                                  626(1)       0.03            2.52       09/22/02     2,075      4,586
                                1,042(3)       0.06            2.52       04/13/03     3,455      7,634
                               50,000(1)       2.79            2.52       09/22/02   165,768    366,306
                                1,042          0.06            2.52       10/20/03     3,455      7,634
                                1,042          0.06            2.52       10/20/03     3,455      7,634

Robert S. Russell..........     1,042(2)       0.06%          $6.00       02/26/03  $  3,455 $    7,634
                                1,563(2)       0.09            4.98       04/13/03     5,182     11,451
                                1,042(3)       0.06            2.52       02/26/03     3,455      7,634
                                  531(1)       0.03            2.52       09/22/02     1,760      3,890
                                1,563(3)       0.09            2.52       04/13/03     5,182     11,451
                               41,667(1)       2.32            2.52       09/22/02   138,141    305,257
                                1,042          0.06            2.52       10/20/03     3,455      7,634
                                1,042          0.06            2.52       10/20/03     3,455      7,634

                                                                                   Potential
                                                                               Realizable Value
                                                                                 Using Assumed
                                                                                Initial Public
                                                                               Offering Price of
                                          Individual Grants                           $12
                         ----------------------------------------------------- -----------------
                         Number of       Percent
                         Securities     of Total
                         Underlying  Options Granted
                          Options    to Employees in Exercise Price Expiration
          Name           Granted(#)  Fiscal 1998(%)  Per-Share ($)     Date       5%      10%
          ----           ----------  --------------- -------------- ---------- -------- --------
Leonard D. Sharp........   83,333(2)      4.65%          $ 6.00      02/26/03  $276,279 $610,508
                            5,833(2)      0.33             1.50      02/26/03    19,338   42,733
                            1,042(2)      0.06             4.98      04/13/03     3,455    7,634
                           83,333(3)      4.65             2.52      02/26/03   276,279  610,508
                            1,042(3)      0.06             2.52      04/13/03     3,455    7,634
                            1,042         0.06             2.52      10/20/03     3,455    7,634
                            1,042         0.06             2.52      10/20/03     3,455    7,634

Gregg W. Garnick........    1,042(2)      0.06%          $ 6.00      02/26/03  $  3,455 $  7,634
                            1,042(2)      0.06             4.98      04/13/03     3,455    7,634
                            1,042(3)      0.06             2.52      02/26/03     3,455    7,634
                              719(1)      0.04             2.52      09/22/03     2,384    5,267
                            1,042(3)      0.06             2.52      04/13/03     3,455    7,634
                            1,042         0.06             2.52      10/20/03     3,455    7,634

----------
(1) The option was granted prior to 1998 and repriced on September 23, 1998 to an exercise price of $2.52 per share, the fair market value per share of common stock on the date of regrant.
(2) The option was originally granted during 1998 with an exercise price in excess of $2.52 per share and was repriced on September 23, 1998 to an exercise price of $2.52 per share, the fair market value per share of common stock on the date of regrant. The repricing of the option is deemed to be a new option grant and is included in this table. See footnote (3).
(3) This is not a new option grant but instead reflects the repricing on September 23, 1998 of the options granted during 1998 prior to the repricing date; the repricing of the options is deemed to be a new option grant.
(4) On June 9, 1999, RAVISENT granted Mr. Wilde an option to purchase 150,000 shares of common stock at an exercise price of $10.20 per share. Based on an assumed initial public offering price of $12.00 per share and assumed rates of stock appreciation of 5% and 10% annually, the potential realizable value over the five-year term of the option is $2,983,824 and $693,508, respectively.
(5) On June 9, 1999, RAVISENT granted Mr. Liu an option to purchase 20,833 shares of common stock at an exercise price of $10.20 per share. Based on an assumed initial public offering price of $12.00 per share and assumed rates of stock appreciation of 5% and 10% annually, the potential realizable value over the five-year term of the option is $414,420 and $915,765, respectively.

    In 1998, RAVISENT granted options to purchase up to an aggregate of 1,792,897 shares to employees, directors and consultants, of which 572,170 grants were attributable to deemed regrants of options granted prior to September 23, 1998 as the result of their repricing on such date to an exercise price of $2.52 per share. Options to purchase 783,333 shares were granted outside of RAVISENT's 1995 Stock Option Plan and options to purchase 1,009,563 shares were granted under RAVISENT's 1995 Stock Option Plan at exercise prices at the fair market value of RAVISENT's common stock on the date of grant, as determined in good faith by the board of directors. The exercise price may be paid in cash, with shares of common stock or through a cashless exercise price. All options became exercisable over a four-year period, with 25% of the shares vesting on the one year anniversary of the grant date and the remainder vesting in 36 equal monthly installments. To the extent not already exercisable, all of these options will become exercisable in the event of an acquisition of RAVISENT. All options have a term of five years, subject to earlier termination in certain situations related to termination of employment. Notwithstanding the foregoing, Mr. Wilde was granted options to purchase grant. In addition, options granted to Mr. Sharp to purchase 5,833 shares were subject to certain performance goals for vesting purposes, which were met and these options have fully vested.

Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

   The following table sets forth information concerning the number and value of shares of common stock underlying the options held by the named executive officers. No options or stock appreciation rights were exercised during 1998 and no stock appreciation rights were outstanding as of December 31, 1998. The value of unexercised in-the-money options at December 31, 1998 is calculated on the basis of the assumed initial public offering price of $12, less the aggregate exercise price of such options.

                                     Number of
                               Securities Underlying     Value of Unexercised
                                Unexercised Options      In-the-Money Options
                               at December 31, 1998      at December 31, 1998
                             ------------------------- -------------------------
   Name                      Exercisable Unexercisable Exercisable Unexercisable
   ----                      ----------- ------------- ----------- -------------
   Francis E.J. Wilde III..    166,921       5,767     $1,582,411    $ 54,671
   Jason C. Liu............     90,691       7,032        859,751      66,663
   Michael R. Harris.......    343,453       5,638      3,255,934      53,448
   Robert S. Russell.......     46,852       6,095        444,157      57,781
   Leonard D. Sharp........      5,833      86,458         55,297     819,622
   Gregg W. Garnick........     40,105       3,544        380,195      33,597

                                 Benefit Plans

1999 Stock Incentive Plan

   Introduction. The 1999 Stock Incentive Plan is intended to serve as the successor program to RAVISENT's 1995 Stock Option Plan. RAVISENT's 1999 Stock Incentive Plan was adopted by the board in April 1999 and is expected to be approved by the stockholders in June 1999. The 1999 Stock Incentive Plan became effective upon its adoption by the board. All outstanding options under RAVISENT's existing 1995 Stock Option Plan will be transferred to the 1999 Stock Incentive Plan on the date of this offering, and no further option grants will be made under the 1995 Stock Option Plan. The transferred options will continue to be governed by their existing terms, unless RAVISENT's compensation committee decides to extend one or more features of the 1999 Stock Incentive Plan to those options. Except as otherwise noted below, the transferred options have substantially the same term as will be in effect for grants made under the discretionary option grant program of RAVISENT's 1999 Stock Incentive Plan.

   Share Reserve. 2,725,000 shares of RAVISENT's common stock have been authorized for issuance under the 1999 Stock Incentive Plan. This share reserve consists of the number of shares RAVISENT estimates will be carried over from the 1995 Stock Option Plan plus an additional increase of 891,667 shares. The share reserve under RAVISENT's 1999 Stock Incentive Plan will automatically increase on the first trading day in January each year, beginning January 1, 2000, by an amount equal to one percent of the total number of shares of common stock outstanding on the last trading day of the prior month, but in no event will this annual increase exceed 200,000 shares. In addition, no participant in RAVISENT's 1999 Stock Incentive Plan may be granted stock options or direct stock issuances for more than 700,000 shares of common stock in total in any calendar year.

   Programs. RAVISENT's 1999 Stock Incentive Plan has three separate programs:

  . the discretionary option grant program, under which eligible individuals in RAVISENT's employ may be granted options to purchase shares of RAVISENT's common stock at an exercise price determined by the plan administrator;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or upon the completion of a period of service or as a bonus for past services; and

  . the automatic option grant program, under which option grants will be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

   The individuals eligible to participate in RAVISENT's plan include its officers and other employees, its board members and any consultants it hires.

   Administration. The discretionary option grant and stock issuance programs will be administered by RAVISENT's compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

   Plan Features. RAVISENT's 1999 Stock Incentive Plan will include the following features:

  . The exercise price for any options granted under the plan may be paid in cash or in shares of RAVISENT's common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from RAVISENT's 1995 Stock Option Plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of RAVISENT's common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from RAVISENT equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of RAVISENT's common stock. None of the options under RAVISENT's 1995 Stock Option Plan have any stock appreciation rights.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant program, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to RAVISENT upon the successful completion of a hostile tender offer for more than 50% of RAVISENT's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of RAVISENT's common stock paid in that tender offer.

   Change in Control. The 1999 Stock Incentive Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . If RAVISENT is acquired by merger or asset sale or a board-approved sale of more than fifty percent of RAVISENT's stock by its stockholders, each outstanding option under the discretionary option grant program which is not to be assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent RAVISENT's repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with RAVISENT or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under RAVISENT's 1999 Stock Incentive Plan may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent of RAVISENT's outstanding voting stock or a change in the majority of RAVISENT's board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

  . The options currently outstanding under RAVISENT's 1995 Stock Option Plan will immediately vest upon an acquisition of RAVISENT by merger or asset sale or sale of more than fifty percent of RAVISENT's outstanding stock by its stockholders. There are no other change in control provisions currently in effect for those options. However, the compensation committee may extend the acceleration provisions of RAVISENT's 1999 Stock Incentive Plan to any or all of those options.

   Automatic Option Grant Program. Each individual who is serving as a non-employee board member on the date the underwriting agreement for this offering is executed will automatically receive on such date an option to purchase 20,000 shares of RAVISENT's common stock, provided he has not been in the prior employ of RAVISENT. Each individual who first becomes a non-employee board member at any time after this offering will automatically receive on the date of his or her appointment, an option to purchase 20,000 shares of RAVISENT's common stock. On the date of each annual stockholders meeting following this offering, each individual who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 5,000 shares of RAVISENT's common stock, provided he or she has served on the board for at least six months.

   Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by RAVISENT, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. The shares subject to each 20,000 share initial automatic option grant will vest over a four year period in successive equal annual installments upon the individual's completion of each year of board service over the four year period measured from the option grant date. Each 5,000 share subsequent automatic option grant will vest upon the individual's completion of one year of board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of RAVISENT or upon the optionee's death or disability while a board member.

   The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate no later than April 29, 2009.

1999 Employee Stock Purchase Plan

   Introduction. RAVISENT's 1999 Employee Stock Purchase Plan was adopted by the board in April 1999 and is expected to be approved by the stockholders in June 1999. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow eligible employees of RAVISENT and its participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

   Share Reserve. 500,000 shares of common stock will initially be reserved for issuance.

   Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for the offering covered by this prospectus is signed and will end on the last business day in July 2001. The next offering period will start on the first business day in August 2001, and subsequent offering periods will be set by RAVISENT's compensation committee. Shares will generally be purchased on the last business day of January and July during each offering period.

   Reset Feature. If the fair market value per share of RAVISENT's common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

   Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

   Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. In no event, however, may any participant purchase more than 1,300 shares on any purchase date, and not more than 125,000 shares may be purchased in total by all participants on any purchase date.

   Change in Control. Should RAVISENT be acquired by merger or sale of substantially all of RAVISENT's assets or more than fifty percent of its voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

   The plan will terminate no later than the last business day of July 2009. The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements

   In August 1997, RAVISENT entered into an employment letter agreement with Mr. Wilde. The annual base salary for Mr. Wilde is $125,000 per annum. Under the employment letter agreement, RAVISENT paid $25,000 to Mr. Wilde as a signing bonus and granted to Mr. Wilde a stock option to purchase 166,667 shares of RAVISENT common stock at an exercise price of $6.00 per share. These stock options have fully vested. These stock options were regranted on September 23, 1998 at $2.52 per share. In addition, in the event of a sale of all of the assets or a merger in which RAVISENT is not the surviving entity and in which RAVISENT is valued at $80,000,000 or more, Mr. Wilde is entitled to the greater of 2.5% of the proceeds or $2,000,000 in cash.

   In November 1997, RAVISENT entered into an employment agreement with Mr. Harris, in which RAVISENT hired Mr. Harris as its Chief Technology Officer for a two year term at a base salary of $125,000 per year, an annual cash bonus of $35,000 and incentive stock options to purchase up to 4,167 shares of common stock in minimum blocks of 2,083 shares at an exercise price of $1.50 per share. In addition, if Mr. Harris is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months. Finally, if Mr. Harris is terminated, his options immediately vest.

   In November 1997, RAVISENT entered into an employment agreement with Mr. Liu, in which RAVISENT hired Mr. Liu as its Chief Financial Officer for a term of two years at a base salary of $125,000 per year plus an annual cash bonus of $35,000 and options to purchase up to 4,167 shares of common stock per year for significant performance and an additional 2,083 shares of common stock for exceptional performance. In addition, if Mr. Liu is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months.

   In December 1997, RAVISENT entered into an employment agreement with Mr. Sharp, in which RAVISENT hired Mr. Sharp as Vice President of Sales and Marketing for a two year term at a base salary of $125,000 per year, an annual cash bonus of $35,000, a commission in 1998 of three percent of the gross contribution margin in excess of $9,236,000 and options to purchase up to 83,333 shares of common stock at an exercise price of $6.00 per share that immediately vest upon a change of control or the resignation, termination or demotion of Mr. Wilde. In addition, Mr. Sharp may be awarded additional options to purchase up to 4,167 shares of common stock per year for significant performance and options to purchase up to an additional 2,083 shares of common stock for exceptional performance. Finally, if Mr. Sharp is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months.

   In December 1997, RAVISENT entered into an employment agreement with Mr. Russell, in which RAVISENT hired Mr. Russell as the Director of Engineering for a two year term for a base salary of $125,000 per year, an annual cash bonus of $35,000 per year and options to purchase up to 4,167 shares of common stock per year for significant performance and an additional 2,083 shares of common stock per year for exceptional performance. In addition, if Mr. Russell is terminated for any reason other than gross malfeasance or gross nonfeasance, he will be paid his then-current salary for six additional months.

   In February 1998, RAVISENT entered into an employment agreement with Mr. Garnick, in which RAVISENT employed Mr. Garnick as Chairman of the Board and Chief Executive Officer for an initial two year term commencing January 1, 1998 at a base salary of $125,000. In March 1998, this employment agreement was amended, as a result of which Mr. Garnick resigned as Chief Executive Officer but remained employed by RAVISENT and remained as a director. The amendment provided that if Mr. Garnick was terminated by RAVISENT (other than for gross malfeasance or gross non-feasance) or if he resigned his employment at RAVISENT or if he were removed as Chairman of the Board, he would nonetheless remain a director of RAVISENT until either a merger or an initial public offering of RAVISENT stock.

   In April 1999, RAVISENT entered into a letter agreement with Gregg W. Garnick, pursuant to which Mr. Garnick resigned as a director of RAVISENT and agreed to enter into a consulting agreement to perform marketing and other special projects for a term expiring on the earlier of one year or seven months from the closing of this offering. In addition, RAVISENT accelerated 2,635 of Mr. Garnick's unvested options.

Limitation of Liability and Indemnification

   RAVISENT's certificate of incorporation eliminates to the maximum extent allowed by the Delaware General Corporation Law, subject to certain exceptions, directors' personal liability to RAVISENT or its stockholders for monetary damages for breaches of fiduciary duties. The certificate of incorporation does not, however, eliminate or limit the personal liability of a director for the following:

  . any breach of the director's duty of loyalty to RAVISENT or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

   RAVISENT's bylaws provide that RAVISENT shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, RAVISENT has entered into an indemnification agreement with each of its directors and officers. The indemnification agreements contain provisions that require RAVISENT, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of RAVISENT or other entities to which they provide service at the request of RAVISENT and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. RAVISENT believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. Prior to the consummation of the offering, RAVISENT will obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which RAVISENT is required to indemnify them, subject to certain exclusions.

   At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of RAVISENT where indemnification will be required or permitted, and RAVISENT is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                             CERTAIN TRANSACTIONS

Sales of Securities

   Since January 1996, RAVISENT has raised capital primarily through the sale of its securities, including:

    . In March 1996, RAVISENT sold a combination of subordinated notes and warrants to purchase an aggregate of 83,635 shares of Series A preferred stock at an exercise price of $0.746352 per share to NEPA Venture Fund II, L.P. for an aggregate consideration of $125,000.

    . In March 1998, RAVISENT entered into a Development and License Agreement with ATI Technologies Inc. whereby RAVISENT agreed to allow ATI Technologies to convert up to $125,000 in prospective royalty payments due to RAVISENT per quarter in each of the first four quarters of royalty payments and $500,000 in the fourth quarter of the second year of royalty payments into 200,803 shares of Series B preferred stock and warrants to purchase 81,727 shares of common stock at an exercise price of $0.06 per share.

    . In December 1997 and March 1998, RAVISENT borrowed $1,770,000 from Atlantic Coastal Ventures L.P. pursuant to 6% convertible subordinated debentures due March and May 1998. In April 1998, Atlantic Coastal Ventures received interest on the debentures in the form of common stock and exercised warrants received with the debentures for 208,682 shares of common stock. In addition, Atlantic Coastal Ventures converted the debentures into 355,422 shares of Series B preferred stock.

    . In April 1998, RAVISENT sold to various investors including entities affiliated with Patricof & Co. Ventures, Inc. and Atlantic Coastal Ventures an aggregate of 3,226,908 shares of Series B preferred stock and warrants to purchase 1,313,351 shares of its common stock at an exercise price of $.06 per share for an aggregate consideration of $16,070,000.

    . In May 1998, RAVISENT sold to ATI Technologies an aggregate of 502,008 shares of Series B preferred stock and warrants to purchase 204,317 shares of common stock at $0.06 per share for an aggregate consideration of $2,500,000.

   The following table summarizes the shares of common stock, preferred stock and warrants purchased by RAVISENT's executive officers, directors and 5% stockholders and persons associated with them since January 1996. The number of total shares on an as-converted basis reflects a one-to-one conversion to common stock ratio for each share of Series A and Series B preferred stock.

                                                                         Total
                                                           Warrants to shares on
                                       Series A  Series B   Purchase    an As-
                               Common  Preferred Preferred   Common    Converted
Investor                        Stock    Stock     Stock      Stock      Basis
--------                       ------- --------- --------- ----------- ---------
NEPA Venture Fund II, L.P. ..      --   83,635         --         --      83,635
Entities affiliated with
 Patricof & Co.
 Ventures....................      --      --    2,108,434    858,133  2,966,566
Atlantic Coastal Ventures
 L.P. .......................  208,682     --      355,422        --     564,104
ATI Technologies Inc. .......      --      --      702,811    286,044    988,855
                               -------  ------   ---------  ---------  ---------
                               208,682  83,635   3,166,667  1,144,177  4,603,160
                               =======  ======   =========  =========  =========

Agreements with Officers and Directors

   Messrs. Vais and Threadgill are on the board of directors pursuant to agreements with RAVISENT.

   In March 1996, RAVISENT entered into a series of salary deferral transactions with each of Gregg W. Garnick, Jason C. Liu and Robert S. Russell, whereby in exchange for salary deferral, each officer received non-plan stock options to purchase 50,510 shares of common stock at an exercise price of $0.60 per share.

   In April 1998, RAVISENT repurchased 200,000 shares of RAVISENT common stock from Gregg W. Garnick, at a price of $3.60 per share for an aggregate consideration of $720,000.

   In September 1998, RAVISENT entered into an agreement with Michael Harris and Brenda Harris in which the Harrises borrowed $60,000 payable in three years with no interest accruing in those three years. In addition, if Mr. Harris achieves each of his quarterly performance goals with RAVISENT, at the end of each year, RAVISENT will forgive one-third of the principal amount. If Mr. Harris voluntarily leaves or is terminated for cause, the note is immediately due and payable. However, if RAVISENT completes an initial public offering of its stock, RAVISENT will completely forgive the note. The parties also entered into an agreement confirming that the note is immediately payable upon termination and that the outstanding principal will be forgiven upon an initial public offering of RAVISENT common stock.

Agreement with ATI Technologies Inc.

   In March 1998, RAVISENT entered into a Development and License Agreement with ATI Technologies for a term of two years, and extendable for one year terms thereafter, pursuant to which RAVISENT granted a worldwide, non-exclusive license to ATI Technologies to RAVISENT's Software DVD, Video Encoder Software, and Hardware DVD technology in exchange for a royalty for each copy of Video Encoder Software sold by ATI Technologies. ATI Technologies agreed to pay to RAVISENT a minimum quarterly royalty payment of $750,000 during the first year of royalty payments and $900,000 during the second year of royalty payments; however, ATI Technologies is allowed to convert up to $125,000 of prospective quarterly royalty payments in each of the first four quarters of royalty payments and $500,000 of prospective quarterly royalty payments in the fourth quarter of the second year of royalty payments into shares of Series B preferred stock and warrants to purchase common stock. This agreement may be terminated by either party for a material breach of the agreement or for a repeated breach of the agreement subject to certain notice requirements. In April 1999, RAVISENT issued 25,100 shares of Series B preferred stock and warrants to purchase 10,216 shares of common stock under this agreement. Also in April 1999, RAVISENT amended the agreement to terminate ATI Technology's right to receive Series B preferred stock and warrants and issued to ATI Technologies 100,402 shares of Series B preferred stock and warrants to purchase 40,863 shares of common stock in exchange for which RAVISENT received promissory notes with an aggregate value of $500,000. Since March 1998, the beginning of RAVISENT's relationship with ATI Technologies, ATI Technologies has contributed approximately $3,775,000 to RAVISENT consisting of equity investments totaling $2,875,000 ($375,000 of which were made pursuant to the Development and License Agreement), license fees relating to video encoder software totaling $1,875,000 (all of which were made pursuant to the Development and License Agreement) and development fees of $25,000 relating to the development and assignment of proprietary rights to ATI Technologies with respect to teletext source code.

Other Related Party Transactions

   RAVISENT has entered into employment agreements with its executive officers. See "Management--Employment Contracts, Termination of Employment and Change in Control Arrangements."

   Holders of shares of preferred stock are entitled to certain registration rights in respect of the common stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

   RAVISENT has also granted additional options and issued common stock to certain of its executive officers and directors. See "Management--Director Compensation," and "Principal Stockholders."

   RAVISENT has entered into an indemnification agreement with each of its executive officers and directors containing provisions that may require it, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation on Liability and Indemnification Matters."

   RAVISENT has entered into non-competition and confidentiality agreements with certain of its officers.

   RAVISENT believes that all of the transactions set forth above were made on terms no less favorable to RAVISENT than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between RAVISENT and its officers, directors and principal stockholders and their affiliates and any transactions between RAVISENT and any entity with which its officers, directors or 5% stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to RAVISENT than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The table below sets forth information regarding the beneficial ownership of RAVISENT's common stock as of May 31, 1999, by the following individuals or groups:

    . Each person or entity who is known by RAVISENT to own beneficially more than 5% of RAVISENT's outstanding stock

    .  Each of the named executive officers

    .  Each director of RAVISENT

    .  All directors and executive officers as a group

   As used in the table, beneficial ownership refers to the sole or shared power to vote the shares of RAVISENT's common stock or make decisions regarding whether to sell the shares of RAVISENT's common stock.

   The percentage of shares beneficially owned prior to the offering in the following table is based upon, for each person or entity listed, 10,488,332 shares of common stock outstanding as of May 31, 1999 (assuming the conversion of all shares of preferred stock outstanding on May 31, 1999 and the exercise of all warrants outstanding on May 31, 1999) plus applicable options for the shareholder.

   Unless otherwise indicated, the principal address of each of the stockholders below is c/o RAVISENT Technologies Inc., One Great Valley Parkway, Malvern, Pennsylvania 19355. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                     Percentage of Shares
                                                      Beneficially Owned
Name and Address of        Number of Shares  ------------------------------------
Beneficial Owner          Beneficially Owned Prior to Offering After the Offering
-------------------       ------------------ ----------------- ------------------
NEPA Venture Fund II,
 L.P.(1)................        920,006             8.8%              5.9%
Entities affiliated with
 Patricof & Co.
 Ventures, Inc.(2)......      2,966,566            28.3%             19.2%
Atlantic Coastal
 Ventures L.P.(3).......        564,104             5.4%              3.6%
ATI Technologies,
 Inc.(4)................        988,855             9.4%              6.4%
Frank E.J. Wilde
 III(5).................        167,651             1.6%              1.1%
Jason C. Liu(6).........        165,138             1.6%              1.1%
Michael R. Harris(7)....        515,695             4.8%              3.3%
Robert S. Russell(8)....         47,700               *                *
Leonard D. Sharp(9).....         32,179               *                *
Frederick J. Beste
 III(1).................        920,006             8.8%              5.9%
Peter X. Blumenwitz(2)..      2,966,566            28.3%             19.2%
Walter L.
 Threadgill(3)..........        564,104             5.4%              3.6%
Paul A. Vais(2).........      2,966,566            28.3%             19.2%
Gregg W. Garnick(10)....      1,046,618             9.9%              6.7%
All directors and
 executive officers as a
 group
 (twelve persons)(11)...      5,395,705            48.2%             33.3%

----------
 *Less than 1%.

(1) Principal Address is 125 Goodman Drive, Bethlehem, PA 18015. Includes warrants to purchase 836,371 shares of Series A preferred stock at an exercise price of $0.5978262 per share and warrants to purchase 83,635 shares of Series A preferred stock at an exercise price of $0.746352 per share. NEPA Venture Fund, II, L.P. has one general partner, NEPA II Management Corporation, which has three officers: Frederick Beste, Glen Bressner and Marc Benson. Each of these officers shares voting and investment power over the shares held by NEPA Venture Fund. Mr. Beste disclaims beneficial ownership of all RAVISENT shares except to the extent of his pecuniary interest in NEPA Venture Fund II, L.P.

 (2) Principal Address is 445 Park Avenue, New York, NY 10022. Represents 133,374 shares of common stock and warrants to purchase 54,283 shares of common stock at an exercise price of $0.06 per share held by Coutts & Co. (Cayman) Ltd., 602,410 shares of common stock and warrants to purchase 245,181 shares of common stock at an exercise price of $0.01 per share held by The P/A Fund III, L.P., 602,410 shares of common stock and warrants to purchase 245,181 shares of common stock at an exercise price of $0.06 per share held by Apax Germany II L.P., 14,458 shares of common stock and warrants to purchase 5,884 shares of common stock at an exercise price of $0.06 per share held by Patricof Private Investment Club, L.P., and 755,783 shares of common stock and warrants to purchase 307,604 shares of common stock at an exercise price of $0.06 per share held by APA Excelsior IV, L.P. Mr. Vais is a Vice President of Patricof Co. Ventures, Inc. and a director of RAVISENT. APA Excelsior IV Partners, L.P. is the general partner of Coutts & Co. (Cayman) Ltd., Patricof Private Investment Club, L.P. and APA Excelsior IV, L.P. APA Excelsior IV Partners, L.P. has one general partner, Patricof & Co. Managers, Inc. The sole shareholder of Patricof & Co. Managers, Inc. is Alan Patricof. APA Pennsylvania Partners III, L.P. is the general partner of The P/A Fund III, L.P. APA Pennsylvania Partners III, L.P. has one general partner, Patricof & Co. Managers, Inc. whose sole shareholder is Alan Patricof. Alan Patricof has sole voting and investment power over the shares held by Coutts & Co. (Cayman) Ltd., Patricof Private Investment Club, L.P., APA Excelsior IV, L.P. and The P/A Fund III, L.P. Apax Partners & Co. (Germany) II, Ltd. is the managing general partner of Apax Germany II L.P. Apax Partners & Co. (Germany) II, Ltd. has six directors: Alan Patricof, Maurice Tchenio, Richard Rich, Ronald Cohen, Patrick de Giovanni and Adrian Beecroft. Each of these directors shares voting and investment power over the shares held by Apax Germany II L.P. Mr. Vais disclaims beneficial ownership of all RAVISENT shares, except to the extent of his pecuniary interest in Patricof Private Investment Club, L.P. Mr. Blumenwitz is an Assistant Director of Apax Partners & Co. Beteilgungsberatung A.G. and a director of RAVISENT. Mr. Blumenwitz disclaims beneficial ownership of all RAVISENT shares, except to the extent of his pecuniary interest in Apax Germany II L.P. Mr. Vais disclaims beneficial ownership of all RAVISENT shares, except to the extent of his pecuniary interest in Patricof Private Investment Club, L.P. Mr. Blumenwitz is an Assistant Director of Apax Partners & Co. Beteilgungsberatung A.G. and a director of RAVISENT. Mr. Blumenwitz disclaims beneficial ownership of all RAVISENT shares, except to the extent of his pecuniary interest in Apax Germany II L.P.

 (3) Principal Address is 3101 South Street N.W., Washington, D.C. 20007. Includes 564,104 shares of common stock held by Atlantic Coastal Ventures, L.P. Mr. Threadgill is a General Partner of Atlantic Coastal Ventures, L.P. and a director of RAVISENT. Mr. Threadgill has sole voting and investment power over the shares held by Atlantic Coastal Ventures. Mr. Threadgill disclaims beneficial ownership of all RAVISENT shares, except to the extent of his pecuniary interest in Atlantic Coastal Ventures, L.P.

 (4) Principal address is 33 Commerce Valley Drive East, Thornhill, Ontario Canada L3T7N6. Includes 702,811 shares of common stock and warrants to purchase 286,044 shares of common stock at an exercise price of $0.06 per share. Mr. Hartog is a Vice President of Engineering for ATI Technologies, Inc. Mr. Hartog disclaims beneficial ownership of all RAVISENT shares. The board of directors of ATI Technologies, as a whole, has sole dispositive and voting power over the shares held by ATI Technologies and makes all dispositive decisions and significant voting decisions to be made with respect to the shares. As a practical matter, the board acts through the corporate officers of ATI Technologies, but the discretion of these officers is limited, except with respect to voting decisions considered to be insignificant to RAVISENT. The board members of ATI Technologies are Alan Horn, Jim Fleck, K.Y. Ho, Lee Lau and Paul Fox and the corporate officers are K.Y. Ho (President and CEO), Jim Chwartacky (Vice President and CFO) and Tom Ward, Adrian Hartog, Benny Lau, Lee Lau, Ed Grondahl and Henry Quan, each of whom are Vice Presidents.

 (5) Includes 167,651 shares of common stock issuable upon exercise of immediately exercisable options.

 (6) Includes 91,701 shares of common stock issuable upon exercise of immediately exercisable options.

 (7) Includes 341,160 shares of common stock issuable upon exercise of immediately exercisable options.

 (8) Includes 47,700 shares of common stock issuable upon exercise of immediately exercisable options.

 (9) Includes 32,179 shares of common stock issuable upon exercise of immediately exercisable options.

(10) Includes 43,649 shares of common stock issuable upon exercise of immediately exercisable options.

(11) Includes 700,058 shares of common stock issuable upon exercise of immediately exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

   At the closing of this offering, the authorized capital stock of RAVISENT will consist of 50,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value, covered by the assumptions contained in the summary. An aggregate of 15,488,332 shares of common stock will be issued and outstanding, assuming the conversion of all outstanding shares of preferred stock and the exercise of all outstanding warrants for the purchase of common stock and preferred stock but excluding shares issued upon exercise of outstanding options. No shares of preferred stock will be issued and outstanding.

Common Stock

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of liquidation, dissolution or winding up of RAVISENT, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

   RAVISENT's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock of RAVISENT with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching RAVISENT's board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of RAVISENT. RAVISENT has no present plans to issue any shares of or designate any series of preferred stock.

Warrants

   At March 31, 1999, there were warrants outstanding to purchase a total of 1,608,171 shares of common stock on an as-converted basis, including:

    . Warrants to purchase 34,970 and 20,982 shares of common stock at $0.7473 per share, which will expire in June 2003 and November 2003, respectively.

    . Warrants to purchase 12,500, 33,333 and 16,667 shares of common stock at $3.558 per share, which will expire in June 2004, January 2005 and July 2005, respectively.

    . Warrants to purchase 7,500, 20,080 and 10,843 shares of common stock at $4.98 per share, which will expire in February 2001, March 2001 and April 2001, respectively.

    .  Warrants to purchase 1,376,452, 40,863, 10,216, 10,216 and 10,216 shares of common stock at $0.06 per share, which will expire in April 2003, May 2003, July 2003, September 2003 and December 2003, respectively.

    . Warrants to purchase 3,333 shares of common stock at $6.00 per share, which will expire in April 2003.

Registration Rights

   Upon completion of the offering, the holders of an aggregate of approximately 5,716,192 shares of common stock and the holders of warrants to purchase up to approximately 2,551,325 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. Under the terms of the registration rights agreements, if RAVISENT proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. Holders of these rights may also require RAVISENT to file a registration statement under the Securities Act at its expense with respect to their shares of common stock, and RAVISENT is required to use its best efforts to effect such registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require RAVISENT to file additional registration statements on Form S-3, subject to conditions and limitations.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

   RAVISENT's certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance without stockholder action. See "--Preferred Stock." The certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. In addition, the certificate of incorporation and bylaws do not permit stockholders of RAVISENT to call a special meeting of stockholders. Only RAVISENT's board of directors are permitted to call a special meeting of stockholders. The certificate of incorporation also provides that the board of directors is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. The bylaws also require that stockholders give advance notice to RAVISENT's secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the Chairman has the authority to adjourn any such meeting. The bylaws also require a supermajority vote of members of the board of directors and/or stockholders to amend certain bylaw provisions. These provisions of the restated certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of RAVISENT. These provisions also may have the effect of preventing changes in the management of RAVISENT. See "Risk Factors--We have adopted certain anti-takeover provisions."

   RAVISENT is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

    . prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

      .  by persons who are directors and also officers; and

      . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   Section 203 defines "business combination" to include the following:

    . any merger or consolidation involving the corporation and the interested stockholder;

    . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Transfer Agent and Registrar

   The transfer agent and registrar for RAVISENT's common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to the offering, there has not been any public market for RAVISENT's common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the market price of RAVISENT's common stock and could impair RAVISENT's future ability to raise capital through the sale of RAVISENT's equity securities.

   Upon the completion of this offering, RAVISENT's will have an aggregate of 15,488,332 shares of common stock outstanding, assuming exercise of all outstanding warrants but assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in the offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, and may only be sold in compliance with the limitations described below. The remaining 10,488,332 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

   Number of
    Shares                                  Date
   --------- ------------------------------------------------------------------
   5,000,000 After the date of this prospectus, freely tradable shares sold in this offering and shares saleable under Rule 144(k) that are not subject to the 180-day lock up

   9,726,785 After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule 144
             (subject, in some cases, to volume limitations), Rule 144(k) or Rule 701

     761,547 After 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144

Rule 144

   In general, under Rule 144, as currently in effect, a person, or group of persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then-outstanding shares of RAVISENT's common stock, which will be approximately 154,883 shares immediately after the offering, or the average weekly trading volume in RAVISENT's common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of RAVISENT's affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Stock Options

   As of March 31, 1999, options to purchase a total of 2,252,528 shares of common stock were outstanding, 1,221,290 of which were currently exercisable. RAVISENT intends to file a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under its option plan. Accordingly, shares of common stock underlying such options will be eligible for sale in the public markets, subject to vesting restrictions or the lock-up agreement described below. See "Management--Benefit Plans."

Lock-up Agreements

   RAVISENT, each of its directors and officers and substantially all of its securityholders have agreed, subject to specified exceptions, not to, without the prior written consent of the representatives of the underwriters, sell or otherwise dispose of any shares of RAVISENT's common stock or options to acquire shares of RAVISENT's common stock during the 180-day period following the date of this prospectus. Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting."

   Following this offering, under specified circumstances and subject to customary conditions, holders of 5,716,192 shares of our outstanding common stock and the holders of warrants to purchase 2,551,325 shares of common stock will have certain demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require RAVISENT to register their shares of common stock under the Securities Act, and certain rights to participate in any future registration of securities by RAVISENT. If the holders of these registrable securities request that RAVISENT register their shares, and if such registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of RAVISENT's common stock. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   The underwriters of this offering named below, for whom Bear, Stearns & Co. Inc., SG Cowen Securities Corporation, and Volpe Brown Whelan & Company, LLC are acting as representatives, have severally agreed with RAVISENT, subject to the terms and conditions of the underwriting agreement (the form of which has been filed as an exhibit to the registration statement on Form S-1 of which this prospectus is a part), to purchase from RAVISENT the aggregate number of shares of common stock set forth opposite their respective names below:

                                                                       Number of
     Underwriter                                                        Shares
     -----------                                                       ---------
     Bear, Stearns & Co. Inc. ........................................
     SG Cowen Securities Corporation..................................
     Volpe Brown Whelan & Company, LLC................................
                                                                       ---------
       Total.......................................................... 5,000,000
                                                                       =========

   The nature of the respective obligations of the underwriters is such that all of the shares of common stock (other than shares of common stock covered by the over-allotment option described below) must be purchased if any are purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. RAVISENT has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

   RAVISENT has been advised that the underwriters propose to offer the shares of common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to certain selected dealers
at such price less a concession not to exceed $      per share, that the
underwriters may allow, and such selected dealers may reallow, a concession to
certain other dealers not to exceed $     per share and that after the
commencement of this offering, the public offering price and the concessions may be changed. The common stock is offered subject to receipt and acceptance by the underwriters, and to various other conditions, including the right to reject orders in whole or in part. The representatives of the underwriters have advised RAVISENT that the underwriters do not expect to confirm sales to any accounts over which they exercise discretionary authority.

   RAVISENT has granted to the underwriters an option to purchase in the aggregate up to 750,000 additional shares of common stock to be sold in this offering solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

   The following table shows the per share and total underwriting discounts and commission to be paid to the underwriters by RAVISENT. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              Paid by Us
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per share.............................................   $            $
  Total...............................................   $            $

   The underwriters have reserved for sale at the initial public offering price up to 5% of the number of shares of common stock offered hereby for sale to certain directors, officers, other employees, business affiliates and related persons of RAVISENT who have expressed an interest in purchasing shares. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

   RAVISENT, its executive officers, directors and substantially all of its securityholders have agreed that, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not:

    . directly or indirectly, issue, sell, offer or agree to sell or otherwise dispose of any shares of RAVISENT common stock (or securities convertible into, exchangeable for or evidencing the right to purchase shares of common stock);

    . nor enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of RAVISENT ownership of RAVISENT common stock, whether any such swap transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, or exercise their rights, as applicable, to require RAVISENT to register common stock.

   The restrictions described in the previous paragraph do not apply to:

    . transactions by any person other than RAVISENT relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; or

    . certain specified transfers, provided that, following such transfers, the transferees are subject to transfer restrictions similar to those described above.

   Bear, Stearns & Co. Inc., may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

   Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined through negotiations among RAVISENT and the representatives of the underwriters. Among the factors considered in making such determination were:

    .  RAVISENT's financial and operating history and condition;

    . market valuations of other companies engaged in activities similar to RAVISENT's;

    . RAVISENT's prospects and prospects for the industry in which it does business in general;

    .  the management of RAVISENT;

    .  prevailing equity market conditions; and

    . the demand for securities considered comparable to those of RAVISENT.

   In order to facilitate this offering, the underwriters participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock, than have been sold to them by RAVISENT. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the common stock offered will be passed upon for RAVISENT by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements and schedule of RAVISENT Technologies Inc. as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998 and the financial statements of Viona Development Hard & Software Engineering GmbH as of and for the year ended December 31, 1997 have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP and KPMG Deutsche Treuhand-Gesellschaft AG, respectively, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   RAVISENT has filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act, as amended, a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to RAVISENT and the shares RAVISENT is offering pursuant to this prospectus you should refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement or any other document. You may inspect a copy of the registration statement without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The SEC maintains an Internet site that contains reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The SEC's web site is www.sec.gov.

   RAVISENT intends to furnish holders of its common stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. RAVISENT intends to furnish these other reports as it may determine or as may be required by law.

   Information contained in RAVISENT's web site is not a prospectus and does not constitute a part of this prospectus.

                           RAVISENT TECHNOLOGIES INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Financial Statements

  RAVISENT Technologies Inc.

    Independent Auditors' Report..........................................  F-2

    Consolidated Balance Sheets, December 31, 1997 and 1998, and March 31,
     1999 (unaudited).....................................................  F-3

    Consolidated Statements of Operations, Years ended December 31, 1996,
     1997 and 1998, and the three months ended March 31, 1998 and 1999
     (unaudited)..........................................................  F-4

    Consolidated Statements of Changes in Stockholders' Deficiency, Years
     ended December 31, 1996, 1997 and 1998, and the three months ended
     March 31, 1999 (unaudited)...........................................  F-5

    Consolidated Statements of Cash Flows, Years ended December 31, 1996,
     1997 and 1998, and the three months ended March 31, 1998 and 1999
     (unaudited)..........................................................  F-6

    Notes to Consolidated Financial Statements............................  F-7

  Viona Development Hard & Software Engineering GmbH
    Independent Auditors' Report.......................................... F-27

    Balance Sheets, December 31, 1997 and March 31, 1998 (unaudited)...... F-28

    Statements of Operations, Year ended December 31, 1997 and three months ended March 31, 1998 (unaudited) ............................. F-29

    Statements of Stockholders' Equity, Year ended December 31, 1997 and three months ended March 31, 1998 (unaudited)........................ F-30

    Statements of Cash Flows, Year ended December 31, 1997 and three months ended March 31, 1998 (unaudited) ............................. F-31

    Notes to Financial Statements......................................... F-32

Unaudited Pro Forma Financial Statements

    Unaudited Pro Forma Financial Information............................. F-36

    Unaudited Pro Forma Combined Statement of Operations, Year ended
     December 31, 1998.................................................... F-37

    Notes to Unaudited Pro Forma Combined Financial Statements............ F-38

   When the reverse stock split referred to in Note 19 of the Notes to Consolidated Financial Statements has been effected, we will be in a position to render the following report.

                                          KPMG LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
RAVISENT Technologies Inc.:

   We have audited the accompanying consolidated balance sheets of RAVISENT Technologies Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RAVISENT Technologies Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

Philadelphia, Pennsylvania
April 27, 1999, except as to the last paragraph of Note 19, which is as of June , 1999

                           RAVISENT TECHNOLOGIES INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                   December 31,
                                                 ------------------   March 31,
                                                   1997      1998       1999
                                                 --------  --------  -----------
                                                                     (unaudited)
                    ASSETS

Current assets:
  Cash and cash equivalents....................  $    607  $  1,024   $  2,175
  Accounts receivable, net of allowance for
   doubtful accounts of $467 in 1997 and $265
   in 1998 and 1999............................       999    11,111      4,886
  Inventory....................................       619     1,296      3,783
  Prepaid expenses.............................        38        72        109
                                                 --------  --------   --------
   Total current assets........................     2,263    13,503     10,953
Furniture and equipment, net...................       175       875        789
Goodwill and other intangibles, net of
 accumulated amortization of $664 in 1998 and
 $886 in 1999..................................       --      2,881      2,659
Debt issuance costs, net of accumulated
 amortization of $22 in 1997, $62 in 1998 and
 $64 in 1999...................................        65        25         23
Loan receivable--officer.......................       --         60         60
Other assets...................................        66        30         27
                                                 --------  --------   --------
   Total assets................................  $  2,569  $ 17,374   $ 14,511
                                                 ========  ========   ========

   LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
  Accounts payable.............................  $  4,675  $  9,916   $  7,255
  Secured borrowings...........................       278       --         --
  Bank line of credit..........................       998       --       1,252
  Bridge loan..................................     1,500       --         --
  Deferred revenue.............................       126       --         --
  Accrued expenses and other...................       279     1,114        862
  Other current liabilities....................        44     2,560      2,060
  Loan payable--officer........................         4       --         --
  Current installments of obligations under
   capital leases..............................        17        13         13
                                                 --------  --------   --------
   Total current liabilities...................     7,921    13,603     11,442
Subordinated notes payable.....................       625       625        625
Other long-term liabilities....................        89       788        350
Obligations under capital leases, excluding
 current installments..........................        18         5          2
                                                 --------  --------   --------
   Total liabilities...........................     8,653    15,021     12,419
                                                 --------  --------   --------

Commitments and contingencies (note 13)

Mandatory redeemable convertible preferred
 stock, $.06 par value; 31,523,684 shares
 authorized; none outstanding in 1997,
 3,913,072 Series B outstanding in 1998 and
 1999; liquidation preference of approximately
 $19,487 at 1998 and 1999; net of subscription
 receivable of $625 for 125,502 shares at 1998
 and 1999 .....................................       --     14,589     14,871
Stockholders' deficiency:
  Common stock, $.06 par value (80,000,000
   shares authorized; 2,103,653, 3,520,851 and
   3,520,851 shares issued in 1997, 1998 and
   1999).......................................       126       211        211
  Additional paid-in capital...................     3,949    12,889     13,110
  Deferred stock compensation..................       --       (749)    (1,182)
  Accumulated deficit..........................   (10,159)  (23,842)   (24,152)
  Accumulated other comprehensive income.......       --        (25)       (46)
  Treasury stock at cost, 200,000 shares.......       --       (720)      (720)
                                                 --------  --------   --------
   Total stockholders' deficiency..............    (6,084)  (12,236)   (12,779)
                                                 --------  --------   --------
   Total liabilities and stockholders'
    deficiency.................................  $  2,569  $ 17,374   $ 14,511
                                                 ========  ========   ========

          See accompanying notes to consolidated financial statements.

                           RAVISENT TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)

                                  December 31,                    March 31,
                          -------------------------------  -----------------------
                            1996       1997       1998        1998        1999
                          ---------  ---------  ---------  ----------- -----------
                                                           (unaudited) (unaudited)
Revenues:
  License and services..  $     825  $   1,445  $   3,447   $      10   $   2,290
  Hardware..............      3,370      5,376     26,841       3,133       8,522
                          ---------  ---------  ---------   ---------   ---------
    Total revenues......      4,195      6,821     30,288       3,143      10,812
Cost of revenues:
  License and services..        472        331        354          15         135
  Hardware..............      2,664      8,072     24,192       3,062       7,264
                          ---------  ---------  ---------   ---------   ---------
    Total cost of
     revenues...........      3,136      8,403     24,546       3,077       7,399
                          ---------  ---------  ---------   ---------   ---------
    Gross profit........      1,059     (1,582)     5,742          66       3,413
Research and
 development............      1,034      1,828      3,121         498       1,465
Sales and marketing.....        731      1,158      1,964         465       1,062
General and
 administrative.........      1,198      1,710      4,673         505         837
Depreciation and
 amortization...........         46         86        906          15         314
Compensation related to
 stock options..........        --       1,408        139         --          --
Acquired in-process
 research and
 development............        --         --       7,900         --          --
                          ---------  ---------  ---------   ---------   ---------
    Operating loss......     (1,950)    (7,772)   (12,961)     (1,417)       (265)
Other (income) expense:
  Interest expense,
   net..................        105        197        722         127          45
  Other income..........        --        (716)       --          --          --
                          ---------  ---------  ---------   ---------   ---------
Net loss................     (2,055)    (7,253)   (13,683)     (1,544)       (310)
                          ---------  ---------  ---------   ---------   ---------
Accretion of discount on
 mandatory redeemable
 preferred stock........        --         --         754         --          283
                          ---------  ---------  ---------   ---------   ---------
Loss attributable to
 common stockholders....  $  (2,055) $  (7,253) $ (14,437)  $  (1,544)  $    (593)
                          =========  =========  =========   =========   =========
Basic and diluted net
 loss per common share..  $   (1.19) $   (3.52) $   (4.94)  $   (0.73)  $   (0.18)
                          =========  =========  =========   =========   =========
Weighted average shares
 outstanding used in per
 common share
 calculation (basic and
 diluted)...............  1,720,922  2,060,668  2,920,677   2,103,654   3,320,851
                          =========  =========  =========   =========   =========


          See accompanying notes to consolidated financial statements.

                          RAVISENT TECHNOLOGIES INC.

        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                       (in thousands, except share data)

                                                                                Accumulated
                            Common stock   Additional   Deferred                   other                  Total
                          ----------------  paid-in      stock     Accumulated comprehensive Treasury stockholders'
                           Shares   Amount  capital   compensation   deficit      income      stock    deficiency
                          --------- ------ ---------- ------------ ----------- ------------- -------- -------------
Balances as of
December 31, 1995.......  1,545,856  $ 44   $    32     $   --      $   (851)      $ --       $ --      $   (775)
Issuance of common
stock...................    444,464    23     1,881         --           --          --         --         1,904
Adjustment for stock
splits..................        --     52       (52)        --           --          --         --           --
Issuance of warrants to
acquire 501,808 shares
of Series A
preferred stock.........        --    --          3         --           --          --         --             3
Net loss................        --    --        --          --        (2,055)        --         --        (2,055)
                          ---------  ----   -------     -------     --------       -----      -----     --------
Balances as of
December 31, 1996.......  1,990,320   119     1,864         --        (2,906)        --         --          (923)
Issuance of common
stock...................    113,333     7       619         --           --          --         --           626
Issuance of warrants to
acquire shares of common
stock...................        --    --         57         --           --          --         --            57
Compensation related to
stock options...........        --    --      1,409         --           --          --         --         1,409
Net loss................        --    --        --          --        (7,253)        --         --        (7,253)
                          ---------  ----   -------     -------     --------       -----      -----     --------
Balances as of
December 31, 1997.......  2,103,653   126     3,949         --       (10,159)        --         --        (6,084)
Issuance of warrants in
connection with debt
financing...............        --    --         68         --           --          --         --            68
Issuance of warrants in
connection with the sale
of Series B preferred
stock, net of
transaction costs.......        --    --      3,754         --           --          --         --         3,754
Issuance of common stock
to acquire Viona........  1,204,820    72     4,699         --           --          --         --         4,771
Repurchase of common
stock...................        --    --        --          --           --          --        (720)        (720)
Deferred stock
compensation related to
stock options...........        --    --        799        (799)         --          --         --           --
Amortization of deferred
stock compensation......        --    --        --           50          --          --         --            50
Compensation related to
stock options...........        --    --        139         --           --          --         --           139
Issuance of common stock
as consideration for
interest payments.......     12,962     1        64         --           --          --         --            65
Issuance of common stock
upon exercise of
warrants................    199,416    12       171         --           --          --         --           183
Accretion of discount on
mandatory redeemable
preferred stock.........        --    --       (754)        --           --          --         --          (754)
Foreign currency
translation adjustment..        --    --        --          --           --          (25)       --           (25)
Net loss................        --    --        --          --       (13,683)        --         --       (13,683)
                          ---------  ----   -------     -------     --------       -----      -----     --------
Balances as of
December 31, 1998.......  3,520,851   211    12,889        (749)     (23,842)        (25)      (720)     (12,236)
Deferred stock
compensation related to
stock options...........        --    --        504        (504)         --          --         --           --
Amortization of deferred
stock compensation......        --    --        --           71          --          --         --            71
Accretion of discount on
mandatory redeemable
preferred stock.........        --    --       (283)        --           --          --         --          (283)
Foreign currency
translation adjustment..        --    --        --          --           --          (21)       --           (21)
Net loss (unaudited)....        --    --        --          --          (310)        --         --          (310)
                          ---------  ----   -------     -------     --------       -----      -----     --------
Balances as of March 31,
1999 (unaudited)........  3,520,851  $211   $13,110     $(1,182)    $(24,152)      $ (46)     $(720)    $(12,779)
                          =========  ====   =======     =======     ========       =====      =====     ========

         See accompanying notes to consolidated financial statements.

                           RAVISENT TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                   December 31,                 March 31,
                             --------------------------  -----------------------
                              1996     1997      1998       1998        1999
                             -------  -------  --------  ----------- -----------
                                                         (unaudited) (unaudited)
Cash flows from operating
 activities:
 Net loss..................  $(2,055) $(7,253) $(13,683)   $(1,544)    $ (310)
 Adjustments to reconcile
  net loss to net cash
  provided by (used in)
  operating activities:
   Depreciation and
    amortization...........       46       86       906         15        314
   Noncash compensation and
    other expenses.........        1    1,367       414         28         74
   Acquired in-process
    research and
    development............      --       --      7,900        --         --
   Changes in items
    affecting operations:
     Accounts receivable...     (598)    (229)  (10,112)    (1,380)     6,225
     Inventory.............     (258)     (15)     (677)    (1,806)    (2,487)
     Loan receivable--
      officer..............      --       --        (60)       --         --
     Prepaid expenses......     (198)     167       (34)         3        (37)
     Accounts payable......      461    3,686     5,241      2,387     (2,661)
     Deferred revenue......      550     (424)     (126)       --         --
     Accrued expenses and
      other................       71      142       549        176       (253)
                             -------  -------  --------    -------     ------
Net cash provided by (used
 in) operating activities..   (1,980)  (2,473)   (9,682)    (2,121)       865
                             -------  -------  --------    -------     ------
Cash flows from investing
 activities:
 Capital expenditures......     (110)     (26)     (813)       (57)       (78)
 Proceeds from sale of
  furniture and
  equipment................      --       --        --         --          86
 Acquisition, net of cash
  acquired.................      --       --     (3,231)       --         --
                             -------  -------  --------    -------     ------
Net cash provided by (used
 in) investing activities..     (110)     (26)   (4,044)       (57)         8
                             -------  -------  --------    -------     ------
Cash flows from financing
 activities:
 Repayments under capital
  lease obligations........      (14)     (14)      (18)        (4)        (3)
 Secured borrowings
  (repayments).............      --       278      (278)     1,198        --
 Proceeds from bridge
  loans....................      --     1,500     3,320      2,520        --
 Proceeds from
  subordinated notes
  payable..................       50      --        --         --         --
 Net proceeds from
  issuance of common
  stock....................    1,885      626       183        --         --
 Net proceeds from Series
  B preferred stock........      --       --     12,769        --         --
 Net borrowings
  (repayments) under bank
  line of credit...........      140      663      (998)       452      1,252
 Borrowings (repayments)
  under other
  liabilities..............       65      --        (90)       --        (950)
 Repurchase of common
  stock....................      --       --       (720)       --         --
                             -------  -------  --------    -------     ------
Net cash provided by
 financing activities......    2,126    3,053    14,168      4,166        299
                             -------  -------  --------    -------     ------
Effect of exchange rate
 changes on cash and cash
 equivalents...............      --       --        (25)       --         (21)
                             -------  -------  --------    -------     ------
Net increase in cash and
 cash equivalents..........       36      554       417      1,988      1,151
Cash and cash equivalents:
 Beginning of year.........       17       53       607        607      1,024
                             -------  -------  --------    -------     ------
 End of year...............  $    53  $   607  $  1,024    $ 2,595     $2,175
                             =======  =======  ========    =======     ======
Supplemental disclosure of
 cash flow information:
 Cash paid during the year
  for:
  Interest.................  $   102  $   133  $    683    $    77     $   62
 Noncash investing and
  financing activities:
  Equipment acquired under
   capital lease
   obligations.............       18      --        --         --         --
  Issuance of warrants in
   connection with bank
   line of credit and
   bridge loans............        3       57        68        --         --
  Issuance of options in
   connection with equity
   transactions and grants
   below fair value........      150    1,409       139        --         --
  Issuance of common stock
   and preferred stock as
   consideration for
   services (1996) and
   private placement fees
   (1998)..................       19      --        542        --         --
  Amortization of deferred
   stock compensation......      --       --         50        --          71
  Bridge loans converted
   to Series B preferred
   stock...................      --       --      4,820        --         --
  Issuance of common stock
   as consideration for
   interest................      --       --         65        --         --

          See accompanying notes to consolidated financial statements.

                           RAVISENT TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)

(1) Summary of Significant Accounting Policies

  (a) Description of Business

   RAVISENT Technologies Inc., which changed its name from Divicore Inc. in June 1999 and from Quadrant International, Inc. in May 1999, designs, develops, licenses and markets core-based modular software solutions that enable digital video and audio stream management in personal computer systems and consumer electronic devices. The company also provides supporting hardware designs to selected customers as well as customization services and customer support. The company's solutions enable decoding (playback) and encoding (recording) of multimedia formats such as digital versatile disk (DVD); direct broadcast satellite (DBS) and high-definition television (HDTV) on existing personal computers and consumer electronics platforms. The company's customers consist principally of personal computer and consumer electronics manufacturers.

   During 1998 the company's revenue was substantially generated from selling hardware-based digital video solutions to personal computer and consumer electronics original equipment manufacturers and prior to 1998 through wholesale distributors. The company has recently changed its strategic focus from selling a hardware-based digital video solution to licensing its proprietary technology to provide software-based digital video solutions to primarily personal computer and consumer electronics original equipment manufacturers.

   The company was incorporated in Pennsylvania in April 1994.

   The company has sustained significant net losses and negative cash flows from operations since its inception. The company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, bank financing or other sources of capital. During 1998, the company sold approximately $18.6 million of its preferred stock. Management believes that its current funds combined with other available sources of funding will be sufficient to enable the company to meet its planned expenditures through at least December 31, 1999. The company may require additional capital to finance its future operations and fund its ongoing research and development activities beyond 1999. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to the company.

  (b) Unaudited Interim Financial Information

   The interim consolidated financial statements of the company for the three months ended March 31, 1998 and 1999, included herein have been prepared by the company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the company at March 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 1998 and 1999.

  (c) Principles of Consolidation

   The consolidated financial statements include the financial statements of the company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


  (d) Cash and Cash Equivalents

   For purposes of the statement of cash flows, the company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

  (e) Inventory

   Inventory, which principally consists of finished goods, is valued at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO). Inventory is net of reserves of approximately $400,000 and $174,000 at December 31, 1997 and 1998, respectively.

  (f) Furniture and Equipment

   Furniture and equipment are stated at cost. Equipment under capital leases is stated at the present value of the minimum lease payments. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the assets as follows:

       Purchased software............................................... 5 years
       Computer equipment............................................... 5 years
       Research and development equipment............................... 5 years
       Furniture and fixtures........................................... 7 years

  (g) Goodwill and Other Intangibles

   Goodwill and other intangibles are amortized using the straight-line method from the date of acquisition over the expected period to be benefited, estimated at four years. The company assesses the recoverability of goodwill, as well as other long-lived assets, in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires the company to review for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.

  (h) Deferred Offering Costs

   As of March 31, 1999, specific incremental costs directly attributable to the planned initial public offering process have been deferred. These costs will be charged against additional-paid-in-capital in connection with the consummation of this offering.

  (i) Revenue Recognition

   Licensing revenues for one-time license fees are recognized in the period in which the license agreement is signed, the fee is fixed and determinable, delivery of the technology has occurred and collectibility is probable. Up-front license fees are recognized as revenue when the license agreement is signed, the fee is fixed and determinable, delivery of the technology has occurred, and collectibility is probable. The up-front license fee terms generally provide an agreed-upon level of sales of a licensee's products below which a licensee will not be obligated to remit royalty payments and that the up-front fees are nonrefundable even in the event such

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

level is not attained. Licensing revenues consisting of fees paid on a per unit basis are recognized when earned, which is generally based on receiving notification from licensees stating the number of products sold which incorporate the licensed technology from the company and for which license fees, based on a per unit basis, are due. The terms of the license agreements generally require the licensees to give notification to the company within 45 to 60 days of the end of the quarter during which the sales of the licensee's products take place. In a number of cases, the revenue recorded by the company will occur in the quarter following the sale of the licensee's products to its customers.

   Revenue is recognized upon shipment of products to customers. Prior to 1998 an allowance for returned merchandise was provided for sales to distributors based on the company's historical experience. The company's sales to original equipment manufacturers do not provide a right of return unless in the event of manufacturing defect, which is the responsibility of the company's third party contract manufacturer. Revenue related to services are recognized upon delivery of the service in the case of time and material contracts. Revenue related to development contracts involving significant modifications or customization of hardware or software under unilateral or joint development arrangements is recognized using the percentage-of-completion method, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion. In other instances, progress toward completion is based on individual contract costs incurred to date compared with total estimated contract costs. Losses on contracts are recognized when the loss is apparent.

   Other income represents amounts received in connection with the cancellation of a development project by a customer during 1997. A total of approximately $1,134,000 was received from the customer, of which approximately $418,000 was recorded as revenue based on costs of revenue incurred. The remaining approximately $716,000 was recorded in other income as a cancellation fee.

  (j) Research and Development Costs

   Research and development costs are expensed as incurred.

  (k) Income Taxes

   In September 1996, the stockholders elected "C" corporation status for federal and state income tax purposes. Effective with this election, income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

  (l) Financial Instruments

   The company's financial instruments principally consist of cash, accounts receivable, accounts payable, loans payable and capital lease obligations that are carried at cost which approximates fair value.

  (m) Stock Options

   In 1996, the company adopted SFAS No. 123, Accounting for Stock-based Compensation, which provides the alternative to adopt the fair value method for expense recognition of employee stock options and stock-based awards or to continue to account for such items using the intrinsic value method as outlined under

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) with pro forma disclosures of results of operations as if the fair value method had been applied. The company has elected to continue to apply APB 25 for stock options and stock-based awards to employees and has disclosed pro forma net loss as if the fair value method had been applied (note
12).

  (n) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (o) Long-Lived Assets

   The company reviews long-lived assets and certain identifiable intangibles to be held and used by an entity for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  (p) Foreign Currency Translation

   All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' deficiency in the accompanying consolidated financial statements.

  (q) Comprehensive Income

   In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The company adopted SFAS No. 130 during 1998.

  (r) Computation of Historical Net Loss Per Share and Pro Forma Net Loss Per Share

   The company computes earnings per share in accordance with SFAS No. 128, Computation of Earnings Per Share. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Dilutive earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), and the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method). Common equivalent shares are excluded from the calculation if their effect is anti-dilutive. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. To date, the company has not had any issuances or grants for nominal consideration.

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, including common equivalent shares from the convertible preferred stock (using the if-converted method), which will automatically convert into common stock upon an IPO as if converted at the original date of issuance, for both basic and diluted net loss per share, even though inclusion is anti-dilutive.

   The following table sets forth the computation of loss per share (in thousands, except share and per share data):

                                                             Three months ended
                            Years ended December 31,              March 31,
                         ---------------------------------  ----------------------
                            1996        1997       1998        1998        1999
                         ----------  ----------  ---------  ----------  ----------
Basic and diluted loss
 per common share:
Numerator: Loss
 attributable to common
 stockholders........... $   (2,055) $   (7,253) $ (14,437) $   (1,544) $     (593)
Denominator: Weighted-
 average shares
 outstanding basic and
 diluted................  1,720,922   2,060,668  2,920,677   2,103,654   3,320,851
                         ----------  ----------  ---------  ----------  ----------
  Basic and diluted loss
   per common share.....     $(1.19) $    (3.52) $   (4.94) $    (0.73) $    (0.18)
                         ==========  ==========  =========  ==========  ==========
Pro forma loss per
 common share:
Numerator: Loss
 attributable to common
 stockholders........... $   (2,055) $   (7,253) $ (14,437) $   (1,544) $     (593)
Denominator: Weighted-
 average shares
 outstanding basic and
 diluted................  1,720,922   2,060,668  5,547,260   2,103,654   7,233,923
                         ----------  ----------  ---------  ----------  ----------
  Basic and diluted loss
   per common share..... $    (1.19) $    (3.52) $   (2.60) $    (0.73) $    (0.08)
                         ==========  ==========  =========  ==========  ==========

  (s) Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 is effective for financial statements for the years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The adoption of this standard did not have a material effect on the company's capitalization policy.

   In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the company has expensed these costs historically, the adoption of this standard did not have an impact on the company's results of operations, financial position or cash flows.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the company does not currently engage or plan to engage in derivative or hedging activities there will be no impact to the company's results of operations, financial position or cash flows upon the adoption of this standard.

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions. SOP 98-9 amends SOP 97-2 and SOP 98-4 extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The company does not expect the adoption of SOP 98-9 to have a material effect on its financial condition or results of operations.

(2) Comprehensive Income

   The components of comprehensive income (loss) are as follows (in thousands):

                                                               Three months
                                                                   ended
                                   Years ended December 31,      March 31,
                                   --------------------------  --------------
                                    1996     1997      1998     1998    1999
                                   -------  -------  --------  -------  -----
   Net loss....................... $(2,055) $(7,253) $(13,683) $(1,544) $(310)
   Foreign currency translation
    adjustment....................     --       --        (25)     --     (21)
                                   -------  -------  --------  -------  -----
     Comprehensive loss........... $(2,055) $(7,253) $(13,708) $(1,544) $(331)
                                   =======  =======  ========  =======  =====

(3) Furniture and Equipment

   Furniture and equipment consist of the following at December 31, 1997 and 1998, and March 31, 1999 (in thousands):

                                                             1997  1998   1999
                                                             ---- ------ ------
   Furniture and fixtures................................... $ 27 $  292 $  288
   Leasehold improvements...................................  --      67     72
   Computer equipment.......................................  124    547    543
   Research and development equipment.......................  122    333    301
   Software.................................................   13    138    144
                                                             ---- ------ ------
                                                              286  1,377  1,348
   Less: accumulated depreciation...........................  111    502    559
                                                             ---- ------ ------
   Furniture and equipment, net............................. $175 $  875 $  789
                                                             ==== ====== ======

   Assets recorded under capital lease are approximately $58,000 and related accumulated amortization is approximately $17,000 and $25,000 as of December 31, 1997 and December 31, 1998, respectively.

(4) Acquisition

   In April 1998, the company completed the acquisition of Viona Development Hard & Software Engineering GmbH (Viona) a company located in Karlsruhe, Germany specializing in the development of digital video technology.

   The company paid a total of $11.4 million consisting of: $5.8 million in cash, of which $2.6 million was paid at closing, $2.1 million will be paid during 1999, and $1.35 million, recorded at a discounted value of $1.1 million, will be paid in equal installments at the end of each of the next three fiscal years; issued 1,204,820 shares of the company's common stock valued at $4.8 million; and incurred transaction costs of $0.8 million.

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

   The acquisition of Viona was recorded under the purchase method of accounting. The results of operations of Viona have been included in the company's consolidated financial statements from April 1, 1998. A portion of the purchase price was allocated to in-process research and development technology, which resulted in a charge of approximately $7.9 million to the company's operations in April 1998. At the date of acquisition, Viona had five development projects that had not reached technological feasibility and for which there was no alternative future use. The in-process research and development technology was valued using a cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted using a 30%-35% discount rate for risks, probabilities and uncertainties, including the stage of development of the technology, viability of target markets and other factors. The five development projects ranged in percentage of completion at the date of acquisition from 5% to 80%.

   The excess of the purchase price over the fair value of the net identifiable assets and in-process research and development technology acquired of $3.5 million has been recorded as goodwill and other intangibles and is amortized on a straight-line basis over four years.

   The purchase price was allocated as follows (in thousands):

   Fair value of assets acquired....................................... $   542
   Goodwill............................................................   3,503
   Workforce in place..................................................      42
   In-process research and development technology......................   7,900
   Liabilities acquired................................................    (557)
                                                                        -------
                                                                        $11,430
                                                                        =======

   The following unaudited pro forma financial information presents the combined results of operations of the company and Viona as if the acquisition occurred on January 1, 1997, after giving effect to certain adjustments, primarily amortization of goodwill and excluding the $7.9 million write-off of acquired in-process research and development. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisition been completed on January 1, 1997.

                                                                Year ended
                                                               December 31,
                                                               (in thousands
                                                                except per
                                                                share data)
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
   Revenues.................................................. $ 6,925  $30,288
   Net loss.................................................. $(8,075) $(5,978)
   Net loss per common share (basic and diluted)............. $ (3.92) $ (2.03)

(5) Bank Line of Credit

   In June 1997 the company refinanced its line of credit with a bank to an aggregate amount of $1 million, subject to certain borrowing limitations based on accounts receivable and inventory. The line of credit charged interest at the prime rate plus 2% (10.5% at December 31, 1997) and was secured by substantially all the assets of the company. The bank was provided warrants (note 12) to acquire 45,833 shares of the company's common stock at an exercise price of $3.56 per share. The estimated fair value of the warrants issued was $33,964 and has been recorded as debt issuance costs. This amount was amortized over the term of the line of credit. The line of credit required the company, among other things, to maintain certain financial ratios, minimum working

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

capital and tangible net worth on a quarterly basis. The company was not in compliance with these covenants at December 31, 1997. In April 1998, the Company received a waiver of these covenant violations from the bank and issued warrants to the bank to acquire 16,667 shares of the company's common stock at an exercise price of $3.56 per share. The estimated fair value of the warrants issued is $22,600 and has been recorded as interest expense.

   In July 1998, the company executed a loan and security agreement with a commercial bank that provides the company a line of credit in the amount of the lesser of $5 million or the borrowing base, as defined (principally limited to a percentage of eligible accounts receivable and eligible inventory). The line of credit provides for the company to issue a maximum of $2 million in the form of letters of credit which reduces the amount of available borrowings under the line of credit. The line of credit matures in July 2000 and bears interest at the prime rate plus 1% (8.75% at December 31, 1998). The line of credit is collateralized by substantially all of the assets of the company. The company is required to comply with a tangible net worth covenant, as defined in the loan and security agreement, and was not in compliance with this covenant at December 31, 1998 and March 31, 1999. The company received a waiver of these covenant violations in April 1999. There was no amount and approximately $1,252,000 outstanding under the line of credit at December 31, 1998 and March 31, 1999, respectively, and approximately $3,510,000 and $1,696,000 was available under the terms of the line of credit at December 31, 1998 and March 31, 1999, respectively.

   At December 31, 1998 and March 31, 1999, there were approximately $1,490,000 and $500,000 of letters of credit outstanding, respectively.

(6) Bridge Financing

   In December 1997 the company entered into an agreement to borrow $1.5 million of short-term bridge loans. The loans bear interest at 6% with an original maturity date of March 31, 1998. The term of the debt was extended to April 30, 1998, and the interest rate was increased to 15%. In connection with this financing, the company issued warrants (note 12) to acquire 45,000 shares of the company's common stock. The estimated fair value of the warrants issued was approximately $23,000. This amount has been recorded as debt issuance costs and was amortized over the term of the debt.

   In February, March and April 1998 the company entered into various agreements to borrow additional amounts of short-term bridge loans aggregating $3.32 million. The terms of the debt were substantially identical with the amount borrowed in December 1997. The company issued warrants (note 12) to acquire 48,182 shares of the company's common stock at an exercise price equal to the price per share at the time of closing of the company's round of equity financing in April 1998. The estimated fair value of the warrants issued was approximately $46,000 and has been recorded as additional interest expense through the date of the conversion of the bridge loans into Series B preferred stock.

   The $4.82 million of short-term bridge loans were converted to Series B preferred stock in April 1998 (note 11).

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


(7) Accrued Expenses

                                                            December
                                                               31,
                                                           ----------- March 31,
                                                           1997  1998    1999
                                                           ---- ------ ---------
                                                              (in thousands)
   Accrued compensation and related costs................. $  5 $  439   $440
   Accrued interest.......................................   80    127    141
   Other..................................................  194    548    281
                                                           ---- ------   ----
                                                           $279 $1,114   $862
                                                           ==== ======   ====

(8) Loan Payable/Receivable--Officers
   At December 31, 1997, approximately $4,000 was owed from an original amount of approximately $111,000 to the former Chief Executive Officer of the company. The amount was repaid in full during 1998.

   At December 31, 1998, the company has a loan receivable in the amount of $60,000 due from an officer of the company. The term of the loan receivable is three years and is non-interest bearing. At the end of each year, if the officer achieves his quarterly performance goals with the company, the company will forgive one-third of the principal amount. If the officer voluntarily leaves or is terminated for cause, the note will become immediately due and payable. However, if the company completes an initial public offering of its stock, is acquired by an unrelated third party or sells all or substantially all of its assets to an unrelated third party, the company will completely forgive the note.

(9) Other Liabilities

   In October 1995 the company entered into an emerging company funding agreement with the Ben Franklin Technology Center of Southeastern Pennsylvania (the Center). The Center had agreed to provide up to $100,000 to the company during the period November 1, 1995 to June 30, 1996. Any amounts funded by the Center were to be used by the company for the development of certain laptop computer video capture products. The total amount funded by the Center was repayable quarterly. The total amount outstanding as of December 31, 1997 was $90,000. The amount was repaid in full during 1998.

   During 1997 the company entered into a factoring arrangement for which approximately $278,000 of accounts receivables had been pledged as collateral with recourse to the company. The effective interest rate on such secured borrowings was approximately 30% at December 31, 1997. The company discontinued the factoring arrangement during 1998.

   In connection with the company's acquisition of Viona during 1998 (note 4), $1.35 million of the purchase price, recorded at a present value of $1.1 million, is payable in equal annual installments over the next three years. As such, $0.4 million of the amount is included in other current liabilities with the remaining amount included in other long-term liabilities.

(10) Subordinated Notes Payable

   Subordinated notes payable at December 31, 1997 and 1998 and March 31, 1999, consist of $625,000 of various subordinated notes payable to NEPA Venture II, L.P. (NEPA) due May 4, 2003 to November 29, 2003 with a 9% interest rate.

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

   The notes are part of two transactions entered into in May 1995 and March 1996 to provide financing to the company. Interest on the notes is payable quarterly. In connection with the issuance of the notes, the company issued warrants to acquire a total of 920,006 shares of the Company's Series A mandatory redeemable convertible preferred stock at exercise prices of $0.60- $0.75 per share (note 12). The estimated fair value of the warrants issued is $30,010 and is amortized over the term of the related debt. In addition, NEPA obtained board representation and certain other rights which include piggyback and demand registration rights in certain circumstances following an initial public offering.

(11) Equity Transactions and Capital Stock

  Capital Stock and Stock Splits

   The board of directors of the company amended the company's articles of incorporation in April 1998 to increase the authorized common shares to 80,000,000, to increase the authorized Series A mandatory redeemable convertible preferred shares to 6,523,684 and authorized 25,000,000 shares of Series B mandatory redeemable convertible preferred shares.

   In August and October 1996 the board of directors authorized a 1.929-to-1 and a 1.088-to-1 stock split, respectively, including common and preferred shares. The splits coincided with the private placement transactions described below.

   All share and per share information included in the accompanying consolidated financial statements and notes has been adjusted to give effect to the stock splits noted above.

  Common Stock

   In August and October 1996 the company raised a total of $2 million through a private placement of 347,936 shares of common stock. In connection with this transaction, the company paid $200,000 as a placement fee, and issued options to purchase 66,151 shares of common stock at an average exercise price of $4.26 per share to a former director of the company (note 16). The fair value of the common stock on the date of grant was estimated to be $6.00. The options vested immediately. The $200,000 of offering costs and the $150,450 value of the options granted at below fair value have been recorded in additional paid-in capital as costs of the equity transaction.

   During April through July 1996 the company also sold 21,076 shares of common stock for a total of $55,000, the estimated fair market value per share of the company's common stock on the date of the transaction, to two employees of the company. In January 1996, the company sold 7,347 shares of common stock for a total of $30,000, the estimated fair market value per share of the Company's common stock on the date of the transaction. In addition, in January 1996 an employee was given 31,373 shares of the company's common stock as consideration for previously accrued unpaid wages aggregating $18,750.

   In March and April 1997 the company raised a total of $500,000 through a private placement of 83,333 shares of the company's common stock. In connection with this transaction, the company issued options to purchase 10,417 shares of the company's common stock at an exercise price of $4.50 per share to a director of the company that was actively involved in this fund raising process. The options vested immediately. The $15,625 value of the options granted at below fair value has been recorded in additional paid-in-capital as costs of the equity transaction.

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   In September and October 1997 the company sold 30,000 shares of common stock for $207,300 in a private transaction to unrelated third parties.

   In April 1998 the company purchased 200,000 shares of common stock for $3.60 per share or $720,000 in the aggregate from the former CEO of the company.

  Preferred Stock

   In April 1998 the company sold 3,728,916 shares of Series B mandatory redeemable convertible preferred stock for an aggregate amount of approximately $18.6 million including the conversion of $4.82 million of bridge notes (note
6). In addition, the investors in the Series B received an aggregate
1,517,668 warrants (note 12) to acquire common stock at an exercise price of $0.06. The estimated fair value of the warrants of $5.7 million has been recorded as additional paid-in capital.

   The preferred stock has a non-cumulative dividend rate equal to 8% of the original purchase price which shall become due and payable when and if declared by the board of directors of the Company. To date, no dividends have been declared by the board of directors. The holders of the preferred stock have demand and piggyback registration rights as defined.

   Holders of preferred stock have the option to convert such shares into shares of common stock on a 1:1 ratio. The conversion rate on a particular class of preferred stock is subject to an adjustment in the event that any additional common stock, or other shares convertible into common stock, are issued for a per share price less than the particular class conversion price. Mandatory conversion occurs upon the closing of an IPO of the company's common stock, as defined. The Series B is senior to the company's Series A in liquidation and the holders of Series A and B are entitled to receive an amount equal to their respective redemption price prior to the distribution to the common shareholders. At any time after May 4, 2003, each holder of shares of preferred stock, may at their option, require the company to redeem all or part of their preferred shares.

   The preferred stock votes on an as if converted basis. The Series B shareholders have the right to elect one member of the board of directors of the company.

   In April 1998, in connection with the company's sale of Series B, the company paid $1.1 million in cash, issued 108,856 shares of the company's Series B and issued 44,304 warrants (note 12) to acquire common stock at an exercise price of $0.06 to the company's placement agent as consideration for services provided in connection with the equity transaction. The shares and warrants had an estimated fair value of $542,100. The above amounts as well as $0.3 million of other transaction costs were recorded as costs of the equity transaction and charged against additional paid-in capital.

   Preferred stock consists of the following at December 31, 1997 and 1998:

                                                                   December 31,
                                                                  --------------
                                                                  1997   1998
                                            Per share             ---- ---------
                                           liquidation              Issued and
                                              value    Authorized   outstanding
                                           ----------- ---------- --------------
   Preferred class
     Series A.............................   $0.678     6,523,684 --         --
     Series B.............................   $4.98     25,000,000 --   3,913,072
                                                       ---------- ---  ---------
                                                       31,523,684 --   3,913,072
                                                       ========== ===  =========

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   At December 31, 1998, 4,833,078 shares of common stock are reserved for the conversion of preferred stock.

  Preferred Stock Subscription

   In March 1998, the company entered into a subscription and technology license agreement. This agreement provides, among other things, for the company to license certain technology to an unrelated third party (the licensee). In connection with the agreement, the licensee is required to pay a minimum of $750,000 at the end of each calendar quarter during the first year and a minimum of $900,000 at the end of each calendar quarter during the second year. Included in the first year quarterly payments is $125,000 per quarter that will be applied towards the purchase of the company's Series B preferred stock at $4.98 per share. The quarterly payment for the fourth quarter of the second year includes $500,000 that will be applied towards the purchase of the company's Series B preferred stock at $4.98 per share. The purchase of the preferred stock under this agreement is on the same terms as the licensee's purchase of Series B preferred stock in April 1998. The $625,000 minimum quarterly royalty payments in year one will be recognized as revenue during each respective quarter. The $900,000 minimum quarterly payments for each of the first three quarters and the $400,000 for the fourth quarter of the second year will be recognized as revenue during each of those respective quarters.

   As of December 31, 1998, the company has issued 75,301 shares of Series B preferred stock under this agreement.

   In April 1999 the company issued 25,100 shares of Series B preferred stock under this agreement. In addition, the company amended the above agreement and issued 100,402 shares of Series B preferred stock and warrants for the purchase of 40,863 shares of common stock in exchange for which it received a promissory note with an aggregate value of $500,000 due in April 2000. The $500,000 note reflects the payment due in the fourth quarter of the second year of the above agreement.

(12) Stock Options and Warrants

  (a) Stock Options

   The company adopted the 1995 Stock Option Plan (the 1995 Plan) in May 1995. The 1995 Plan provides for the grant of incentive stock options and non-qualified stock options to employees, consultants, advisors to the company, and members of the board of directors to purchase shares of common stock. Prior to the adoption of the 1995 Plan, 43,258 options were granted to employees. Under the terms of the 1995 Plan, authorized options are granted at estimated fair value. The options generally vest over a period ranging from 2 to 5 years and expire 5 to 10 years from the grant date.

   In the months of November and December 1995, five company managers deferred payment of their salaries, aggregating approximately $42,000, for a period of four years which is recorded as accrued compensation payable and is non-interest bearing. In connection with their deferral of salaries, these managers received a total of 50,510 non-qualified stock options to acquire shares of common stock of the company at an exercise price of $0.60, the estimated fair value at the date of grant. These options were not issued in connection with the 1995 Plan. The options become exercisable 20% per year commencing with the grant date and on January 1 of each year thereafter.

   In September 1997 the company granted 728,398 options, outside the 1995 Plan, to employees and certain vendors to purchase common stock at exercise prices ranging from $1.50 to $6.00 per share. The options vest

                          RAVISENT TECHNOLOGIES INC.

      (Information with respect to March 31, 1998 and 1999 is unaudited)

over a range of periods from immediately to 4 years and expire in 5 years. Of these options, 299,315 were issued to employees at below fair value or to vendors which resulted in a noncash charge to operations for the year ended December 31, 1997 of approximately $1,409,000.

   In 1998 the board of directors approved an amendment to the company's 1995 Plan in which the total number of options available for grant was increased to 8,500,000.

   In September 1998 the company granted 783,333 options, outside the 1995 Plan, to employees of Viona at an exercise price of $1.50 which was below the estimated fair value of the company's common stock on the date of grant. The company recorded deferred stock compensation of $799,000 in connection with these options which will be amortized over the options' vesting period.

   On September 23, 1998 the company, with the approval of the board of directors, repriced all of the outstanding employee stock options that were in excess of $2.52 to $2.52.

   A summary of stock option activity follows:

                                   1996               1997               1998
                            ------------------ ------------------ -------------------
                                      Weighted           Weighted            Weighted
                                      average            average             average
                            Number of exercise Number of exercise Number of  exercise
                             options   price    options   price    options    price
                            --------- -------- --------- -------- ---------  --------
   Balance as of beginning
    of year................  167,233   $0.54    223,040   $1.92     974,764   $ 3.60
     Options granted.......  129,272    3.12    751,724    4.14   1,149,513     1.74
     Options canceled......  (29,385)   0.72        --      --      (10,325)   (0.90)
     Options exercised.....  (44,080)   0.72        --      --          --       --
                             -------   -----    -------   -----   ---------   ------
                             223,040   $1.92    974,764   $3.60   2,113,952   $ 1.80
                             =======   =====    =======   =====   =========   ======

   At December 31, 1998, 1,055,630 options with a weighted-average exercise price of $1.80, were fully vested and exercisable.

   The following summarizes information about the company's stock options outstanding at December 31, 1998:

                                    Options outstanding                 Options exercisable
                            ----------------------------------- -----------------------------------
                                            Weighted                            Weighted
                                             average                             average
                                Number      remaining  Weighted     Number      remaining  Weighted
                            outstanding at contractual average  outstanding at contractual average
           Range of          December 31,     life     exercise  December 31,     life     exercise
       exercise prices           1998        (years)    price        1998        (years)    price
       ---------------      -------------- ----------- -------- -------------- ----------- --------
   $ .03- .75..............     216,810        4.2      $0.48       203,257        4.0      $0.48
   $ .76-1.50..............   1,087,338        4.6       1.50       351,088        4.9       1.50
   $1.51-3.00..............     792,951        4.1       2.52       484,618        4.0       2.52
   $3.01-6.00..............      16,853        3.8       6.00        16,667        3.8       6.00
                              ---------                 -----     ---------                 -----
     Totals................   2,113,952                 $1.80     1,055,630                 $1.80
                              =========                 =====     =========                 =====

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   The company applies APB 25 and related interpretations in accounting for its stock option plan. Had compensation cost been recognized pursuant to SFAS No. 123, the company's loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                     1996     1997      1998
                                                    -------  -------  --------
   Loss attributable to common stockholders:
     As reported................................... $(2,055) $(7,253) $(14,437)
     Pro forma..................................... $(2,078) $(7,630) $(14,919)
   Loss per common share:
     As reported................................... $ (1.19) $ (3.52) $  (4.94)
     Pro forma..................................... $ (1.21) $ (3.70) $  (5.11)

   The per share weighted-average fair value of stock options issued by the company during 1997 and 1998 was $2.70 and $1.08, respectively, on the date of grant.

   The following range of assumptions were used by the company to determine the fair value of stock options granted using a minimum value option-price model:

                                                                  1997    1998
                                                                 ------- -------
   Dividend yield...............................................      0%      0%
   Expected volatility..........................................      0%      0%
   Average expected option life................................. 4 years 4 years
   Risk-free interest rate......................................   5.73%   5.15%

   Pro forma net loss reflects only options granted since 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma loss amounts presented above because compensation cost is reflected over an option's vesting period and compensation cost for options granted prior to January 1, 1996, is not considered.

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


  (b) Warrants

   The warrants issued by the company generally contain customary provisions requiring proportionate adjustment of the exercise price in the event of a stock split, stock dividend, or dilutive financing in the case of the warrants for preferred stock.

   A summary of warrant activity follows:

                                   Preferred                 Common
                            ----------------------- -------------------------
                             Number     Weighted                  Weighted
                               of       average     Number of     average
                            warrants exercise price warrants   exercise price
                            -------- -------------- ---------  --------------
   Balance as of December
    31, 1995............... 836,371      $0.60         34,970      $0.75
     Warrants granted......  83,635       0.75         20,982       0.75
     Warrants canceled.....     --         --             --         --
     Warrants exercised....     --         --             --         --
                            -------      -----      ---------      -----
   Balance as of December
    31, 1996............... 920,006      $0.60         55,952      $0.75
     Warrants granted......     --         --          90,833       3.36
     Warrants canceled.....     --         --             --         --
     Warrants exercised....     --         --             --         --
                            -------      -----      ---------      -----
   Balance as of December
    31, 1997............... 920,006      $0.60        146,785      $2.37
     Warrants granted......     --         --       1,660,802       0.24
     Warrants canceled.....     --         --             --         --
     Warrants exercised....     --         --        (199,416)      0.92
                            -------      -----      ---------      -----
   Balance as of December
   31, 1998................ 920,006      $0.60      1,608,171      $0.35
                            =======      =====      =========      =====

(13) Commitments and Contingencies

  (a) Leases

   The company is obligated under certain equipment capital leases that expire at various dates during the next two years. The company leases its office facilities and various equipment under operating leases that expire during the next five years. Future minimum lease payments relating to the noncancelable capital and operating leases are as follows (in thousands):

                                                             Capital Operating
                                                             leases   leases
                                                             ------- ---------
   Year ending December 31,
     1999...................................................   $15     $291
     2000...................................................     5      269
     2001...................................................   --       218
     2002...................................................   --       161
     2003...................................................   --       106
                                                               ---
       Total minimum lease payments.........................    20
       Less: amount representing interest...................     2
                                                               ---
   Present value of net minimum capital lease payments......    18
   Less: current installments of obligations under capital
    leases..................................................    13
                                                               ---
   Obligations under capital leases excluding current
    installments............................................   $ 5
                                                               ===

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   Total rent expense for the years ended December 31, 1996, 1997 and 1998, was approximately $107,000, $150,000 and $328,000, respectively, and approximately $44,000 and $125,000 for the three months ended March 31, 1998 and 1999, respectively.

  (b) Royalties

   Under various licensing agreements, the company is required to pay royalties, generally on a per unit basis, on the sales of certain products that incorporate licensed technology. Royalty expense under such agreements was approximately $188,000, $97,000 and $651,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and approximately $65,000 and $192,000 for the three months ended March 31, 1998 and 1999, respectively.

  (c) Contingencies

   The company is party to certain legal actions arising in the normal course of business. A former supplier of the company has filed a complaint alleging breach of oral and written contract and other claims totaling approximately $1.2 million. The company intends to defend the complaint vigorously. However, at this time it is too early to estimate or predict the outcome of the complaint. In addition, the company is aware that several entities have asserted that technology which forms an essential part of the industry standard for DVD and which is incorporated into the company's DVD solutions, infringes patents held by such entities. If it is determined that the company has infringed these patents, the company could be liable for damages and may be required to pay license fees in connection with the use of the technology. Management of the company, however, does not believe the resolution of these potential contingencies will have a material impact on the financial position or results of operations of the company.

  (d) Employment Agreements

   The company has entered into employment agreements with certain officers and employees of the company. The agreements are generally for two to three year periods, generally provide for annual bonuses and incentive stock options as determined by the board of directors, and covenants not-to-compete during the employment term and for two years thereafter. The employment agreements also generally provide for six months severance in the event the individual is terminated without cause.

   The employment agreement with the company's President and Chief Executive Officer signed in August 1997 also provides that to the extent the company is sold for in excess of $80 million, he is entitled to a bonus of 2.5% of the proceeds or $2 million.

(14) Business Risks and Credit Concentration

   The company licenses and sells its products principally in the intensely competitive personal computer and consumer electronics original equipment manufacturers industry and for product sales prior to 1998 through a number of wholesale distributors. This industry has been characterized by price erosion, rapid technological change, short product life cycles, cyclical market patterns and heightened foreign and domestic competition. Significant technological changes in the industry would adversely affect operating results.

   The company's customers, including its major customers disclosed in note 18, have not executed long-term contracts and are not required to purchased minimum quantities from the company. As such, the company's operating results could be materially affected by a decrease in business with these customers.

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

   The company performs ongoing credit evaluations of its customers' financial condition, and generally no collateral is required. The company had three customers representing, in the aggregate, 64%, 88% and 71% of accounts receivable at December 31, 1997 and 1998 and March 31, 1999, respectively.

   The company uses a contract manufacturer to make its hardware products. If the company is unable to continue its relationship with this manufacturer, it believes it could establish a similar relationship with another company in a reasonable period of time. Because of the competitive nature of the technology industry, the company believes it could ultimately obtain terms as beneficial as those currently in effect.

(15) Income Taxes

   The company elected "C" corporation status in September 1996. Prior to that election, the company was an "S" corporation.

   No federal, foreign, or state income taxes are due as of December 31, 1997 and 1998.

   The table below reconciles the U.S. federal statutory income tax rate to the recorded income tax provision (in thousands):

                                                      1996    1997     1998
                                                      -----  -------  -------
Tax expense (benefit) at U.S. federal statutory
 rate................................................ $(699) $(2,479) $(4,659)
State income taxes, net of federal tax benefit.......   (83)    (198)  (1,256)
Change in valuation allowance........................   788    2,669    5,848
Other................................................    (6)       8       67
                                                      -----  -------  -------
                                                      $   0  $     0  $     0
                                                      =====  =======  =======

   The components of the net deferred tax assets as of December 31, 1997 and 1998, consists of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Deferred tax assets and (liabilities):
     Net operating losses..................................... $ 3,104  $ 5,706
     Reserves and accruals not currently deductible...........     270      188
     Depreciation/Amortization................................      (3)   3,239
     Deferred revenue and other...............................      65      151
                                                               -------  -------
                                                                 3,436    9,284
   Valuation allowance........................................  (3,436)  (9,284)
                                                               -------  -------
   Net deferred tax assets and (liabilities).................. $   --   $   --
                                                               =======  =======

   Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the company's ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 1997 and 1998.

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   As of December 31, 1998, the company has approximately $14.1 million of net operating loss carryforwards for federal tax purposes. These carryforwards will begin expiring in 2011 if not utilized. In addition, the company has net operating loss carryforwards in certain states with various expiration periods beginning in 2006.

   Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to the company's prior and current equity transactions, the company's net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.

(16) Related-Party Transactions

   During 1996, the company paid $10,000 to a director of the company for consulting services. In 1997, the company paid this director a total of $220,000 for additional consulting services. During 1998, this individual resigned as a director of the company and received $220,000 for consulting services.

   In connection with certain equity transactions completed in 1996 (note 11), this director received remuneration for his services in connection with these equity transactions.

   The former Chief Executive Officer of the company received $125,000 in severance payments during 1998.

(17) Defined Contribution Plan

   In 1997, the company established a defined contribution plan for qualified employees as defined in the plan. Participants may contribute up to 20% of pre-tax compensation, as defined. Under the plan, the company can make discretionary contributions. To date, the company has not made any contributions to the plan.

(18) Segment and Major Customer Information

   In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which established standards for reporting information about operating segments in annual financial statements. The company operates in a single industry segment, which is the development and licensing of its technology.

   The company had the following customers that combined represented in excess of 31% and 91% of revenues for the years ended December 31, 1997 and 1998, respectively, and 95% and 91% for the three months ended March 31, 1998 and 1999, respectively (in thousands):

                                                                   Three months
                                                      Years ended   ended March
                                                      December 31,      31,
                                                      ------------ -------------
     Customer                                         1997  1998    1998   1999
     --------                                         ---- ------- ------ ------
      1.............................................  $639 $25,624 $2,836 $8,041
      2.............................................  $632     --  $  --     --
      3.............................................   --  $ 1,900    --  $  625
      4.............................................  $809 $   151 $  138    --
      5.............................................   --      --     --  $1,144

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)


   The company sells and licenses its technology to customers primarily in North America, Asia-Pacific and Europe. The loss for all periods presented is derived primarily from the company's North American operations, which generates revenues from the following geographic regions (in thousands):

                                          Years ended December   Three months
                                                  31,           ended March 31,
                                         ---------------------- ---------------
                                          1996   1997    1998    1998    1999
                                         ------ ------ -------- ------- -------
   North America........................ $1,958 $4,278 $ 23,660 $ 2,444 $ 8,198
   Asia-Pacific.........................  1,209    932      853     183     368
   Europe...............................    521  1,117    5,775     516   2,186
   Australia and New Zealand............    507    494      --      --       60
                                         ------ ------ -------- ------- -------
                                         $4,195 $6,821 $ 30,288 $ 3,143 $10,812
                                         ====== ====== ======== ======= =======

(19) Subsequent Events

  (a) Options Granted (unaudited)

   In February 1999, the company granted 144,688 options, with an exercise price of $2.52 per share. The company has recorded $503,514 of deferred stock compensation in connection with these options that will be amortized over the option vesting period. In June 1999, 481,555 options were granted with an exercise price of $10.20 per share.

  (b) Stock Incentive Plan (unaudited)

   In April 1999, the company, with the approval of the board of directors, adopted the 1999 Stock Incentive Plan (1999 Plan) as a successor to the 1995 Plan. The 1999 Plan has reserved, subject to shareholder approval, 2,725,000 shares. The 1999 Plan has three separate programs which include; the discretionary option grant program under which employees may be granted options to purchase shares of common stock; the stock issuance program under which eligible employees may be granted shares of common stock; and the automatic grant program whereby eligible non-employee board members are granted options to purchase shares of common stock.

  (c) Employee Stock Purchase Plan (unaudited)

   In April 1999, the company, with the approval of the board of directors, adopted an Employee Stock Purchase Plan and reserved 500,000 shares of common stock for issuance thereunder. The purchase plan permits eligible employees to acquire shares of the company's common stock through periodic payroll deductions of up to 15% of total compensation. Each offering period will have a maximum duration of 24 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the IPO and will end on the last business day of July 2001.

  (d) Sale of Preferred Stock and License of Technology (unaudited)

   In April 1999 the company completed a financing in which it issued convertible securities to an affiliate of Intel for $4.7 million and entered into a license agreement covering certain Intel technology. The purchase price received from Intel consisted of cash consideration of $3.0 million and, in addition, the company was granted a license for Intel technology valued at $1.7 million. The Intel license permits the company to

                           RAVISENT TECHNOLOGIES INC.

       (Information with respect to March 31, 1998 and 1999 is unaudited)

incorporate the Intel digital content receiver technology into the company's products on a royalty free basis as the company's products are subsequently licensed to its customers. The company has capitalized the $1.7 million and will amortize this cost as products are delivered over its estimated economic life of four years. The convertible securities were converted into 549,650 shares of the company's Series C preferred stock in May 1999.

  (e) Initial Public Offering and Reincorporation (unaudited)

   In April 1999, the board of directors authorized the filing of a registration statement with the SEC that would permit the company to sell shares of the company's common stock in connection with a proposed IPO.

   In addition the board of directors authorized the company to file amended and restated articles of incorporation causing the company to reincorporate as a Delaware Corporation. The amended and restated articles of incorporation are to be effective upon shareholder approval which is anticipated to occur immediately prior to the effective date of the IPO. Upon the reincorporation, the company will be authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value undesignated preferred stock. In connection therewith, the company authorized a 1 for 6 reverse stock split which will become effective at the date of the IPO. All shares and per share amounts in the consolidated financial statements have been restated to reflect the reverse stock split.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Viona Development Hard & Software Engineering GmbH:

   We have audited the accompanying balance sheet of Viona Development Hard & Software Engineering GmbH as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of Viona's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viona Development Hard & Software Engineering GmbH as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

                                          KPMG Deutsche Treuhand-Gesellschaft AG

Stuttgart, Germany
April 6, 1999

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                                 BALANCE SHEETS

                                 (In thousands)

                                                        December 31,  March 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (unaudited)
                        ASSETS
Current assets:
  Cash and cash equivalents............................     $248        $246
  Accounts receivable..................................      147         180
  Prepaid expenses.....................................       15           8
                                                            ----        ----
    Total current assets...............................      410         434
                                                            ----        ----
Furniture and equipment, net...........................      199         169
Other assets...........................................       16          14
                                                            ----        ----
    Total assets.......................................     $625        $617
                                                            ====        ====
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................     $153        $395
  Accrued expenses.....................................       17           5
  Loans payable--officers..............................       69          69
  Income taxes payable.................................      186          76
                                                            ----        ----
    Total current liabilities..........................      425         545
                                                            ----        ----
Deferred income taxes..................................       16           6
                                                            ----        ----
    Total liabilities..................................      441         551
                                                            ----        ----
Stockholders' equity:
  Capital stock........................................       36          36
  Accumulated other comprehensive loss.................      (36)        (35)
  Retained earnings....................................      184          65
                                                            ----        ----
    Total stockholders' equity.........................      184          66
                                                            ----        ----
    Total liabilities and stockholders' equity.........     $625        $617
                                                            ====        ====


                  See accompanying notes to financial statements.

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                            STATEMENTS OF OPERATIONS

                                 (In thousands)

                                                        December 31,  March 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (unaudited)
Revenues:
  Development services.................................    $1,001       $253
  Net product sales....................................        32        --
                                                           ------       ----
    Total revenues.....................................     1,033        253
                                                           ------       ----
Research and development...............................       619        169
Sales and marketing....................................        36         31
General and administrative.............................       209         37
                                                           ------       ----
Operating income.......................................       169         16
Other income (expense):
  Interest income......................................         4          1
  Interest expense.....................................        (2)        (1)
  Other income.........................................        24          2
                                                           ------       ----
Income before taxes....................................       195         18
Income tax expense (benefit)...........................        80         (9)
                                                           ------       ----
Net income.............................................    $  115       $ 27
                                                           ======       ====

              See accompanying notes to financial statements.

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (In thousands)

                                      Accumulated other
                                      comprehensive loss
                                      ------------------
                                          Cumulative                  Total
                              Capital    translation     Retained stockholders'
                               stock      adjustment     earnings    equity
                              ------- ------------------ -------- -------------
Balance as of January 1,
 1997.......................   $ 35          $ (4)        $ 173       $ 204
Dividends...................    --            --           (104)       (104)
Net income..................    --            --            115         115
Other comprehensive loss....    --            (32)          --          (32)
                                                                      -----
  Total comprehensive
   income...................                                             83
Capital increase............      1           --            --            1
                               ----          ----         -----       -----
Balance as of December 31,
 1997.......................     36           (36)          184         184
Dividends...................     --            --          (146)       (146)
Net income..................     --            --            27          27
Other comprehensive income..     --             1            --           1
                                                                      -----
  Total comprehensive
   income...................                                             28
                               ----          ----         -----       -----
Balance as of March 31, 1998
 (unaudited)................   $ 36          $(35)        $  65       $  66
                               ====          ====         =====       =====




                See accompanying notes to financial statements.

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                        December 31,  March 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (unaudited)
Cash flows from operating activities:
  Net income..........................................     $ 115        $  27
  Adjustments to reconcile net income to net cash from
   operating activities:
    Depreciation......................................       103           18
    (Gains) losses on sales of furniture and
     equipment........................................        (9)          16
    Deferred income taxes.............................       (41)          (9)
    Changes in items affecting operations:
      Accounts receivable.............................        90          (34)
      Prepaid expenses................................        (2)           7
      Other assets....................................       --             2
      Accounts payable................................       (11)         242
      Accrued expenses................................       (42)         (12)
      Income taxes payable............................       112         (111)
                                                           -----        -----
Net cash provided by operating activities.............       315          146
                                                           -----        -----
Cash flows from investing activities:
  Payments for furniture and equipment................      (185)         (11)
  Proceeds from sales of furniture and equipment......        15            3
                                                           -----        -----
Net cash used in investing activities.................      (170)          (8)
                                                           -----        -----
Cash flows from financing activities:
  Net repayments on bank line of credit...............       (13)         --
  Borrowings under other debt.........................        72            2
  Proceeds from increase in capital stock.............         1          --
  Dividends paid......................................      (104)        (146)
                                                           -----        -----
Net cash used in financing activities.................       (44)        (144)
                                                           -----        -----
Effect of exchange rate changes on cash and cash
 equivalents..........................................       (33)           4
                                                           -----        -----
Net increase (decrease) in cash and cash equivalents..        68           (2)
Cash and cash equivalents at beginning of year........       180          248
                                                           -----        -----
Cash and cash equivalents at end of year..............     $ 248        $ 246
                                                           =====        =====
Supplemental disclosures of cash flow information:
  Cash paid for interest..............................     $ --         $ --
  Cash paid for income taxes..........................         9          --
                                                           =====        =====

                See accompanying notes to financial statements.

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

(1) Description of Operations

   Viona Development Hard & Software Engineering GmbH ("Viona") is a limited liability company, organized under the laws of the Federal Republic of Germany. Viona conducts research and development in the field of convergence subsystem products and desktop digital video products for use primarily in desktop personal computers or other electronic devices.

(2) Summary of Significant Accounting Policies

 (a) Foreign Currency Translation

   The functional currency of Viona is the German mark and the reporting currency is the U.S. dollar. Functional currency assets and liabilities are translated into U.S. dollars using the period-end exchange rate while revenues and expenses are translated using average exchange rates during the year. Adjustments resulting from the translation of function currency assets and liabilities into U.S. dollars are recorded as a separate component of stockholders' equity.

 (b) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (c) Fair Value of Financial Instruments

   The carrying amounts of Viona's financial instruments approximate fair value due to the short maturity of those instruments.

 (d) Cash and Cash Equivalents

   Viona considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 (e) Furniture and Equipment

   Furniture and equipment are stated at cost. Depreciation is computed using the straight-line or declining balance method based on the estimated useful lives of the various classes of furniture and equipment as follows:

       Software......................................................... 3 years
       Computer equipment............................................... 3 years
       Research and development equipment............................... 3 years
       Furniture and fixtures........................................... 5 years

 (f) Long-Lived Assets

   Viona reviews long-lived assets to be held and used by an entity for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

 (g) Revenue Recognition

   Revenue is recognized upon shipment of products to customers. Revenue related to development contracts is recognized using the percentage-of-completion method, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion. Revenue related to the agreement with RAVISENT Technologies Inc. (formerly Quadrant International Inc.) (see Note 9) is recognized using a cost-plus methodology, whereby expenses incurred plus a fixed premium are invoiced monthly.

 (h) Research and Development Costs

   Research and development costs are expensed as incurred.

 (i) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (j) Unaudited Interim Financial Information

   The accompanying unaudited interim financial statements of Viona reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim period presented. All such adjustments are of a normal recurring nature.

   These unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997 included herein.

   In the first quarter of 1998, Viona changed its legal structure from a limited liability company to a partnership. As a result, Viona was only required to pay German trade taxes as German federal income taxes are the responsibility of Viona's shareholders. The income tax benefit for the three months ended March 31, 1998 reflects $10,778 deferred tax benefit resulting from the reduction in Viona's statutory tax rate from 56% to 18%. In conjunction with this change in legal structure, Viona changed its name from Viona Development Hard & Software Engineering GmbH to Viona Development Hard & Software Engineering GmbH & Co. KG.

(3) Furniture and Equipment

   At December 31, 1997, furniture and equipment consisted of the following (in thousands)

     Software............................................................ $  11
     Computer equipment..................................................   118
     Research and development equipment..................................    77
     Furniture and fixtures..............................................   157
                                                                          -----
                                                                            363
     Less accumulated depreciation.......................................  (164)
                                                                          -----
                                                                          $ 199
                                                                          =====

   Depreciation expense was approximately $103,000 for the year ended December 31, 1997.

              VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

(4) Commitments under Operating Leases

   Viona leases its office facilities and certain equipment under operating leases. Rent expense amounted to approximately $37,000 for the year ended December 31, 1997. Future minimum lease payments under existing noncancelable operating leases are as follows at December 31, 1997 (in thousands):

       1998................................................................. $30
       1999.................................................................  29
       2000.................................................................  29
                                                                             ---
                                                                             $88
                                                                             ===

(5) Credit and Business Concentration

   Viona performs ongoing credit evaluations of its customers financial condition, and generally no collateral is required.

   Viona had one customer representing approximately 70% of accounts receivable at December 31, 1997.

   Viona had one customer which represented approximately 94% of revenues for the year ended December 31, 1997.

(6) Income Taxes

   Income tax expense for the year ended December 31, 1997 is comprised of the following (in thousands):

                                                                           1997
                                                                           ----
       Current taxes...................................................... $121
       Deferred taxes.....................................................  (41)
                                                                           ----
                                                                           $ 80
                                                                           ====

   German tax law applies a split-rate imputation with regard to the taxation of the income of a company and its stockholders. In accordance with the tax law in effect for fiscal 1997, retained income is initially subject to a federal tax of 45% plus a solidarity surcharge of 7.5% on federal taxes payable. Including the impact of the surcharge, the federal tax rate amounts to 48.375%. Upon distribution of retained earnings to stockholders, the income tax rate on the earnings is adjusted to 30%, plus a solidarity surcharge of 7.5% on the distribution tax, for a total of 32.25%, by means of a refund for taxes previously paid. Upon distribution of retained earnings in the form of a dividend, stockholders who are taxpayers in Germany are entitled to a tax credit in the amount of federal income taxes previously paid by the company.

   The deferred taxes for 1997 are calculated using an effective income tax rate of 47.475% plus the after federal tax benefit rate for trade tax of 8.525%.

   A reconciliation of income taxes determined using the German tax rate of 47.475% plus the after federal tax benefit rate for trade taxes of 8.525% for a combined statutory rate of 56% in 1997 is as follows (in thousands):

                                                                           1997
                                                                           ----
       Expected tax expense............................................... $109
       Credit for dividend distributions..................................  (31)
       Other..............................................................    2
                                                                           ----
         Actual tax expense............................................... $ 80
                                                                           ====

               VIONA DEVELOPMENT HARD & SOFTWARE ENGINEERING GmbH

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are presented below (in thousands):

                                                                           1997
                                                                           ----
       Deferred tax assets--accrued expenses.............................  $ 7
       Deferred tax liabilities--furniture and equipment, principally due
        to differences in depreciation...................................   23
                                                                           ---
         Net deferred tax liabilities....................................  $16
                                                                           ===

   Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

(7) Development Agreement

   On February 6, 1997, Viona entered into an exclusive development agreement with RAVISENT Technologies Inc., whereby Viona agreed to exclusively develop personal computer-convergence products for RAVISENT. Under the agreement, Viona will receive fees from RAVISENT monthly based on the greater of product engineering costs incurred plus a premium or $80,000.

(8) Related-party Transactions

   In 1997, each of Viona's three owners granted a loan to Viona for approximately $22,000 (DM 40,000). The loans bear interest at 7% per year and are payable on demand. At December 31, 1997, each of these loans plus accrued interest amounted to approximately $23,000. The statement of operations for the year ended December 31, 1997 includes approximately $2,400 of interest expense related to these loans. Viona believes the interest expense incurred was equivalent to the amounts that would be paid under arm's-length transactions.

(9) Subsequent Events

   In January 1998, Viona's stockholders agreed to sell Viona to RAVISENT. In April 1998 the acquisition was completed and was accounted for as a purchase business combination. The purchase consideration consisted of 1,204,820 shares of RAVISENT common stock and $6.1 million in cash.

                           RAVISENT TECHNOLOGIES INC.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma financial information is filed herewith: unaudited combined pro forma statement of operations for the year ended December 31, 1998.

   In April 1998 RAVISENT completed the acquisition of Viona a company located in Germany specializing in the development of digital video technology. The purchase price included $6.1 million in cash, 1,204,820 shares of RAVISENT's common stock valued at $4.8 million and incurred transaction costs of $0.8 million. The acquisition of Viona was recorded under the purchase method of accounting. A portion of the purchase price was allocated to in-process research and development technology, which resulted in a charge of $7.9 million to RAVISENT's operations in April 1998. The excess of the purchase price over the fair value of the net identifiable assets and in-process research and development technology acquired of $3.5 million has been recorded as goodwill and is amortized on a straight-line basis over four years.

   The unaudited combined pro forma statement of operations reflects the acquisition of Viona as if it occurred on January 1, 1998. Since the pro forma financial statement which follows is based upon the operating results of Viona during a period when it was not under the control or management of RAVISENT the information presented may not be indicative of the results which would have actually been obtained had the acquisition been completed as of January 1, 1998 nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of RAVISENT and Viona. The condensed combined pro forma financial statement should be read in conjunction with the historical audited financial statements of RAVISENT and the notes thereto, as well as the audited historical financial statements of Viona and the notes thereto included elsewhere in this prospectus.

                           RAVISENT TECHNOLOGIES INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      For the Year ended December 31, 1998
                (in thousands, except share and per share data)

                               RAVISENT                 Pro Forma    Pro Forma
                         Technologies Inc.(1) Viona(2) Adjustments    Combined
                         -------------------- -------  -----------   ----------
Revenues................      $   30,288       $253      $  (253)(a) $   30,288
Cost of revenues........          24,546        --           --          24,546
                              ----------       ----      -------     ----------
    Gross profit........           5,742        253         (253)         5,742
Research and
 development............           3,121        169         (253)(a)      3,037
Sales and marketing.....           1,964         31          --           1,995
General and
 administrative.........           4,673         19          --           4,692
Depreciation and
 amortization...........             906         18          222 (b)      1,146
Compensation related to
 stock options..........             139        --           --             139
Acquired in-process
 research and
 development............           7,900        --        (7,900)(c)        --
                              ----------       ----      -------     ----------
Operating income
 (loss).................         (12,961)        16       (7,678)        (5,267)
                              ----------       ----      -------     ----------
Interest (income)
 expense and other,
 net....................             722        (11)         --             711
                              ----------       ----      -------     ----------
Net income (loss).......         (13,683)        27       (7,678)        (5,978)
                              ----------       ----      -------     ----------
Accretion of mandatory
 redeemable preferred
 stock..................             754        --           --             754
                              ----------       ----      -------     ----------
Loss attributable to
 common stockholders....      $  (14,437)      $ 27      $(7,678)    $   (6,732)
                              ==========       ====      =======     ==========
Pro forma net loss per
 common share:
  Basic and diluted.....      $    (4.94)                        (d) $    (2.03)
                              ==========                             ==========
  Weighted average
   shares outstanding...       2,920,677                              3,316,782
                              ==========                             ==========

----------
(1) Actual for the year ended December 31, 1998
(2) Actual for the three months ended March 31, 1998


  See accompanying notes to Unaudited Pro Forma Combined Financial Statements

                           RAVISENT TECHNOLOGIES INC.

   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

   The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 1998 give effect to the acquisition of Viona as if it had occurred on January 1, 1998.

   The effects of the acquisition have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best estimate of their fair value.

   The pro forma adjustments related to the purchase price allocation of the acquisition represent management's best estimate of the effects of the acquisition.

2. The pro forma statement of operations adjustments for the year ended December 31, 1998 consist of:

   (a) Pro forma revenue and research and development expense has been adjusted to reflect the elimination of the amounts paid by RAVISENT to Viona for development services.

   (b) Pro forma depreciation and amortization expense has been adjusted to reflect the amortization of goodwill and other intangible assets associated with the acquisition which has an estimated useful life of four years. ($3.5 million divided by 48 months = $0.07 million per month; $0.2 million amortization per quarter). No pro forma adjustment for depreciation expense for fixed assets acquired has been recorded as the expense recorded by Viona approximates the expense that would be recorded by RAVISENT.

   (c) The charge for acquired in-process research and development has been eliminated as this is a non-recurring charge that resulted directly from the acquisition of Viona.

   (d) Basic and diluted weighted average common shares outstanding and net loss per share amounts have been adjusted to reflect the issuance of the 1,204,820 shares of the RAVISENT's common stock in connection with the acquisition, as if the shares had been outstanding from January 1, 1998.

   (e) No income tax provision is required due to the RAVISENT's current tax loss and the inability of RAVISENT to currently use the benefits of the net operating loss carryforward.

(Inside Back Cover)

   On the top of the page on the left three quarters of the page is the RAVISENT logo, which appears on a shaded background and consists of the word "RAVISEnT(TM)," in capital letters except for the letter "n," with a wave running through the lower half of each of the letters and below and toward the right of which appears the word "TECHNOLOGIES" in capital letters. Underneath the logo are the words "What the digital world watches."

   Below the logo centered on the page on a shaded background are three concentric circles which overlap. The left circle contains the words "Consumer Electronics" in large print. Below, in smaller print, are the words "Hardware Vendors," "Component Vendors," and "Retailers." Off to the left side of this circle is a white oval inside of which are the words "Hardware Design Royalties" and "Software Licensing Revenue." The right circle contains the words "Computers" in large print. Below, in smaller print, are the words "PC OEMs," "Component Vendors," "Software Developers" and "End Users." Off to the right side of this circle is a white oval inside of which are the words "Hardware Sales," "Software Licensing Revenue" and "Hardware Design Royalties." The middle circle is shaded and contains the word "RAVISENT(TM)" in large print and below in smaller print, the words "Digital Video & Audio Technologies." Below these circles, in bold, are the words "Applying a suite of technologies to a variety of digital video & audio sources to create high performance consumer electronics and PC products."

   On the bottom the page is a line extending across the page, above which appears the words "Our Customers" and below which appears the logos of the following nine companies: Compaq, Sanyo, Packard Bell NEC, Hewlett-Packard, Yamaha, Micron Electronics, Dell Gateway (below which is the tag line "Connect with us") and Fujitsu.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 We have not authorized any dealer, salesperson or other person to give any in-formation or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................   9

Use of Proceeds..........................................................  25

Dividend Policy..........................................................  25

Corporate Information....................................................  25

Capitalization...........................................................  26

Dilution.................................................................  28

Selected Consolidated Financial Data.....................................  30

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  32

Business.................................................................  46

Management...............................................................  58

Certain Transactions.....................................................  70

Principal Stockholders...................................................  73

Description of Capital Stock.............................................  76

Shares Eligible for Future Sale..........................................  79

Underwriting.............................................................  81

Legal Matters............................................................  83

Experts..................................................................  83

Additional Information...................................................  83

Index to Consolidated Financial Statements............................... F-1


                                ---------------

 Until       , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the common stock offered hereby, whether or not par-ticipating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when act-ing as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,000,000 Shares

                       [RAVISENT TECHNOLOGIES INC. LOGO]


                                  Common Stock

                                 -------------

                                   PROSPECTUS

                                 -------------

                            Bear, Stearns & Co. Inc.

                                    SG Cowen

                          Volpe Brown Whelan & Company

                                     , 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by RAVISENT in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

     SEC Registration Fee.............................................    16,680
     NASD Filing Fee..................................................     6,500
     Nasdaq National Market Listing Fee...............................    90,500
     Printing and Engraving Expenses..................................   200,000
     Legal Fees and Expenses..........................................   625,000
     Accounting Fees and Expenses.....................................   350,000
     Blue Sky Fees and Expenses.......................................     1,000
     Transfer Agent Fees..............................................    12,000
     Miscellaneous....................................................   198,320
                                                                       ---------
         Total........................................................ 1,500,000
                                                                       =========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6 of RAVISENT's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. RAVISENT's certificate of incorporation provides that, subject to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to RAVISENT and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to RAVISENT or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. RAVISENT has entered into indemnification agreements with its officers and directors, a form of which was previously filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the registrant's registration statement on Form S-1 (No. 333-77269). The indemnification agreements provide RAVISENT's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 7(b) of the underwriting agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of RAVISENT against certain liabilities, and Section 1.10 of the registration rights agreement contained in Exhibit 4.2 hereto, indemnifying certain of RAVISENT's stockholders, including controlling stockholders, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

    (a) During 1996, the registrant issued and sold 96,529 shares of its common stock to employees and consultants for an aggregate purchase price of $103,750 pursuant to direct stock issuances.

    (b) In February 1996, the registrant issued and sold 44,080 shares of its common stock to an employee for an aggregate purchase price of $30,000.

    (c) In March 1996, the registrant issued and sold 7,347 shares of its common stock to an employee of the registrant for an aggregate purchase price of $5,000.

    (d) In March and April 1996, the registrant issued and sold an aggregate of 31,373 shares of its common stock for an aggregate purchase price of $18,750 to an employee of the registrant.

    (e) In March 1996, the registrant issued to NEPA Venture Fund II, L.P. a subordinated note in the principal amount of $125,000 and warrants to purchase up to 83,635 shares of Series A preferred stock at an exercise price of $0.7473 per share (subject to adjustment).

    (f) In June 1996, the registrant issued warrants to purchase up to 20,982 shares of its common stock at an exercise price of $0.7473 per share to a bank.

    (g) In August 1996, the registrant issued and sold an aggregate of 194,999 shares of its common stock to several investors for an aggregate purchase price of $1,050,000.

    (h) In November 1996, the registrant issued and sold 166,667 shares of its common stock to an investor for an aggregate purchase price of $1,000,000.

    (i) In March 1997, the registrant issued and sold 83,333 shares of its common stock to an investor for an aggregate purchase price of $500,000.

    (j) In April 1997, the registrant issued to a lender a warrant to purchase up to 12,500 shares of its common stock at an exercise price of $3.558 per share.

    (k) In August 1997, the registrant issued and sold 5,000 shares of its common stock to an investor for an aggregate purchase price of $45,000.

    (l) In September 1997, the registrant issued to a lender a warrant to purchase up to 33,333 shares of its common stock at an exercise price of $3.558 per share.

    (m) In October 1997, the registrant issued and sold to an investor 25,000 shares of its common stock for an aggregate purchase price of $165,000.

    (n) In December 1997, the registrant issued to an investor a subordinated debenture in a principal amount of $1,500,000 convertible into shares of Series B preferred stock or common stock and warrants to purchase up to 45,000 shares of its common stock at an exercise price of $3.18 per share.

    (o) In January 1998, the registrant entered into an agreement to acquire Viona Development Hard & Software Engineering GmbH, or Viona, whereby the purchase price was payable in cash and in shares of the registrant's common stock. In April 1998, the registrant completed the acquisition and paid an aggregate of $2,550,000 and issued an aggregate of 1,204,820 shares of its common stock to the principals of Viona in accordance with the terms of the acquisition agreement.

    (p) In February 1998, the registrant issued to an investor a subordinated debenture in a principal amount of $250,000 which is convertible into shares of Series B preferred stock or common stock and warrants to purchase up to 7,500 shares of common stock at an exercise price of $4.98 per share.

    (q) In March 1998, the registrant issued to several investors subordinated debentures in an aggregate principal amount of $2,000,000 which is convertible into shares of Series B preferred stock or common stock and warrants to purchase up to an aggregate of 20,080 shares of common stock at an exercise price of $4.98 per share.

    (r) In March 1998, the registrant issued to an investor a subordinated debenture in a principal amount of $270,000 which is convertible into shares of Series B preferred stock or common stock and a warrant to purchase up to 9,759 shares of common stock at an exercise price of $3.18 per share.

    (s) In April 1998, the registrant issued to an investor warrants to purchase up to 3,333 shares of common stock at an exercise price of $6.00 per share.

    (t) In April 1998, the registrant issued to several investors subordinated debentures in an aggregate principal amount of $300,000 which is convertible into shares of Series B preferred stock or common stock and warrants to purchase up to 10,843 shares of common stock at an exercise price of $4.98.

    (u) In April 1998, the registrant issued to an investor subordinated debentures in an aggregate principal amount of $500,000 which is convertible into 100,402 shares of Series B preferred stock or common stock and warrants to purchase up to 40,864 shares of common stock at an exercise price of $0.06 per share.

    (v) In April 1998, the registrant issued to several investors an aggregate of 12,962 shares of common stock as interest payments on its outstanding subordinated debentures.

    (w) In April 1998, the registrant issued an aggregate of 3,628,514 shares of its Series B preferred stock and warrants to purchase an aggregate of 1,476,805 shares of common stock at an exercise price of $0.06 per share (subject to adjustment) to several investors for an aggregate purchase price of $18,070,000.

    (x) In April 1998, the registrant issued an aggregate of 108,856 shares of its Series B preferred stock and warrants to purchase an aggregate of up to 44,304 shares of common stock at an exercise price of $0.06 per share (subject to adjustment) to Lehman Brothers, Inc. as compensation for services rendered by Lehman Brothers in connection with the Series B preferred stock financing.

    (y) In April 1998, Atlantic Coastal Ventures, L.P. received interest on its subordinated debentures in the form of common stock and exercised warrants received with the debentures into 208,862 shares of common stock for an aggregate purchase price of $182,813. In addition, Atlantic Coastal Ventures, converted the debentures into 355,422 shares of Series B preferred stock.

    (z) In April 1998, the registrant issued to Progress Capital, Inc., a warrant to purchase up to 16,667 shares of its common stock at an exercise price of $3.558 per share.

    (aa) In May 1998, an investor of the registrant converted the outstanding $500,000 principal on a subordinated convertible debenture into 100,402 shares of Series B preferred stock.

    (bb) In July, September and December 1998, the registrant issued to an investor an aggregate of 75,301 shares of Series B preferred stock and warrants to purchase up to 30,648 shares of common stock for an aggregate purchase price of $375,000.

    (cc) In April 1999 (prior to the filing of the registration statement for this offering), the registrant issued an aggregate of 125,502 shares of Series B preferred stock and warrants to purchase 40,863 shares of common stock for a promissory note of $500,000 and in exchange for certain royalty obligations.

    (dd) In April 1999 (prior to the filing of the registration statement for this offering), the registrant issued an aggregate of $4,700,000 of subordinated convertible promissory notes to an investor, which notes were converted in May 1999 into 549,650 shares of Series C preferred stock of the registrant.

   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules

   The exhibits listed in the exhibit index are filed as part of this registration statement.

   (a) Exhibits

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  1.1    Form of Underwriting Agreement among the registrant, Bear, Stearns &
          Co. Inc., SG Cowen Securities Corporation and Volpe Brown Whelan &
          Company.

  2.1*   Sales Agreement Concerning Shares, dated January 16, 1998, by and among Ulrich Sigmund, Hendrik Horak, Jorg Ringelberg, Erste CINCO
          Vermogensverwaltungs GmbH and the registrant.

  2.2*   Appendix to Sales Agreement Concerning Shares, dated January 16, 1998, by and among Ulrich Sigmund, Hendrik Horak, Jorg Ringelberg, Erste
          CINCO Vermogensverwaltungs GmbH and the registrant.

  2.3*   Agreement and Plan of Merger, by and between Divicore Inc., a Delaware corporation, and the registrant.

  3.1*   Amended and Restated Certificate of Incorporation, to be effective upon consummation of this offering.

  3.2*   Amended and Restated Bylaws, to be effective upon consummation of this offering.

  3.3*   Certificate of Incorporation of RAVISENT Technologies Inc., a Delaware
          corporation.

  3.4*   Bylaws of RAVISENT Technologies Inc., a Delaware corporation.

  4.1**  Form of registrant's Specimen Common Stock Certificate.

  4.2*   Registration Rights Agreement, dated April 30, 1998, by and among the registrant and parties listed on Schedule A therein.

  4.3*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the registrant and
          Progress Capital, Inc. for the purchase of up to 75,000 shares of common stock.

  4.4*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the registrant and
          Progress Capital, Inc. for the purchase of up to 200,000 shares of common stock.

  4.5*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the registrant and
          Progress Capital, Inc. for the purchase of up to 100,000 shares of common stock.

  4.6*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated June 11, 1996, by and between the registrant and
          Meridian Bank.

  4.7*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated March 15, 1996, by and between the registrant and
          Meridian Bank.

  4.8*   Subordinated Note and Warrant Purchase Agreement, dated March 18,
          1996, by and between the registrant and NEPA Venture Fund II, L.P.

  4.9*   Convertible Debenture and Warrant Purchase Agreement, dated December
          17, 1997, by and between the registrant and Atlantic Coastal
          Ventures, L.P.

  4.10*  Convertible Debenture and Warrant Purchase Agreement, dated February
          17, 1998, by and between the registrant and Donald Horton and Marty
          Horton, as community property.

  4.11*  Quadrant International, Inc. Convertible Debenture and Warrant
          Purchase Agreement, dated April 7, 1998, by and among the registrant and the parties who are signatories thereto.

  4.12*  Convertible Debenture and Warrant Purchase Agreement, dated March 31,
          1998, by and among the registrant and the parties who are signatories thereto.

  4.13* Subordinated Note and Warrant Purchase Agreement, dated May 4, 1995, by and between the registrant and NEPA Venture Fund II, L.P.

  4.14*  Convertible Promissory Note Purchase Agreement, dated as of April 26,
          1999, among the registrant and the parties who are signatories thereto.

 Exhibit
 Number                               Exhibit Title
 -------                              -------------

  4.15* Registration Rights Agreement, dated as of April 26, 1999, among the registrant and the parties listed on Schedule A thereto.

  5.1*   Form of Opinion of Brobeck, Phleger & Harrison LLP, counsel for the registrant, with respect to the common stock being registered, to be given upon the closing of the offering.

 10.1*   Registrant's 1999 Stock Incentive Plan.

 10.2*   Registrant's 1999 Employee Stock Purchase Plan.

 10.3*   Form of Directors' and Officers' Indemnification Agreement.

 10.4*   Letter Agreement, dated October 28, 1997, by and between the registrant and Dell Products, L.P.

 10.5+* License Agreement, dated June 30, 1998, by and between the registrant and ST Microelectronics, Inc.

 10.6*   Source and Object Code License Agreement, dated September 1, 1998, by and between the registrant and Microsoft Corporation.

 10.7+* Development and License Agreement, dated March 2, 1998, by and between the registrant and ATI Technologies Inc.

 10.8+* Sti5505 Development Contract, dated February 1, 1999, by and between the registrant and ST Microelectronics, SA.

 10.9+*  Digital Audio System License Agreement: Consumer Products-Decoder
          Hardware, dated May 20, 1997, by and between the registrant and Dolby
          Laboratories Licensing Corporation.

 10.10* Agreement of Lease, dated June 5, 1998, by and between the registrant and Liberty Property Limited Partnership.

 10.11*  Form of Software License Agreement.

 10.12* Silicon Valley Bank Loan and Security Agreement, dated July 14, 1998, by and between the registrant and Silicon Valley Bank.

 10.13*  Commercial Rental Agreement, dated October 18, 1995, between Viona
          Development Hard & Software Engineering GmbH and Deutsche-Bemanten-
          Lebensversicherung AG.

 10.14* Letter Agreement, dated August 20, 1997, by and between the registrant and Francis E.J. Wilde III.

 10.15* Employment Agreement, dated November 12, 1997, by and between the registrant and Michael Harris.

 10.16* Employment Agreement, dated November 12, 1997, by and between the registrant and Jason Liu.

 10.17* Employment Agreement, dated December 11, 1997, by and between the registrant and Leonard Sharp.

 10.18* Employment Agreement, dated January 12, 1998, by and between the registrant and Robert Russell.

 10.19* Employment Agreement, dated December 15, 1997, by and between the registrant and Gregg Garnick.

 10.20* Amendment to Employment Agreement, dated March 19, 1998, by and between the registrant and Gregg Garnick.

 10.21+* Software License Agreement, dated as of April 23, 1999, by and between the registrant and Intel Corporation.

 10.22*  Amended and Restated CSS Interim License Agreement, dated November 28,
          1997, by and between the registrant and Mitsushita Electric
          Industrial Co., Ltd.

 21.1*   Subsidiaries of the Registrant.

 23.1    Consent of KPMG LLP, Independent Auditors.

 23.2    Consent of KPMG Deutsche Treuhand-Gesellschaft AG, Independent
          Auditors

 23.3*   Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).

 23.4*   Consent of International Data Corporation.

 23.5*   Consent of the Yankee Group.

 24.1*   Power of Attorney. Reference is made to Page II-7 of the Amendment No.
          1 to the registration statement on Form S-1 filed on June 9, 1999.

 27.1*   Financial Data Schedule. (In EDGAR format only)

--------
 *  Previously filed

**  To be filed by subsequent amendment

 +  Confidential treatment requested for portions of this agreement

   (b) Financial Statement Schedule

                              Balance  Charged
                                at     to Costs Charged                Balance
                             Beginning   and    to Other                at End
                              of Year  Expenses Accounts Deductions(1) of Year
                             --------- -------- -------- ------------- --------
Accounts Receivable--
 Allowance for doubtful
 accounts
For the year ended December
 31, 1996..................  $ 35,000  $120,000   --       $ (16,000)  $139,000
For the year ended December
 31, 1997..................   139,000   384,038   --         (56,438)   466,600
For the year ended December
 31, 1998..................   466,600    48,347   --        (250,097)   264,850

Inventory--Reserve for
 obsolete inventory
For the year ended December
 31, 1996..................    25,000    75,000   --             --     100,000
For the year ended December
 31, 1997..................   100,000   300,000   --             --     400,000
For the year ended December
 31, 1998..................   400,000    70,000   --        (295,565)   174,435

--------
(1) Represents write-off of uncollectible accounts receivable and obsolete inventory.

Item 17. Undertakings

   RAVISENT hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of RAVISENT pursuant to the Delaware General Corporation Law, the certificate of incorporation or the bylaws of RAVISENT, indemnification agreements entered into between RAVISENT and its officers and directors, the underwriting agreement, or otherwise, RAVISENT has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by RAVISENT of expenses incurred or paid by a director, officer, or controlling person of RAVISENT in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, RAVISENT will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by RAVISENT pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Amendment No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on this 18th day of June, 1999.

                                          RAVISENT TECHNOLOGIES INC.

                                              /s/ Francis E. J. Wilde III
                                          By: _________________________________
                                                 Francis E. J. Wilde III
                                               Chief Executive Officer and
                                                        President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to registration statement has been signed by the persons whose signatures appear below, which persons have signed such registration statement in the capacities and on the dates indicated:

              Signature                         Title                Date
              ---------                         -----                ----

    /s/ Francis E. J. Wilde III       Chief Executive Officer,   June 18, 1999
 ____________________________________ President and Director
       Francis E. J. Wilde III        (Principal Executive
                                      Officer)

         /s/ Jason C. Liu             Chief Financial Officer,   June 18, 1999
 ____________________________________ Vice President, Finance
             Jason C. Liu             and Secretary (Principal
                                      Accounting Officer)

                  *                           Director
 ____________________________________
        Frederick J. Beste III

                  *                           Director
 ____________________________________
         Peter X. Blumenwitz

                  *                           Director
 ____________________________________
         Walter L. Threadgill

                  *                           Director
 ____________________________________
            Paul A. Vais



     /s/ Jason C. Liu                                            June 18, 1999
*By: __________________________
         Jason C. Liu
       Attorney-in-fact

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  1.1    Form of Underwriting Agreement among the registrant, Bear, Stearns &
          Co. Inc., SG Cowen Securities Corporation and Volpe Brown Whelan &
          Company.

  2.1*   Sales Agreement Concerning Shares, dated January 16, 1998, by and among Ulrich Sigmund, Hendrik Horak, Jorg Ringelberg, Erste CINCO
          Vermogensverwaltungs GmbH and the registrant.

  2.2*   Appendix to Sales Agreement Concerning Shares, dated January 16, 1998, by and among Ulrich Sigmund, Hendrik Horak, Jorg Ringelberg, Erste
          CINCO Vermogensverwaltungs GmbH and the registrant.

  2.3*   Agreement and Plan of Merger, by and between Divicore Inc., a Delaware corporation, and the registrant.

  3.1*   Amended and Restated Certificate of Incorporation to be effective upon consummation of the initial public offering.

  3.2*   Amended and Restated Bylaws to be effective upon consummation of this offering.

  3.3*   Certificate of Incorporation of RAVISENT Technologies Inc., a Delaware
          corporation.

  3.4*   Bylaws of RAVISENT Technologies Inc., a Delaware corporation.

  4.1**  Form of registrant's Specimen Common Stock Certificate.

  4.2*   Registration Rights Agreement, dated April 30, 1998, by and among the registrant and parties listed on Schedule A therein.

  4.3*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the registrant and
          Progress Capital, Inc. for the purchase of up to 75,000 shares of common stock.

  4.4*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the registrant and
          Progress Capital, Inc. for the purchase of up to 200,000 shares of common stock.

  4.5*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated July 30, 1998, by and between the registrant and
          Progress Capital, Inc. for the purchase of up to 100,000 shares of common stock.

  4.6*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated June 11, 1996, by and between the registrant and
          Meridian Bank.

  4.7*   Quadrant International, Inc. Common Stock Purchase Warrant
          Certificate, dated March 15, 1996, by and between the registrant and
          Meridian Bank.

  4.8*   Subordinated Note and Warrant Purchase Agreement, dated March 18,
          1996, by and between the registrant and NEPA Venture Fund II, L.P.

  4.9*   Convertible Debenture and Warrant Purchase Agreement, dated December
          17, 1997, by and between the registrant and Atlantic Coastal
          Ventures, L.P.

  4.10*  Convertible Debenture and Warrant Purchase Agreement, dated February
          17, 1998, by and between the registrant and Donald Horton and Marty
          Horton, as community property.

  4.11*  Quadrant International, Inc. Convertible Debenture and Warrant
          Purchase Agreement, dated April 7, 1998, by and among the registrant and the parties who are signatories thereto.

  4.12*  Convertible Debenture and Warrant Purchase Agreement, dated March 31,
          1998, by and among the registrant and the parties who are signatories thereto.

  4.13* Subordinated Note and Warrant Purchase Agreement, dated May 4, 1995, by and between the registrant and NEPA Venture Fund II, L.P.

  4.14*  Convertible Promissory Note Purchase Agreement, dated as of April 28,
          1999, among the registrant and the parties who are signatories thereto.

  4.15* Registration Rights Agreement, dated as of April 28, 1999, among the registrant and the parties listed on Schedule A thereto.

  5.1*   Form of Opinion of Brobeck, Phleger & Harrison LLP, counsel for the registrant, with respect to the common stock being registered, to be given upon the closing of the offering.


 Exhibit
 Number                               Exhibit Title
 -------                              -------------
 10.1*   Registrant's 1999 Stock Incentive Plan.

 10.2*   Registrant's 1999 Employee Stock Purchase Plan.

 10.3*   Form of Directors' and Officers' Indemnification Agreement.

 10.4*   Letter Agreement, dated October 28, 1997, by and between the registrant and Dell Products, L.P.

 10.5+* License Agreement, dated June 30, 1998, by and between the registrant and ST Microelectronics, Inc.

 10.6*   Source and Object Code License Agreement, dated September 1, 1998, by and between the registrant and Microsoft Corporation.

 10.7+   Development and License Agreement, dated March 2, 1998, by and between the registrant and ATI Technologies Inc.

 10.8+* Sti5505 Development Contract, dated February 1, 1999, by and between the registrant and ST Microelectronics, SA.

 10.9+*  Digital Audio System License Agreement: Consumer Products-Decoder
          Hardware, dated May 20, 1997, by and between the registrant and Dolby
          Laboratories Licensing Corporation.

 10.10* Agreement of Lease, dated June 5, 1998, by and between the registrant and Liberty Property Limited Partnership.

 10.11*  Form of Software License Agreement.

 10.12* Silicon Valley Bank Loan and Security Agreement, dated July 14, 1998, by and between the registrant and Silicon Valley Bank.

 10.13*  Commercial Rental Agreement, dated October 18, 1995, between Viona
          Development Hard & Software Engineering GmbH and Deutsche-Bemanten-
          Lebensversicherung AG.

 10.14* Letter Agreement, dated August 20, 1997, by and between the registrant and Francis E.J. Wilde III.

 10.15* Employment Agreement, dated November 12, 1997, by and between the registrant and Michael Harris.

 10.16* Employment Agreement, dated November 12, 1997, by and between the registrant and Jason Liu.

 10.17* Employment Agreement, dated December 11, 1997, by and between the registrant and Leonard Sharp.

 10.18* Employment Agreement, dated January 12, 1998, by and between the registrant and Robert Russell.

 10.19* Employment Agreement, dated December 15, 1997, by and between the registrant and Gregg Garnick.

 10.20* Amendment to Employment Agreement, dated March 19, 1998, by and between the registrant and Gregg Garnick.

 10.21+* Software License Agreement, dated as of April 23, 1999, by and between the registrant and Intel Corporation.

 10.22*  Amended and Restated CSS Interim License Agreement, dated November 28,
          1997, by and between the registrant and Matsushita Electric
          Industrial Co., Ltd.

 21.1*   Subsidiaries of the registrant.

 23.1    Consent of KPMG LLP, Independent Auditors.
 23.2    Consent of KPMG Deutsche Treuhand-Gesellschaft AG, Independent
          Auditors

 23.3*   Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).

 23.4*   Consent of International Data Corporation.

 23.5*   Consent of the Yankee Group.

 24.1*   Power of Attorney. Reference is made to Page II-7 of the Amendment No.
          1 to the registration statement on Form S-1 filed on June 9, 1999.

 27.1*   Financial Data Schedule. (In EDGAR format only)

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 *  Previously filed
**  To be filed by subsequent amendment

 +  Confidential treatment requested for portions of this agreement